PROSPECTUS

                                1,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK
                            ------------------------


     All of the shares of Common Stock, $.01 par value (the 'Common Stock'), of Clearview Cinema Group, Inc. ('Clearview' or the 'Company') offered hereby (the 'Offering') are being sold for the account of the Company. Prior to the Offering, there has been no public market for the Common Stock. For information relating to the factors considered in determining the initial offering price to the public, see 'Underwriting.' The Common Stock has been approved for listing on the American Stock Exchange, subject to official notice of issuance, under the symbol 'CLV.'

                            ------------------------

     SEE 'RISK FACTORS' ON PAGE EIGHT FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                                          PRICE TO           UNDERWRITING DISCOUNTS         PROCEEDS TO
                                         THE PUBLIC            AND COMMISSIONS(1)          THE COMPANY(2)
Per Share.......................           $8.00                    $0.64                       $7.36
Total(3)........................         $8,000,000                $640,000                  $7,360,000

(1) Does not include a 2 1/2% non-accountable expense allowance payable to Prime Charter Ltd. (the 'Representative') on behalf of the Underwriters and warrants to purchase 100,000 shares of Common Stock issuable to or as directed by the Representative (the 'Underwriter Warrants'). The Company has also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(2) Before deducting expenses payable by the Company, estimated at $850,000, which does not include the non-accountable expense allowance.

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock on the same terms as set forth above, solely to cover over-allotments. If the option is exercised in full, the total Price to the Public will be $9,200,000; Underwriting Discounts and Commissions will be $736,000; and Proceeds to the Company will be $8,464,000.

     The shares of Common Stock offered hereby are offered by the Underwriters, subject to prior sale, when, as and if accepted by them and subject to certain conditions, the right to withdraw, cancel, modify or reject any order in whole or part, and approval of certain legal matters by counsel. The Underwriters are committed to purchase and offer for sale all of the shares of Common Stock offered hereby if any shares are purchased. It is expected that delivery of the shares of Common Stock offered hereby will be made on or about August 22, 1997.

                            ------------------------
                              PRIME CHARTER LTD.

                THE DATE OF THIS PROSPECTUS IS AUGUST 18, 1997.

 [SET FORTH HERE IS A MAP OF THE NEW YORK/NEW JERSEY METROPOLITAN AREA WITH THE
         COMPANY'S THEATER LOCATIONS (CURRENT AND PENDING) IDENTIFIED.]


     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective investors should consider carefully, among other things, the information set forth under 'Risk Factors' below. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the over-allotment option and gives effect to the Concurrent Transactions (as defined below). See 'The Concurrent Transactions' and 'Description of Capital Stock.' As used in this Prospectus, unless the context indicates otherwise, the terms 'the Company' and 'Clearview' refer to Clearview Cinema Group, Inc. and its subsidiaries.

                                  THE COMPANY


     Clearview Cinema Group, Inc. is a regional motion picture exhibitor that operates in-town multiplex theaters primarily located in affluent suburban communities in the New York/New Jersey metropolitan area. The Company's theaters offer a mix of first-run commercial, art and family-oriented films designed to appeal primarily to sophisticated moviegoers and families with younger children. Since its inception in December, 1994, the Company has grown from four to 17 theaters and from eight to 69 screens. From 1995 to 1996, the Company's revenues increased from $2.3 million to $8.2 million and theater level cash flow increased from $344,000 to $1.6 million.


     The Company's strategy is to grow primarily through the acquisition or development of in-town multiplex theaters. The Company seeks locations in the retail centers of suburban communities that have the characteristics of the Company's target audiences. The Company intends to build upon its concentration of existing theaters and to expand into retail centers in suitable communities throughout the Middle Atlantic and New England states. The Company also will be opportunistic when evaluating theaters and locations in communities that meet many, but not necessarily all, of the Company's criteria. The Company intends to grow by operating additional theaters, adding screens to its existing theaters and developing theaters in locations not previously used for motion picture exhibition.

     The theatrical exhibition industry is fragmented. Although the fifty largest theater circuits operated approximately 76% of the screens in use at May 1, 1995, there are a substantial number of small independent exhibitors with four or fewer theaters. The large circuits that are growing most rapidly appear to have begun to concentrate on building new mega-multiplex theaters, rather than buying established theaters. The Company believes that, in the Middle Atlantic and New England states, in-town theaters serve audiences that prefer these theaters to the larger out-of-town multiplex theaters. The Company also believes that in-town theaters can offer movie selections more attuned to their local markets, better customer service and more convenience when compared to out-of-town multiplexes. Primarily for these reasons, the Company thinks that operating in-town theaters can be attractive, and the Company believes that there are a large number of potential acquisition candidates. The Company seeks to identify targets that will complement its existing theaters or provide entry into new markets.

     The Company seeks to improve the operating margins of its theaters by controlling theater level costs through centralized management, by increased efficiencies in concession purchasing and through film selection that is sensitive to the local community's tastes. The Company intends to acquire or develop clusters of theaters that will increase its flexibility by permitting the sharing of theater managers and skilled and hourly wage personnel. Clearview believes that its management information system and internal controls gives its senior management timely access to comprehensive operating data, allows the local theater managers to focus on day-to-day operations, and enables the Company to expand its theater operations without incurring proportionate increases in general and administrative expenses.

     The Company seeks theaters that will be the sole or dominant exhibitors in their geographic film licensing zones. A geographic film licensing zone or 'film zone' is a geographic area, recognized by film distributors, that generally has a three to five mile radius in metropolitan and suburban markets, in which a film is licensed for exhibition at only one theater in that film zone. Currently, 75% of the Company's theaters are the sole exhibitors in their film zones.

     Clearview's theaters are community-oriented and place a strong emphasis on patron satisfaction and customer service. The theaters provide clean and comfortable environments at convenient in-town locations and offer opportune movie show times, courtesy telephones for local calls and a large variety of specialty concession items. The Company's theaters are characterized by custom interiors and decor designed to enhance the movie-going experience. In addition, the Company provides party and special event facilities for community residents and regularly participates in community fundraising and charity functions to maintain patron loyalty.

     The Company's executive offices are located at 7 Waverly Place, Madison, New Jersey 07940 and its telephone number is (201) 377-4646.

                              RECENT DEVELOPMENTS


     On June 30, 1997, Clearview repurchased warrants to purchase 94,200 shares of Common Stock (the 'Provident Warrants') from The Provident Bank ('Provident'), the Company's senior lender, for $1.0 million (or $10.62 per share), plus the right to receive up to an additional $300,000 (or $3.18 per share) under certain circumstances. The Provident Warrants were issued to Provident in 1996 in connection with the Company's current financing arrangements and Provident owns no additional securities of the Company. The Company believed that this repurchase of the Provident Warrants would facilitate the Offering. See 'Business--Recent Developments' and 'Certain Transactions.'

     On July 21, 1997, Clearview entered into an agreement (the 'UA Agreement') with United Artists Theatre Circuit, Inc. ('United Artists') to acquire three theaters and the underlying real estate and the leaseholds of two additional theaters (the 'UA Theaters') for an aggregate purchase price of $8.65 million. These five UA Theaters have a total of 14 screens and are located in Wayne, New Jersey and Bronxville, Larchmont, Mamaroneck and New City, New York. Under the UA Agreement, the Company may, at its option, acquire only the UA Theater in New City, New York for $1.4 million. If Clearview determines not to make either acquisition prior to October 20, 1997, Clearview has no further obligation to United Artists. See 'Risk Factors--Expansion Plans--Need for Additional Financing,' 'Use of Proceeds' and 'Business--Recent Developments.'

     On July 30, 1997, Provident provided a commitment letter (the 'Commitment Letter') to the Company for an amendment and expansion of the current financing arrangements (the 'New Facility'). Under the Commitment Letter, the New Facility would include a $1.0 million revolving credit line; a term loan for up to $12.0 million; and a $17.0 million facility to finance future capital expenditures and acquisitions. The Commitment Letter contains customary terms with respect to entering into the New Facility, including satisfactory documentation, the completion of all necessary due diligence, no material adverse change in Clearview's business and consummation of the Offering. There can be no assurances that the Company and Provident will be able to agree on the terms of the New Facility. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

     The Company has compiled preliminary results for the six month periods ended June 30, 1996 and 1997, respectively. These results are being reviewed by the Company and are subject to change, including normal adjustments. On this preliminary basis, the Company's total revenues for the six months ended June 30, 1996 and 1997 were approximately $2.4 million and $6.2 million, respectively. Operating income was approximately $89,000 and $106,000 and the net losses were approximately $81,000 and $618,000 for the two periods, respectively. The increase in the net loss for the six-month period ended June 30, 1997 as compared to the net loss for the six-month period ended June 30, 1996 appears to be primarily attributable to increases of approximately $675,000 in depreciation and amortization and $550,000 in interest expense. These increased expenses are attributable to the acquisitions made by the Company in 1996. The decrease in total revenues from $3.5 million for the first quarter of 1997 to approximately $2.7 million for the second quarter of 1997 was primarily a result of the films available for exhibition during the two periods. See "Risk Factors--Dependence on Films," "--Fluctuations in Quarterly Results of Operations" and 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview.'


                          THE CONCURRENT TRANSACTIONS

     Immediately prior to the consummation of the Offering, the Company will make certain changes in its capital structure, including, among other things,
(i) issuing a dividend of 599 shares of Common Stock on each then-outstanding share of Common Stock; (ii) exchanging 162.5 A/B Warrants (as defined below) for 66,000 shares of Common Stock; and (iii) issuing 60,000 shares of Common Stock in exchange for the termination of the right of the holder of the outstanding shares of the Company's Class A Convertible Preferred Stock, $.01 par value (the 'Class A Preferred Stock'), to sell, under certain circumstances, to the Company those shares or the shares of Common Stock into which those shares had been converted. See 'The Concurrent Transactions' and 'Description of Capital Stock.'

     Unless otherwise indicated, all information in this Prospectus gives effect to the Concurrent Transactions.

                                  THE OFFERING


Common Stock offered hereby...............  1,000,000 shares

Common Stock to be outstanding after the
  Offering(1).............................  1,958,800 shares

Use of proceeds...........................  $600,000 will be used to repay certain subordinated indebtedness;
                                            and the Company intends to use the remaining net proceeds of approximately
                                            $5.7 million to pay a substantial portion of the purchase price for the five UA Theaters. If for any reason the Company does not exercise its right to purchase all five UA Theaters and this acquisition is not consummated, then the remaining net proceeds will be used either (i) to pay for one UA Theater in New City, New York and to prepay, in part, the term loans outstanding under the
                                            Company's current credit agreement with Provident (the 'Current
                                            Facility'), or (ii) to prepay, in part, the term loans outstanding under the Current Facility, depending upon the circumstances. See
                                            'Risk Factors--Expansion Plans--Need For Additional Financing' and
                                            'Use of Proceeds.'

American Stock Exchange symbol............  'CLV'


------------------

(1) Excludes the shares of Common Stock reserved for issuance (a) upon conversion of the outstanding shares of Class A Preferred Stock, (b) upon exercise of the A/B Warrants, the Underwriter Warrants and the Class A Warrants (as defined below), and (c) under the 1997 Incentive Plan (as defined below). See 'The Concurrent Transactions,' 'Management and Directors--1997 Incentive Plan,' 'Certain Transactions,' 'Description of Capital Stock' and 'Underwriting.'

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' the unaudited pro forma consolidated financial data, including the notes thereto, and the historical consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The historical summary consolidated financial data presented below are derived from the Company's consolidated financial statements audited by Wiss & Company, LLP, independent accountants, whose report covering the Company's financial statements as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 and the related financial statements are included elsewhere herein, and the Company's unaudited consolidated financial statements as of March 31, 1997 and for the periods ended March 31, 1996 and 1997, which are included elsewhere herein, and from the Company's audited consolidated balance sheet as of December 31, 1995, which is not included herein. The summary pro forma consolidated financial data presented below are derived from the unaudited pro forma consolidated financial data appearing elsewhere in this Prospectus.



                                              YEAR ENDED DECEMBER 31,                THREE MONTHS ENDED MARCH 31,
                                       --------------------------------------   --------------------------------------
                                            HISTORICAL(1)        PRO FORMA(2)         HISTORICAL          PRO FORMA(2)
                                       -----------------------   ------------   -----------------------   ------------
                                          1995         1996          1996          1996         1997          1997
                                       ----------   ----------   ------------   ----------   ----------   ------------
                                                                 (UNAUDITED)    (UNAUDITED)  (UNAUDITED)  (UNAUDITED)

STATEMENTS OF OPERATIONS DATA:
Theater Revenues:
  Box office.........................  $1,759,131   $6,195,399   $13,834,642    $  781,073   $2,712,210    $3,673,397
  Concession.........................     554,671    1,861,155     3,656,988       226,425      743,986     1,022,809
  Other..............................      31,895      141,420       491,823         5,505       49,739        88,977
                                       ----------   ----------   ------------   ----------   ----------   ------------
                                        2,345,697    8,197,974    17,983,453     1,013,003    3,505,935     4,785,183
                                       ----------   ----------   ------------   ----------   ----------   ------------

Operating Expenses:
  Film rental and booking fees.......     823,791    3,022,377     6,456,164       345,411    1,196,126     1,678,704
  Cost of concession sales...........      99,261      279,549       540,670        33,097      108,605       151,899
  Theater operating expenses.........   1,078,370    3,297,825     7,145,257       463,024    1,226,799     1,697,503
  General and administrative
    expenses.........................     375,262      589,822     1,125,240        95,525      191,806       211,696
  Depreciation and amortization......      99,632      635,007     1,902,452        35,874      413,011       508,153
  Impairment of long-lived assets...          --           --       224,908            --           --            --
                                       ----------   ----------   ------------   ----------   ----------   ------------
                                        2,476,316    7,824,580    17,394,691       972,931    3,136,347     4,247,955
                                       ----------   ----------   ------------   ----------   ----------   ------------

Operating Income.....................    (130,619)     373,394       588,762        40,072      369,588       537,228
Interest Expense.....................      85,697      591,722     1,558,846        54,466      358,966       437,966
                                       ----------   ----------   ------------   ----------   ----------   ------------
Net Income (Loss)....................  $ (216,316)  $ (218,328)  $  (970,084)   $  (14,394)  $   10,622    $   99,262
                                       ----------   ----------   ------------   ----------   ----------   ------------
                                       ----------   ----------   ------------   ----------   ----------   ------------
Net Income (Loss) per Share of Common
  Stock(3)...........................  $     (.12)  $     (.12)  $      (.36)   $     (.01)  $      .01    $      .04
                                       ----------   ----------   ------------   ----------   ----------   ------------
                                       ----------   ----------   ------------   ----------   ----------   ------------
OTHER OPERATING DATA:
  Theater level cash flow(4).........  $  344,275   $1,598,223   $ 3,841,362    $  171,471   $  974,405    $1,257,077
  EBITDA(5)..........................     (30,987)   1,008,401     2,716,122        75,946      782,599     1,045,381

  Cash flows from(6):
    Operating activities.............     118,820    1,154,409                     (77,092)     780,455
    Investing activities.............  (1,238,990)  (7,302,199)                   (110,312)    (398,528)
    Financing activities.............     852,552    6,722,932                      46,855      298,510




                                                              AS OF DECEMBER 31,           AS OF MARCH 31, 1997
                                                           -------------------------    --------------------------
                                                            1995(7)         1996        HISTORICAL     ADJUSTED(8)
                                                           ----------    -----------    -----------    -----------
                                                                 (HISTORICAL)                  (UNAUDITED)
BALANCE SHEET DATA:
Cash....................................................   $  176,203    $   751,345    $ 1,431,782    $   396,961
Total assets............................................    2,029,151     15,760,544     16,630,415     24,330,415
Total long-term debt, including current maturities......      948,262     10,252,129     10,663,311     13,053,311
Total liabilities.......................................    1,563,532     11,478,631     12,337,880     14,727,880
Redeemable preferred and common stock, at redemption
  price(9)..............................................      112,832      2,489,599      3,138,008             --
Total stockholders' equity..............................      352,787      1,792,314      1,154,527      9,602,535

NOTES TO SUMMARY CONSOLIDATED FINANCIAL DATA

(1) See Note 7 of the Notes to Consolidated Financial Statements of Clearview Cinema Group, Inc. and Subsidiaries with respect to its acquisitions in 1996.

(2) See 'Pro Forma Consolidated Financial Data.'

(3) Net income (loss) per share is calculated by treating (i) all shares of Common Stock issued after December 31, 1995 as outstanding for all reported periods and (ii) all shares of Class A Preferred Stock as converted into shares of Common Stock and all A/B Warrants, Provident Warrants and Class A Warrants as exercised for shares of Common Stock for all reported periods, because their conversion or exercise prices per share are less than the initial public offering price of the shares of Common Stock to be issued in the Offering. The Class A Warrants are exercisable for 282,600 shares of Common Stock. However, such Class A Warrants are not exercisable until June 1, 2001 unless a change of control or similar transaction involving the Company occurs. In addition, as a result of the Offering, the number of shares of Common Stock issuable upon exercise of the Class A Warrants will be subject to reduction. For example, if the average closing price of the Common Stock is greater than $17.06 for 120 consecutive business days and during that period the closing price was never less than $11.37, then the Class A Warrants will cease to be exercisable and will immediately terminate. See 'Description of Capital Stock--Warrants--Class A Warrants.'

(4) Theater level cash flow represents total revenues less film rental and booking fees, cost of concession sales and theater operating expenses. Theater level cash flow is presented because the Company believes that certain investors find it useful in analyzing companies in the motion picture exhibition industry.

(5) Earnings before interest, taxes, depreciation and amortization ('EBITDA') is a financial measure commonly used in the Company's industry, but should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of the Company's liquidity.

(6) This cash flow information is derived from the historical statements of cash flows included elsewhere herein. Pro forma statements of cash flows are not required under the applicable regulations and have not been prepared.

(7) This information is derived from the Company's audited consolidated balance sheet as of December 31, 1995, which is not included herein.

(8) Gives effect to the consummation of the Offering, the application of the net proceeds from the Offering as described under 'Use of Proceeds,' and the Concurrent Transactions. See 'The Concurrent Transactions' and 'Use of Proceeds.'

(9) Represents the aggregate redemption price (determined pursuant to formulas set forth in the applicable agreements) for the outstanding shares of Class A Preferred Stock and for 150,000 shares of Common Stock based on the respective contractual rights of the holder of the Class A Preferred Stock and a certain holder of Common Stock to sell their shares to the Company. See 'Certain Transactions.'

                                  RISK FACTORS

     The shares of Common Stock offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing any of the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements concerning the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

LIMITED OPERATING HISTORY AND RESULTS

     The Company was incorporated on November 23, 1994 and acquired the leaseholds of four theaters with eight screens on December 21, 1994. The Company, which was organized as a vehicle to acquire theaters, acquired the leaseholds of 10 additional theaters and two theaters and their underlying real estate since its initial acquisition and had 60 screens in operation as of December 31, 1996. Therefore, the Company has a limited combined operating history. In addition, the Company had net losses of $216,316 and $218,328 in 1995 and 1996, respectively, and a net loss of $14,394 in the first quarter of 1996 and net income of $10,622 in the first quarter of 1997. There can be no assurances that the Company will have net income in the future. See 'Summary--Recent Developments,' 'Pro Forma Consolidated Financial Data,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.


EXPANSION PLANS

     The Company's strategy is to acquire or develop theaters at a rapid pace and add screens in its theaters where appropriate. The Company's ability to implement its expansion plans will depend on a number of factors, including obtaining any required financing, the selection and availability of suitable locations, the hiring and training of sufficiently skilled management and other personnel and other factors, such as general economic and demographic conditions, that are beyond the control of the Company. There can be no assurances that the Company will be able to execute this strategy at its contemplated pace or to operate profitably the theaters that it acquires the right to operate or develops. See 'Business--Business Plan.'

     NEED FOR ADDITIONAL FINANCING

     The Company has entered into the UA Agreement with United Artists, under which the Company has the right, but not the obligation, to acquire three theaters and the underlying real estate and the leaseholds of two additional theaters for an aggregate purchase price of $8.65 million. See 'Business--Recent Developments.' The Company plans to fund this acquisition by using approximately $5.7 million from the proceeds of the Offering, by drawing down on the Company's then-available cash reserves and by borrowing under the New Facility. See 'Use of Proceeds.' In order to consummate the acquisition of all five UA Theaters, the Company will need to secure additional financing. The Company has obtained the Commitment Letter from Provident with respect to the New Facility. The Commitment Letter contains customary terms with respect to entering into the New Facility, including satisfactory documentation, the completion of all necessary due diligence, no material adverse change in Clearview's business and consummation of the Offering. There can be no assurances that Clearview and Provident will be able to agree on the terms of the New Facility or that, if they are unable to do so, Clearview will be able to obtain the necessary financing for the acquisition of the five UA Theaters on a timely basis.

     In addition, Clearview has entered into a lease for a four-screen theater that is currently being operated by another exhibitor. See 'Business--Acquisitions.' The Company is obligated to spend approximately $100,000 of its own funds in connection with the renovation of that four-screen theater. Such funds should be available from the Company's cash reserves or by borrowing under the New Facility.

     In accordance with the Company's strategic plan, Clearview intends to continue to acquire theaters and it is pursuing the acquisition of additional locations. Any such transactions may require the Company to secure new financing in addition to the New Facility. That new financing may be in the form of additional equity, subordinated debt or bank financing. There can be no assurances that the Company will be able to obtain such additional financing at the time it is needed or that such additional financing, if available, will be on terms that are acceptable to the Company. Furthermore, any such financing may result in dilution of the interests of the then-current stockholders of the Company.

     The Company's estimates of its cash requirements to develop or acquire and renovate theaters and service any debts incurred in connection with such development or acquisition and renovation are and will be based upon certain assumptions, including assumptions as to the Company's revenues and cash flows after any such acquisition or development. There can be no assurances that such assumptions will prove to be accurate or that unforeseen costs will not be incurred.

     DEPENDENCE ON ABILITY TO SECURE FAVORABLE LOCATIONS AND LEASE TERMS

     The success of the Company's strategic plan is dependent on its ability to acquire or develop theaters in favorable locations with advantageous lease terms. There can be no assurances that the Company will be able to locate or develop theaters in appropriate communities or, if it does locate any such theaters, lease them on favorable terms. The failure of the Company to acquire or develop theaters in favorable locations or to lease theaters on advantageous terms could result in an inability to fully implement its strategic plan. See 'Business-- Business Plan.'

     POSSIBLE RISKS IN THEATER DEVELOPMENT AND RENOVATION

     In connection with the development of new theaters, the Company either will enter into an agreement with the property owner/developer who will oversee almost all of the construction and completion of a theater or will oversee that construction and completion itself. When acquiring the right to operate an existing theater (either by entering into a lease or purchasing the theater and its underlying real estate), the Company generally will take responsibility for the completion of any proposed renovations or the construction of new screens. As a result, the Company will, at times, be subject to some of the risks inherent in the development of real estate, many of which are beyond its control. Such risks include changes in Federal, state or local laws or regulations, strikes, adverse weather, material shortages and increases in the costs of labor and materials. There can be no assurances that any such theater development or renovation will be successfully completed in a timely manner.

DEPENDENCE ON PRESIDENT AND CHIEF EXECUTIVE OFFICER

     The Company's success depends upon the continued contributions of A. Dale Mayo, its Chairman of the Board, President and Chief Executive Officer. The loss or unavailability of Mr. Mayo to the Company for an extended period of time could have a material adverse effect upon the Company's business and development. To the extent that the services of Mr. Mayo are unavailable to the Company for any reason, the Company will be required to hire other personnel to manage and operate the Company. There can be no assurances that the Company will be able to locate qualified personnel to manage and operate the Company or to employ them on acceptable terms. The Company has entered into an employment agreement with Mr. Mayo that provides for his employment through 2003. In addition, the Company maintains 'key man' life insurance in the amount of $10 million on the life of Mr. Mayo. It is contemplated that, after the Offering, the face value of such insurance will be reduced to $2.5 million. See 'Management and Directors.'


GEOGRAPHIC CONCENTRATION

     Each of the Company's current theaters are located in the New York/New Jersey metropolitan area and the theaters that it has agreed to or is contemplating acquiring or developing are primarily in the same area. As a result, negative economic or demographic changes in that area would have a disproportionately large and adverse effect on the success of the Company's operations when compared to the effect of any such changes on its competitors that have a wider geographic distribution of theaters.

CONFLICTS OF INTEREST

     Brett E. Marks, who is a director of and a consultant to Clearview, is also a licensed real estate salesman with First New York Realty Co. Inc. ('First New York'), a New York City-based realty brokerage firm. Mr. Marks' main consulting work for Clearview relates to the identification of theaters that could be suitable acquisition candidates for the Company, because of their locations and the demographics of their communities, and of communities that could be appropriate for the development of new theaters, given their demographics and the available locations in such communities, and the performance of due diligence with respect thereto. If the Company decides to acquire any such theater, First New York may be entitled to a commission from the owner of that theater and Mr. Marks would then be entitled to a commission from First New York. In connection with Clearview's proposed acquisition of the leasehold of a theater in Brooklyn, New York, First New York and Mr. Marks will be entitled to fees of approximately $66,000 and $19,800, respectively, payable by the lessor, if the transaction is consummated. In addition, in connection with the proposed acquisition of the five UA Theaters, First New York and Mr. Marks will be entitled to fees of approximately $259,500 and $77,850, respectively, payable by United Artists, if the transaction is consummated. Mr. Marks has entered into an agreement with Clearview and First New York and Clearview are negotiating an agreement with respect to their future business relationships. See 'Certain Transactions.'


COMPETITION

     The motion picture exhibition industry is highly competitive, particularly with respect to licensing films, attracting patrons and finding theater sites. There are a number of well-established theater circuits with substantially greater financial and other resources than the Company that operate in the New York/New Jersey metropolitan area and in the Middle Atlantic and New England states generally. Some of these theater operators have been in existence significantly longer than the Company and may be better established in the Company's markets and better capitalized. Moreover, alternative delivery systems are available for the presentation of filmed entertainment, including cable television, direct satellite delivery, video cassettes and pay-per-view television. An expansion of such delivery systems could have a material adverse effect on movie theater attendance in general and upon the Company's business and results of operations in particular. See 'Business--Industry Overview' and '--Competition.'

DEPENDENCE ON FILMS

     The ability of the Company to operate successfully depends upon a number of factors, the most important of which is the availability of marketable motion pictures. Poor relationships with film distributors, a disruption in the production of motion pictures or poor commercial success for motion pictures could have a material adverse effect upon the Company. See 'Business--Film Licensing.'

DEPENDENCE ON CONCESSION SALES

     Concession sales accounted for approximately 24% and 23% of the Company's revenues in the years ended December 31, 1995 and 1996, respectively; and, therefore, the financial success of the Company depends, to a significant extent, on its ability to successfully generate concession sales in the future.

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

     Generally, the most marketable motion pictures have been released during the summer and the Thanksgiving through year-end holiday season, so that the motion picture exhibition industry's revenues have been seasonal. The emergence of hit films during other periods can alter this traditional trend. In any case, the timing of releases is likely to have a substantial effect on the Company's results of operations and the results for any one quarter are not necessarily indicative of results of operations for subsequent quarters. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results and Seasonality.'

SIGNIFICANT LEVERAGE

     The Company has incurred significant debt obligations in the past year in connection with financing its acquisitions. As of March 31, 1997, Clearview's total long-term debt, including current maturities thereof, was approximately $10.7 million, its total assets were approximately $16.6 million and its stockholders' equity was approximately $1.2 million (after deducting approximately $3.1 million in redeemable equity that, following the Offering, will no longer be redeemable). As noted above, the Company expects to continue incurring debt to finance future acquisitions. The Company's ability to meet its debt service obligations, including the repayment of principal as it comes due, will be dependent upon its future performance, which, in turn, will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond the Company's control. If the Company fails to generate sufficient cash flow to repay its debt, the Company may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurances that such refinancing would be possible or that any additional financing could be obtained.


CERTAIN ANTI-TAKEOVER EFFECTS

     Certain provisions of Clearview's proposed Amended and Restated Certificate of Incorporation (the 'New Certificate') and proposed Amended and Restated By-laws (the 'New By-laws') could have the effect of delaying, deferring or preventing a change of control of Clearview not approved by Clearview's Board of Directors (the 'Board of Directors') or could affect the prices that investors might be willing to pay in the future for shares of Common Stock. These provisions include (i) the division of the directors to be elected by the holders of the Common Stock into three classes; (ii) the right of the holders of the Class A Preferred Stock to elect directors separately as a class; (iii) a requirement that any action to be taken by the holders of the Common Stock be taken at a meeting of the stockholders of the Company; (iv) advance notice requirements for stockholder proposals and nominations; (v) a requirement that the holders of two-thirds of the Common Stock and the

Class A Preferred Stock, voting together, approve the amendment, alteration or repeal of certain provisions of the New Certificate and the New By-laws; and
(vi) the authority of the Board of Directors to fix the rights and preferences of, and issue, additional shares of the preferred stock, $.01 par value (the 'Preferred Stock'), of the Company without further action by the holders of the Common Stock. See 'The Concurrent Transactions' and 'Description of Capital Stock.'

OWNERSHIP AND SIGNIFICANT INFLUENCE OF PRINCIPAL STOCKHOLDERS


     After consummation of the Offering, the current stockholders of the Company will collectively own approximately 48.9% of the outstanding Common Stock (approximately 45.5% if the over-allotment option is exercised in full) and approximately 58.8% of the Common Stock assuming the conversion of all outstanding shares of Class A Preferred Stock (approximately 55.4% if the over-allotment option is exercised in full). As a result of this ownership, if the current stockholders or some combination thereof act in concert, they will have the ability to exert significant influence over the policies and affairs of the Company and corporate actions requiring stockholder approval, including the composition of the Board of Directors. This concentration of ownership could have the effect of delaying, deferring or preventing a change of control of the Company, including a business combination with an unaffiliated party, and could also affect the prices that investors might be willing to pay in the future for shares of Common Stock. See 'Management and Directors,' 'Principal Stockholders' and 'Description of Capital Stock.'


IMMEDIATE AND SUBSTANTIAL DILUTION


     Purchasers of shares of Common Stock in the Offering will experience immediate and substantial dilution of $4.62 in net tangible book value per share with respect to their shares of Common Stock. In addition, the Company intends to grant options to certain officers of and a consultant to the Company to purchase up to 110,000 shares of Common Stock at the initial public offering price. See 'Dilution,' 'Management and Directors--1997 Incentive Plan' and 'Principal Stockholders.'


ABSENCE OF PRIOR PUBLIC MARKET

     Prior to the Offering, there has been no public market for the Common Stock and there can be no assurances that an active trading market for the Common Stock will develop or be sustained. The initial public offering price for the shares of Common Stock offered hereby was determined by negotiation between the Company and the Representative and may not be indicative of the market price of the Common Stock after consummation of the Offering. See 'Underwriting.' There can be no assurances that the market price of the Common Stock will not decline below the initial public offering price. After consummation of the Offering, the market price of the Common Stock will be subject to fluctuations in response to a variety of factors, including variations in the Company's operating results, changes in competitors' circumstances and general economic, political and market conditions.

SHARES ELIGIBLE FOR FUTURE SALE

     A total of 832,800 shares of Common Stock held by the Company's existing stockholders will be eligible for sale pursuant to exemptions from registration under the Securities Act of 1933, as amended (the 'Securities Act'), including exemptions provided by Rule 144 under the Securities Act, following consummation of the Offering. The Company has also granted registration rights to its existing stockholders who will beneficially own 1,426,200 shares of Common Stock following consummation of the Offering. In addition, the Company intends to register 200,000 shares of Common Stock reserved for issuance pursuant to the 1997 Incentive Plan. See 'Management and Directors--1997 Incentive Plan.' On the other hand, the Company and its existing stockholders have agreed that they will not, directly or indirectly, without the prior written consent of the Representative, for a period of one year after the date of this Prospectus, sell, offer to sell, solicit an offer to buy, contract to sell, pledge, grant any option for the sale of, or otherwise transfer or dispose of, or cause the transfer or disposition of, any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock, or exercise any registration rights with respect to any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock. No prediction can be made as to the effect, if any, that future sales of any of these shares of Common Stock or the availability of these shares for future sale will have on the market price of the Common Stock prevailing from time to time. Any sales of a substantial number of these shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See 'Shares Eligible for Future Sale' and 'Underwriting.'

                          THE CONCURRENT TRANSACTIONS

     As of the date of this Prospectus: (i) the Company's outstanding capital stock consists of 1,388 shares of Common Stock and 779 shares of Class A Preferred Stock (which are convertible into 779 shares of Common Stock); (ii) the holders of $1.1 million aggregate principal amount of 8% subordinated promissory notes of the Company (the '8% Notes') hold 200 warrants to purchase up to 200 shares of Common Stock (the 'A/B Warrants'); and (iii) the holder of the outstanding shares of Class A Preferred Stock holds warrants to purchase 471 shares of Class A Preferred Stock.

     Immediately prior to the consummation of the Offering, the New Certificate will become effective (the 'Certificate Amendment'). Among the amendments to the Company's current Amended and Restated Certificate of Incorporation contained in the New Certificate are changes to the terms of the Class A Preferred Stock that include the following: The holders of the Class A Preferred Stock will only vote separately as a class in connection with (i) any change in the New Certificate that would adversely affect their rights, (ii) any proposed issuance of shares of Preferred Stock that would rank senior or pari passu to the Class A Preferred Stock with respect to dividends or upon liquidation or dissolution, and (iii) the election of no more than two directors of the Company. The holders of the shares of Class A Preferred Stock will otherwise vote with the holders of the shares of Common Stock on all matters, other than the election of directors while they have the right to elect at least one director separately. The right of the holders of the Class A Preferred Stock to vote separately as a class with respect to the issuance of shares of Preferred Stock that rank pari passu to the Class A Preferred Stock with respect to dividends or upon liquidation or dissolution will terminate once the outstanding shares of Class A Preferred Stock represent less than 5% of the combined voting power of the outstanding capital stock of Clearview. Likewise, the right of the holders of the Class A Preferred Stock to vote separately for the election of directors will terminate once the outstanding shares of Class A Preferred Stock represent less than 5% of the combined voting power of the outstanding capital stock of Clearview. Following that event, those holders would be entitled to vote with the holders of shares of Common Stock for the election of directors. See 'Description of Capital Stock.'

     Immediately prior to the consummation of the Offering, a 600 to 1 stock split on the Common Stock will become effective and will be accomplished by a dividend of 599 shares of Common Stock on each then-outstanding share of Common Stock (the 'Stock Split').

     The holders of the A/B Warrants have agreed that they will exchange 162.5 A/B Warrants for 66,000 shares of Common Stock after the Stock Split (the 'Warrant Exchange') and amend two sets of the 8% Notes, with an aggregate principal amount of $500,000, so that they mature on October 31, 1997. At the same time, CMNY Capital II, L.P. ('CMNY'), a holder of 75 A/B Warrants, will terminate its right to sell, under certain circumstances, the shares of Common Stock it owns as of the date of this Prospectus to the Company, and the Company will terminate its right to purchase, under certain circumstances, those same shares (the 'Put/Call Termination').

     The holder of the outstanding shares of Class A Preferred Stock, MidMark Capital, L.P. ('MidMark'), has agreed to terminate, immediately prior to the consummation of the Offering, its right to sell, under certain circumstances, to the Company those shares of Class A Preferred Stock or the shares of Common Stock into which those shares had been converted (the 'Put Termination'). In consideration for the termination of this right, the Company will issue to MidMark 60,000 shares of Common Stock. In connection with the Put Termination, the warrants to purchase 471 shares of Class A Preferred Stock will be exchanged for a new warrant (the 'Class A Warrant') exercisable for up to 282,600 shares of Common Stock (the 'Warrant Amendment').

     The Certificate Amendment, the Stock Split, the Warrant Exchange, the Put/Call Termination, the Put Termination and the Warrant Amendment are sometimes referred to in this Prospectus as the 'Concurrent Transactions.' The consummation of the Offering and the Concurrent Transactions are conditioned upon one another.

     Unless otherwise indicated, all information in this Prospectus gives effect to the Concurrent Transactions.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $6.3 million. The Company intends to use $600,000 of the net proceeds to repay a senior subordinated promissory note (the 'Senior Note') and to use the remaining net proceeds of approximately $5.7 million to pay a substantial portion of the purchase price for the five UA Theaters. If the Company decides not to exercise its right to purchase the five UA Theaters, but does decide to purchase one UA Theater in New City, New York, the Company intends to use approximately $1.4 million of the net proceeds of the Offering to purchase that theater and will be obligated under the Current Facility to use the remaining net proceeds of approximately $4.3 million to prepay, in part, the outstanding term loans under the Current Facility. If the Company does not acquire any UA Theater within 90 days after the consummation of the Offering, the Company will be obligated under the Current Facility to use the remaining net proceeds of approximately $5.7 million to prepay, in part, the outstanding term loans under the Current Facility. See 'Business--Recent Developments.' If the Company does acquire all five UA Theaters within 90 days of the consummation of the Offering, the Company's obligation to prepay the outstanding term loans under the Current Facility with any of the net proceeds of the Offering will be permanently waived. See 'Certain Transactions.' The Company will need to obtain additional financing either under the New Facility or otherwise in order to consummate the acquisition of all five UA Theaters. See 'Risk Factors--Expansion Plans--Need for Additional Financing.' Pending any such uses, net proceeds will be invested in short-term, interest bearing, investment grade securities.

     The Senior Note that will be repaid with a portion of the net proceeds from the Offering was issued by the Company as part of the consideration for three theaters acquired by the Company in December, 1996. The principal amount of the Senior Note is $600,000 and its interest rate until December 13, 1997 is 12% per annum and increases 2% each year thereafter to a maximum of 18%. The Senior Note will mature at the earlier to occur of December 13, 2001 or the consummation of an initial public offering of debt or equity securities by the Company.

     The term loans outstanding under the Current Facility as of July 31, 1997 were incurred to finance the acquisitions and capital expenditures that occurred in 1996, to finance the renovation of the theaters in Chester and Summit, New Jersey in 1997 and to repurchase the Provident Warrants. As of March 31, 1997, the total outstanding principal amount of the term loans was approximately $8.7 million. The interest rate on the term loans equals two percent (2%) above Provident's prime rate, other than the term loan used to repurchase the Provident Warrants, and is currently 10.5%. Interest is payable monthly in arrears. The final maturity of one of the original term loans is July 1, 2001, the final maturity of the other original term loan is December 31, 2001 and the final maturity of the third term loan (used, in part, to finance the repurchase of the Provident Warrants) is the earlier of June 30, 2002 or 90 days after the consummation of the Offering. The Company is obligated to pay principal on a quarterly basis pursuant to an amortization schedule set forth in the Current Facility. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'


                                DIVIDEND POLICY

     Clearview currently intends to retain its future earnings, if any, to support its operations and to fund the development and growth of its business and does not anticipate paying any cash dividends on its Common Stock or Class A Preferred Stock in the foreseeable future. Clearview paid $30,000 in dividends in the aggregate in 1995 and $10,000 in dividends in the aggregate in 1996. The decision whether to pay future dividends will be in the discretion of the Board of Directors and will depend upon the Company's earnings, financial condition, capital requirements, level of indebtedness and other factors that the Board of Directors deems relevant, subject to any contractual restrictions with respect to the payment of dividends. The Current Facility does and it is likely that the New Facility will prohibit the payment of any dividends. Payment of dividends on the Common Stock is also subject to the requirement that the Company pay dividends on the Class A Preferred Stock at the same time that dividends are paid on the Common Stock in a per share amount equal to the product of the dividend payable per share of Common Stock and the number of shares of Common Stock into which a share of Class A Preferred Stock is then convertible.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 31, 1997 and as adjusted to reflect the sale of the 1,000,000 shares of Common Stock offered hereby, the application of the net proceeds therefrom as described under 'Use of Proceeds' and the Concurrent Transactions. See 'The Concurrent Transactions' and 'Use of Proceeds.' This table should be read in conjunction with 'Pro Forma Consolidated Financial Data' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.


                                                                                         AS OF MARCH 31, 1997
                                                                                      ACTUAL        AS ADJUSTED(1)
                                                                                    -----------     --------------
SHORT-TERM DEBT:
     Notes payable--bank and other...............................................   $   966,267      $  1,136,267
     Subordinated debt--related parties..........................................       484,260           484,260
                                                                                    -----------     --------------
       Total.....................................................................     1,450,527         1,620,527
                                                                                    -----------     --------------
                                                                                    -----------     --------------
LONG-TERM DEBT (EXCLUDING CURRENT PORTIONS):
     Notes payable--bank and other...............................................     8,016,314        10,836,314
     Subordinated debt--related parties..........................................       596,470           596,470
     Subordinated debt--other....................................................       600,000                --
                                                                                    -----------     --------------
       Total.....................................................................     9,212,784        11,432,784
                                                                                    -----------     --------------
REDEEMABLE PREFERRED STOCK AT REDEMPTION PRICE...................................     2,780,703                --
                                                                                    -----------     --------------
REDEEMABLE COMMON STOCK AT REDEMPTION PRICE......................................       357,305                --
                                                                                    -----------     --------------
STOCKHOLDERS' EQUITY:
     Undesignated Preferred Stock:
       Authorized 2,498,697 shares; outstanding--none............................            --                --
     Class A Preferred Stock, par value $.01, authorized 1,303 shares;
       outstanding 779 shares....................................................             8                 8
     Common Stock, par value $.01, authorized 10,000,000 shares; outstanding
       832,800 shares (actual) and 1,958,800 (as adjusted).......................         8,328            19,588
     Additional paid-in capital..................................................     4,827,096        10,315,836
     Accumulated deficit.........................................................      (542,897)         (732,897)
     Less: Redemption price of redeemable stock..................................    (3,138,008)               --
                                                                                    -----------     --------------
       Total stockholders' equity................................................     1,154,527         9,602,535
                                                                                    -----------     --------------
       Total capitalization......................................................   $13,505,319      $ 21,035,319
                                                                                    -----------     --------------
                                                                                    -----------     --------------

------------------
(1) Gives effect to (i) the Concurrent Transactions, the receipt of the estimated net proceeds of the Offering of approximately $6.3 million and repayment of the Senior Note, (ii) the Aquisition (as defined below), and (iii) the Company's repurchase of the Provident Warrants. See 'The Concurrent Transactions,' 'Pro Forma Consolidated Financial Data' and 'Business--Recent Developments.'

                                    DILUTION

     The net tangible book value of the Company as of March 31, 1997 was $(1,584,007), or $(1.90) per share of Common Stock. Net tangible book value per share represents the amount of the Company's tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to (i) the sale of the shares of Common Stock offered hereby, (ii) the deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Company, and (iii) the Concurrent Transactions, the Probable Acquisition and the repurchase of the Provident Warrants, the Company's net tangible book value as of March 31, 1997 would have been $6,629,180, or $3.38 per share of Common Stock. This represents an immediate increase in net tangible book value of $5.28 per share for existing stockholders and an immediate dilution of $4.62 per share to the purchasers of shares of Common Stock in the Offering. The following table illustrates the per share dilution to investors in the Offering:

Initial public offering price per share(1)......................................................             $8.00
                                                                                                             -----
Net tangible book value per share before the Offering...........................................   $(1.90)
                                                                                                   ------
Increase per share attributable to the sale of shares of Common Stock in the Offering(2)........     5.28
                                                                                                   ------
Net tangible book value per share after the Offering(2).........................................             $3.38
                                                                                                             -----
Dilution per share to new investors(3)..........................................................             $4.62
                                                                                                             -----
                                                                                                             -----

------------------
(1) Before deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company.

(2) After deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company and after giving effect to the Concurrent Transactions, the Probable Acquisition and the repurchase of the Provident Warrants. See 'The Concurrent Transactions,' 'Use of Proceeds,' 'Pro Forma Consolidated Financial Data' and 'Business--Recent Developments.'

(3) Dilution is determined by subtracting net tangible book value per share after the Offering from the assumed initial public offering price per share. This calculation does not include the 22,500 shares of Common Stock issuable upon exercise of the 37.5 A/B Warrants that will be outstanding after the Concurrent Transactions or up to 282,600 shares of Common Stock issuable upon exercise of the Class A Warrants that will be outstanding after the Concurrent Transactions.


     The following table summarizes as of March 31, 1997 the differences between the existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by new investors at the initial public offering price of $8.00 per share, before deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Company:

                                                                                         TOTAL CONSIDERATION
                                                         SHARES PURCHASED      ---------------------------------------
                                                       --------------------                              AVERAGE PRICE
                                                        NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                                       ---------    -------    -----------    -------    -------------
Existing stockholders...............................     958,800(1)   48.9%    $ 2,031,200(2)   20.2%        $2.12
                                                       ---------    -------    -----------    -------       ------
New investors.......................................   1,000,000      51.1%      8,000,000      79.8%        $8.00
                                                       ---------    -------    -----------    -------       ------
     Total..........................................   1,958,800     100.0%    $10,031,200     100.0%
                                                       ---------               -----------

------------------
(1) Excludes the shares of Common Stock into which the shares of Class A Preferred Stock are convertible.

(2) Total consideration from existing stockholders excludes the consideration paid for the outstanding shares of Class A Preferred Stock and represents the amounts paid in cash for shares of Common Stock and the valuation of certain assets exchanged for shares of Common Stock. See 'Certain Transactions.'

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

     Set forth below are two sets of pro forma financial information and related notes. The first set presents pro forma financial information for the acquisitions that Clearview consummated in 1996 (the 'Acquisitions'). This set includes an unaudited pro forma consolidated statement of operations of the Company for the year ended December 31, 1996 giving effect to the Acquisitions (see Note 1 of Notes to Pro Forma Consolidated Statement of Operations) as if they had occurred on January 1, 1996.


     The second set presents pro forma financial information for the proposed acquisition of the UA Theaters from United Artists (the 'Probable Acquisition'). See 'Business--Recent Developments.' This set includes (i) an unaudited pro forma consolidated balance sheet of the Company giving effect to the Probable Acquisition as if it had occurred on March 31, 1997; (ii) an unaudited pro forma consolidated statement of operations of the Company for the three months ended March 31, 1997 giving effect to the Probable Acquisition as if it had occurred on January 1, 1997; and (iii) an unaudited pro forma consolidated statement of operations of the Company for the year ended December 31, 1996 giving effect to the Acquisitions and the Probable Acquisition as if they had occurred on January 1, 1996.


     This pro forma financial information is based on the estimates and assumptions set forth herein and in the notes thereto and has been prepared utilizing the consolidated and combined financial statements and notes thereto appearing elsewhere in this Prospectus.

     The following unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of (i) the results of operations of the Company that actually would have occurred had the Acquisitions or the Probable Acquisition been consummated on the dates indicated or (ii) the results of operations of the Company that may occur or be obtained in the future. The following information is qualified in its entirety by reference to and should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Company's consolidated financial statements, including the notes thereto, and the other historical financial information appearing elsewhere in this Prospectus.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)


                                                      NELSON
                                     HISTORICAL       FERMAN        MAGIC         LESSER       ADJUSTMENTS(2)    PRO FORMA
                                     -----------    ----------    ----------    -----------    --------------   -----------
Theater Revenues:
  Box office......................   $ 6,195,399    $1,515,839    $1,743,015     $ 802,043                      $10,256,296
  Concession......................     1,861,155       114,922       521,737       110,882                        2,608,696
  Other...........................       141,420        23,308       149,986         2,775                          317,489
                                     -----------    ----------    ----------    -----------                     -----------
                                       8,197,974     1,654,069     2,414,738       915,700                       13,182,481
                                     -----------    ----------    ----------    -----------                     -----------

Operating Expenses:
  Film rental and booking fees....     3,022,377       564,142       809,353       456,563             --         4,852,435
  Cost of concession sales........       279,549            --        85,090            --             --           364,639
  Theater operating expenses......     3,297,825       622,997       865,639       530,704             --         5,317,165
  General and administrative
    expenses......................       589,822       282,220       169,032        12,800             --         1,053,874
  Depreciation and amortization...       635,007        67,317       168,704        11,634        639,636         1,522,298
                                     -----------    ----------    ----------    -----------    -----------      -----------
                                       7,824,580     1,536,676     2,097,818     1,011,701        639,636        13,110,411
                                     -----------    ----------    ----------    -----------    -----------      -----------
Operating Income (Loss)...........       373,394       117,393       316,920       (96,001)      (639,636 )          72,070
Interest Expense..................       591,722        35,965        45,408            --        667,751         1,340,846
                                     -----------    ----------    ----------    -----------    -----------      -----------
Net Income (Loss).................   $  (218,328)   $   81,428    $  271,512     $ (96,001)    $(1,307,387)     $(1,268,776)
                                     -----------    ----------    ----------    -----------    -----------      -----------
                                     -----------    ----------    ----------    -----------    -----------      -----------
Net Income (Loss) per Share of
  Common Stock(3).................   $      (.12)                                                               $      (.71)
                                     -----------                                                                -----------
                                     -----------                                                                -----------

NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


NOTE 1--Theater Acquisitions:


     During 1996, the Company acquired the right to operate nine theaters located in New Jersey and New York. The acquisitions were accounted for under the purchase method of accounting. Under the purchase method of accounting, the results of operations of an acquired entity are included in the Company's historical consolidated financial statements from its acquisition date. Under that method of accounting, acquired assets are included therein based on an allocation of their aggregate purchase price as of their dates of acquisition. The financial information for each of the acquired entities reflects the results of operations of that entity for the period from January 1, 1996 to its respective date of acquisition. The acquisitions are described as follows:

     Nelson Ferman Acquisition


     The Company purchased three New Jersey theaters and one New York theater in May, 1996 from four entities that were affiliates of Nelson Ferman, Inc. The aggregate acquisition cost of $6.1 million was paid by means of $5.0 million in cash and the issuance of 208,200 shares of Common Stock.


     Lesser Acquisition

     The Company purchased two New York theaters in July, 1996 from Bedford Cinema Corp. and Kisco Cinema, Inc. The acquisition cost of $1.5 million was paid in cash.

     Magic Cinemas Acquisition

     The Company purchased three New Jersey theaters in December, 1996 from Magic Cinemas, LLC. The purchase price of $5.0 million was paid with a $4.4 million secured note and the Senior Note.


NOTE 2--Presentation and Pro forma Adjustments:

     The unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 presented above has been prepared as if the acquisitions described in Note 1 had been consummated as of January 1, 1996.

     Pro forma adjustments have been made for the following:

               (a) Depreciation expense adjustments are based on the increase in the book value of the acquired theaters' property and equipment, which resulted from the recording of the three purchases, and the depreciation of the leaseholds over the terms of the respective leases.

               (b) Amortization expense adjustments reflect, over a 15-year period, the amortization of the excess of cost over the fair value of assets acquired.


               (c) Interest expense adjustments reflect interest costs on debt obligations incurred as if the related acquisition financing had occurred on January 1, 1996.


NOTE 3--Net Income (Loss) per Share of Common Stock:

     Net income (loss) per share is calculated by treating (i) all shares of Common Stock issued after December 31, 1995 as outstanding for all reported periods and (ii) all shares of Class A Preferred Stock as converted into shares of Common Stock and all A/B Warrants, Provident Warrants and Class A Warrants as exercised for shares of Common Stock for all reported periods, because their conversion or exercise prices per share are less than the initial public offering price of the shares of Common Stock to be issued in the Offering. The Class A Warrants are exercisable for 282,600 shares of Common Stock. However, such Class A Warrants are not exercisable until June 1, 2001 unless a change of control or similar transaction involving the Company occurs. In addition, as a result of the Offering, the number of shares of Common Stock issuable upon exercise of the Class A Warrants will be subject to reduction. For example, if the average closing price of the Common Stock is greater than $17.06 for 120 consecutive business days and during that period the closing price was never less than $11.37, then the Class A Warrants will cease to be exercisable and will immediately terminate. See 'Description of Capital Stock--Warrants-- Class A Warrants.'

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                          FOR THE PROBABLE ACQUISITION

                                 MARCH 31, 1997
                                  (UNAUDITED)


                                                                                    UA
                                                                 HISTORICAL      THEATERS     ADJUSTMENTS               PRO FORMA
                                                                 -----------    ----------    -----------              -----------
                            ASSETS
Current assets:
  Cash........................................................   $ 1,431,782    $   65,666    $(1,100,487)(B)(C)(D)    $   396,961
  Inventories.................................................        47,624        22,930             --                   70,554
  Other current assets........................................       161,007        43,799        (43,799)(B)              161,007
                                                                 -----------    ----------    -----------              -----------
    Total current assets......................................     1,640,413       132,395     (1,144,286)                 628,522
                                                                 -----------    ----------    -----------              -----------
Property and equipment, less accumulated depreciation.........    11,455,621     4,827,793      3,647,277(C)            19,930,691
                                                                 -----------    ----------    -----------              -----------
Other assets:
  Intangible assets, less accumulated amortization............     2,673,355            --        300,000(C)             2,973,355
  Due from parent and affiliate...............................            --     3,247,520     (3,247,520)(B)                   --
  Project acquisition costs...................................       414,602            --             --                  414,602
  Escrow deposits.............................................       294,529            --             --                  294,529
  Deferred offering costs.....................................        65,179            --        (65,179)(D)                   --
  Security deposits and other assets..........................        86,716         2,000             --                   88,716
                                                                 -----------    ----------    -----------              -----------
                                                                   3,534,381     3,249,520     (3,012,699)               3,771,202
                                                                 -----------    ----------    -----------              -----------
                                                                 $16,630,415    $8,209,708    $  (509,708)             $24,330,415
                                                                 -----------    ----------    -----------              -----------
                                                                 -----------    ----------    -----------              -----------
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt........................   $   966,267    $       --    $   170,000(E)           $ 1,136,267
  Current maturities of subordinated notes payable, related
    parties...................................................       484,260            --             --                  484,260
  Accounts payable and accrued expenses.......................     1,674,569       932,282       (932,282)(B)            1,674,569
                                                                 -----------    ----------    -----------              -----------
    Total current liabilities.................................     3,125,096       932,282       (762,282)               3,295,096
                                                                 -----------    ----------    -----------              -----------
Long-term liabilities:
  Long-term debt, less current maturities.....................     8,016,314            --      2,820,000(E)            10,836,314
  Subordinated notes payable, less current maturities:
    Related parties...........................................       596,470            --             --                  596,470
    Other.....................................................       600,000            --       (600,000)(D)                   --
                                                                 -----------    ----------    -----------              -----------
                                                                   9,212,784            --      2,220,000               11,432,784
                                                                 -----------    ----------    -----------              -----------
Redeemable Preferred Stock at redemption price................     2,780,703            --     (2,780,703)(F)                   --
                                                                 -----------    ----------    -----------              -----------
Redeemable Common Stock at redemption price...................       357,305            --       (357,305)(F)                   --
                                                                 -----------    ----------    -----------              -----------
Stockholders' equity:
  Undesignated Preferred Stock:
    Authorized 2,498,697 shares, issued and
      outstanding--none.......................................            --            --             --                       --
  Class A Preferred Stock, par value $.01, authorized 1,303
    shares; outstanding 779 shares............................             8            --             --                        8
  Common Stock, par value $.01, authorized 10,000,000 shares;
    outstanding 832,800 shares (historical) and 1,958,800
    shares (pro forma)........................................         8,328            --         11,260(C)(D)(F)          19,588
  Additional paid-in capital..................................     4,827,096            --      5,488,740(C)(D)(E)(F)   10,315,836
  Accumulated deficit.........................................      (542,897)    7,277,426     (7,467,426)(B)(D)(E)(F)    (732,897)
  Less: Redemption price of redeemable stock..................    (3,138,008)           --      3,138,008(F)                    --
                                                                 -----------    ----------    -----------              -----------
    Total stockholders' equity................................     1,154,527     7,277,426      1,170,582                9,602,535
                                                                 -----------    ----------    -----------              -----------
                                                                 $16,630,415    $8,209,708    $  (509,708)             $24,330,415
                                                                 -----------    ----------    -----------              -----------
                                                                 -----------    ----------    -----------              -----------


    See the Notes to Pro Forma Financial Statements Reflecting the Probable
                                  Acquisition.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          FOR THE PROBABLE ACQUISITION
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)


                                                                           UA
                                                         HISTORICAL     THEATERS     ADJUSTMENTS       PRO FORMA
                                                         ----------    ----------    -----------       ----------
Theater Revenues:
  Box office..........................................   $2,712,210    $  961,187     $      --        $3,673,397
  Concession..........................................      743,986       278,823            --         1,022,809
  Other...............................................       49,739        39,238            --            88,977
                                                         ----------    ----------    -----------       ----------
                                                          3,505,935     1,279,248            --         4,785,183
                                                         ----------    ----------    -----------       ----------
Operating Expenses:
  Film rental and booking fees........................    1,196,126       482,578            --         1,678,704
  Cost of concession sales............................      108,605        43,294            --           151,899
  Theater operating expenses..........................    1,226,799       470,704            --         1,697,503
  General and administrative expenses.................      191,806        19,890            --           211,696
  Depreciation and amortization.......................      413,011        49,142        46,000(C)        508,153
                                                         ----------    ----------    -----------       ----------
                                                          3,136,347     1,065,608        46,000         4,247,955
                                                         ----------    ----------    -----------       ----------
Operating Income (Loss)...............................      369,588       213,640       (46,000)          537,228
Interest Expense......................................      358,966       112,304       (33,304)(D)(E)    437,966
                                                         ----------    ----------    -----------       ----------
Net Income (Loss).....................................   $   10,622    $  101,336     $ (12,696)       $   99,262
                                                         ----------    ----------    -----------       ----------
                                                         ----------    ----------    -----------       ----------
Net Income (Loss) per Share of Common Stock(G)........   $      .01                                    $      .04
                                                         ----------                                    ----------
                                                         ----------                                    ----------

    See the Notes to Pro Forma Financial Statements Reflecting the Probable
                                  Acquisition.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          FOR THE PROBABLE ACQUISITION
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)



                                               PRO FORMA COMPANY,
                                                 NELSON FERMAN,          UA
                                                MAGIC AND LESSER      THEATERS     ADJUSTMENTS        PRO FORMA
                                               ------------------    ----------    -----------       -----------
Theater Revenues:
  Box office................................      $ 10,256,296       $3,578,346     $      --        $13,834,642
  Concession................................         2,608,696        1,048,292            --          3,656,988
  Other.....................................           317,489          174,334            --            491,823
                                                  ------------       ----------    -----------       -----------
                                                    13,182,481        4,800,972            --         17,983,453
                                                  ------------       ----------    -----------       -----------

Operating Expenses:
  Film rental and booking fees..............         4,852,435        1,603,729            --          6,456,164
  Cost of concession sales..................           364,639          176,031            --            540,670
  Theater operating expenses................         5,317,165        1,828,092            --          7,145,257
  General and administrative expenses.......         1,053,874           71,366            --          1,125,240
  Depreciation and amortization.............         1,522,298          216,154       164,000(C)       1,902,452
  Impairment of long-lived assets...........                --          224,908            --            224,908
                                                  ------------       ----------    -----------       -----------
                                                    13,110,411        4,120,280       164,000         17,394,691
                                                  ------------       ----------    -----------       -----------

Operating Income (Loss).....................            72,070          680,692      (164,000)           588,762

Interest Expense............................         1,340,846          444,534      (226,534)(D)(E)   1,558,846
                                                  ------------       ----------    -----------       -----------
Net Income (Loss)...........................      $ (1,268,776)      $  236,158     $  62,534        $  (970,084)
                                                  ------------       ----------    -----------       -----------
                                                  ------------       ----------    -----------       -----------
Net Income (Loss) per Share of Common
  Stock(G)..................................      $       (.71)                                      $      (.36)
                                                  ------------                                       -----------
                                                  ------------                                       -----------



    See the Notes to Pro Forma Financial Statements Reflecting the Probable
                                  Acquisition.

  NOTES TO PRO FORMA FINANCIAL STATEMENTS REFLECTING THE PROBABLE ACQUISITION


NOTE A--As set forth in 'Business--Recent Developments,' the Company intends to acquire the right to operate five theaters from United Artists for $8.65 million in cash, funded, in part, through the use of proceeds from the Offering. Although there is no assurance that this transaction will be consummated, management of the Company believes that this acquisition is likely to occur. Accordingly, historical financial statements for the five UA Theaters and these pro forma financial statements have been presented in this Prospectus.


NOTE B--The acquisition, as contemplated, would be accounted for under the purchase method of accounting. Under the purchase method of accounting, the results of operations of an acquired entity are included in the Company's historical consolidated financial statements from its acquisition date. Under that method of accounting, the acquired assets are included based on an allocation of their aggregate purchase price as of their date of acquisition.

        The unaudited pro forma balance sheet at March 31, 1997 presented herein has been prepared as if the Probable Acquisition had been consummated on March 31, 1997. The unaudited pro forma statements of operations for the three months ended March 31, 1997 and the year ended December 31, 1996 have been prepared as if the Probable Acquisition had been consummated as of January 1, 1996.

        The Company will be acquiring the theater operations, certain real estate or leasehold interests and the theater equipment of the five theater locations. Cash, other current assets, amount due from the parent or affiliates of the theaters and accounts payable and accrued expenses of the acquired theaters will remain the property of, or obligation of, the seller.


        The net equity of the theaters to be acquired has been eliminated in combination. Interest expense incurred by the UA Theaters has also been eliminated in combination.


NOTE C--The purchase price of the Probable Acquisition is $8.65 million, plus estimated costs of acquisition of approximately $150,000. An estimated allocation of the purchase price is as follows:

Land.........................................................................   $2,005,000
Buildings and improvements...................................................    3,758,000
Leaseholds and improvements..................................................    1,712,070
Equipment....................................................................    1,000,000
Goodwill.....................................................................      300,000
Inventory and other assets...................................................       24,930
                                                                                ----------
                                                                                              $8,800,000

Less: Carrying value of assets in historical financial statements--
  Property and equipment.....................................................    4,827,793
  Inventory and other assets.................................................       24,930
                                                                                ----------
                                                                                               4,852,723
                                                                                              ----------
Adjustment to the carrying value of assets acquired..........................                 $3,947,277
                                                                                              ----------
                                                                                              ----------
The adjustment to the carrying value of assets acquired is recorded as follows:
  Increase in property and equipment.........................................                 $3,647,277
  Increase in goodwill.......................................................                    300,000
                                                                                              ----------
                                                                                              $3,947,277
                                                                                              ----------
                                                                                              ----------

NOTE D--The Company intends to finance the Probable Acquisition, in part, through the use of proceeds from the Offering. For purposes of this pro forma financial information, the gross proceeds from the Offering are estimated to be $8.0 million, based on the sale of 1,000,000 shares of Common Stock at $8.00 per share. Expenses of the Offering are estimated to be $1.7 million. The estimated net proceeds to the Company of $6.3 million will be used to repay the Senior Note ($600,000), with the remaining $5.7 million used to acquire the UA Theaters. See 'Use of Proceeds.' It is assumed that Clearview will use approximately $1.4 million of its available cash resources and $1.7 million of additional borrowings under the New Facility. See 'Risk Factors--Expansion Plans--Need For Additional Financing.' Interest expense on those additional borrowings has been provided in the pro forma statements of operations based on the Company's current financing arrangements. Interest expense has been reduced based on the anticipated repayment of the Senior Note.

NOTE E--In June, 1997, the Company repurchased the Provident Warrants for $1.0 million, plus the right to receive up to another $300,000, under certain circumstances. See 'Certain Transactions.' The pro forma balance sheet gives effect to the $1.0 million purchase price as a capital transaction, as the purchase price approximated the then estimated fair value of the Provident Warrants. This purchase price was financed by a term loan of $1.3 million from Provident. Pro forma effect has also been given to interest expense based on the terms of the $1.3 million loan. Unamortized debt discount originally recorded in connection with the Current Facility and the issuance of the Provident Warrants will continue to be charged to expense over the term of the related debt.

NOTE F--The pro forma balance sheet and statements of operations also give effect to the Concurrent Transactions as if they had occurred on January 1, 1996.

        The exchange of 162.5 A/B Warrants for 66,000 shares of Common Stock has been included as a capital transaction. The difference between the fair value of the shares issued and the fair value of the A/B Warrants exchanged (estimated to be $104,000) will be charged to expense upon consummation of the Concurrent Transactions, but has been charged to retained earnings in the pro forma balance sheet due to the 'subsequent events' nature of the transaction. The related unamortized debt discount originally recorded in connection with the issuance of certain 8% Notes and these A/B Warrants will continue to be charged to expense over the term of the related debt. Pro forma effect is also given to the termination of CMNY's redemption right.


        Pro forma effect has also been given to the issuance of 60,000 shares of Common Stock to the holder of the Class A Preferred Stock in consideration of the termination of its redemption right. A preferred stock dividend will be recorded, upon consummation of the Concurrent Transactions, to the extent that the fair value of the 60,000 shares exceeds the fair value of the redemption right terminated, which difference the Company estimates will be $86,000. This amount has been charged to retained earnings in the pro forma balance sheet due to the 'subsequent events' nature of the transaction.


        See 'The Concurrent Transactions.'

NOTE G--Net income (loss) per share is calculated by treating (i) all shares of Common Stock issued after December 31, 1995 as outstanding for all reported periods and (ii) all shares of Class A Preferred Stock as converted into shares of Common Stock and all A/B Warrants, Provident Warrants and Class A Warrants as exercised for shares of Common Stock for all reported periods, because their conversion or exercise prices per share are less than the initial public offering price of the shares of Common Stock to be issued in the Offering. The Class A Warrants are exercisable for 282,600 shares of Common Stock. However, such Class A Warrants are not exercisable until June 1, 2001 unless a change of control or similar transaction involving the Company occurs. In addition, as a result of the Offering, the number of shares of Common Stock issuable upon exercise of the Class A Warrants will be subject to reduction. For example, if the average closing price of the Common Stock is greater than $17.06 for 120 consecutive business days and during that period the closing price was never less than $11.37, then the Class A Warrants will cease to be exercisable and will immediately terminate. See 'Description of Capital Stock--Warrants--Class A Warrants.'

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's results of operations and financial condition should be read in conjunction with 'Prospectus Summary--Summary Consolidated Financial Data' and the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

OVERVIEW

     The Company has achieved significant growth in theaters and screens since its formation in December, 1994. Since inception, when the Company acquired the right to operate four theaters with eight screens, the Company has acquired the right to operate 13 theaters with 55 screens and has added six screens to two existing theaters (excluding pending transactions). The Company expects that its future revenue growth will be derived primarily from the operation of additional theaters, the development of new theaters and adding screens to existing theaters. The Company has had no theater closings since inception.

     The Company's revenues are predominantly generated from box office receipts, concession sales and on-screen advertising. Direct theater costs include film rental and booking fees and the cost of concessions. Other theater operating expenses consist primarily of theater labor and related fringe benefit costs and occupancy costs (including rent and/or real estate taxes, utilities, repairs and maintenance, cleaning costs and supplies). Film rental costs are directly related to the popularity of a film and the length of time since that film's release. Film rental costs generally decline as a percentage of box office receipts the longer a film has been showing. As certain concession items, such as fountain drinks and popcorn, are purchased in bulk and not prepackaged for individual servings, the Company has significant gross profit margins on those items.

     The Company believes that any future increases in minimum wage requirements or negotiated increases in union wages will not significantly increase its theater operating expenses as a percentage of total revenues.

     General and administrative expenses consist primarily of corporate overhead costs, such as management and office salaries and related fringe benefit costs, professional fees, insurance costs and general office expenses. The Company believes that its current internal controls and management information system will allow the Company to expand its number of screens without incurring proportionate increases in general and administrative expenses.

     In September, 1995, the Company acquired the right to operate three theaters with 11 screens in Nassau County, New York in an all-cash transaction. In May, 1996, the Company purchased the leaseholds of four theaters with 19 screens in New York and New Jersey for a combination of stock and cash. In July, 1996, Clearview purchased the leaseholds of two theaters with seven screens in Westchester County, New York for cash. In December, 1996, Clearview acquired two more theaters with the underlying real estate and the leasehold of another theater with a total of 13 screens in Bergen County, New Jersey for cash. See 'Business--Acquisitions.'

     The Company has compiled preliminary results for the six month periods ended June 30, 1996 and 1997, respectively. These results are being reviewed by the Company and are subject to change, including normal adjustments. On this preliminary basis, the Company's total revenues for the six months ended June 30, 1996 and 1997 were approximately $2.4 million and $6.2 million, respectively. Operating income was approximately $89,000 and $106,000 and the net losses were approximately $81,000 and $618,000 for the two periods, respectively. The increase in the net loss for the six-month period ended June 30, 1997 as compared to the net loss for the six-month period ended June 30, 1996 appears to be primarily attributable to increases of approximately $675,000 in depreciation and amortization and $550,000 in interest expense. These increased expenses are attributable to the acquisitions made by the Company in 1996. The decrease in total revenues from $3.5 million for the first quarter of 1997 to approximately $2.7 million for the second quarter of 1997 was primarily a result of the films available for exhibition during the two periods. See "Risk Factors--Dependence on Films" and "--Fluctuations in Quarterly Results of Operations."

RESULTS OF OPERATIONS

     THREE MONTHS ENDED MARCH 31, 1997 AND 1996

     Total Revenues. Total revenues for the first quarter of 1997 increased 246.1% to $3,505,935 from $1,013,003 in the comparable 1996 period. The increase in revenues resulted primarily from a 259.5% increase in attendance to 539,748 attendees from 150,121 attendees in the first quarters of 1997 and 1996, respectively. This increase is attributable primarily to the Company's operation of nine additional theaters during 1996. For the three months ended March 31, 1997 and 1996, the Company had a total of 60 screens and 21 screens in operation, respectively. Average ticket prices for the Company's theaters remained relatively constant during the first quarters of 1997 and 1996. Total concession sales increased 228.6% for the first quarter of 1997 to $743,986 from $226,425 in the comparable 1996 period.

     Film Rental and Booking Fees. Film rental and booking fees increased 246.3% to $1,196,126 in the first quarter of 1997 from $345,411 in the first quarter of 1996. As a percentage of box office receipts, film rental and booking fees stayed relatively constant at 44.1% and 44.2% for the three months ended March 31, 1997 and 1996, respectively.

     Cost of Concession Sales. Cost of concession sales for the first quarter of 1997 increased 228.1% to $108,605 from $33,097 for the first quarter of 1996. As a percentage of concession revenues, the cost of concession sales remained constant at 14.6% for the quarters ended March 31, 1997 and March 31, 1996.

     Theater Operating Expenses. Theater operating expenses increased 165.0% to $1,226,799 in the first quarter of 1997 from $463,024 during the first quarter of 1996. This increase is attributable solely to the nine theaters acquired in 1996, which acquisitions occurred after the first quarter of 1996. As a percentage of total revenues, theater operating expenses decreased to 35.0% in the first quarter of 1997 from 45.7% in the first quarter of 1996. The decrease, as a percentage of total revenues, is primarily due to the Company's efficient management of its variable costs, such as labor and utilities, and the lower average per-theater fixed costs, such as occupancy costs, taxes and common area maintenance costs, of the theaters acquired in 1996 as compared to the Company's other theaters.


     General and Administrative Expenses. General and administrative expenses increased by 100.8% to $191,806 in the first quarter of 1997 from $95,525 in the first quarter of 1996. This increase is due principally to the hiring of additional personnel and increases in salaries resulting from the transition from seven locations and 21 screens at the beginning of 1996 to 16 locations and 60 screens at the beginning of 1997. As a percentage of total revenues, however, general and administrative expenses decreased to 5.5% for the first quarter of 1997 from 9.4% for the first quarter of 1996. This decrease is primarily due to the Company's internal controls and management information system which allowed the Company to expand its number of screens without incurring proportionate increases in general and administrative expenses.


     Depreciation and Amortization. Depreciation and amortization expense in the first quarter of 1997 increased 1051.3% to $413,011 from $35,874 in the first quarter of 1996. This increase was primarily a result of the acquisition of the nine theaters acquired in 1996, which significantly increased the Company's depreciable and amortizable assets.

     Operating Income. Operating income for the first quarter of 1997 increased 822.3% to $369,588 from $40,072 for the comparable 1996 period. As a percentage of total revenues, operating income increased to 10.5% from 4.0% for the first quarters of 1997 and 1996, respectively. Operating income increased as a percentage of total revenues due primarily to the relatively fixed nature of certain of the Company's other theater operating expenses, principally occupancy costs, certain improvements in operating efficiency, the lower average occupancy costs per-theater for the theaters acquired in 1996 as compared to the Company's other theaters, and an increase in general and administrative expenses which was less, on a percentage basis, than the growth in total revenues.

     Interest Expense. Interest expense increased 559.1% in the first quarter of 1997 to $358,966 from $54,466 in the first quarter of 1996. This increase was attributable to the significant increase in the Company's total debt during 1996, which was primarily incurred in connection with the Company's acquisitions in that year.

     Net Income (Loss). Net income in the first quarter of 1997 increased to $10,622 from a net loss of $14,394 in the first quarter of 1996. This increase in net income is attributable primarily to the additional screens operated by the Company in 1997 as a result of its acquisitions in 1996, improved theater level operating margins and an increase in general and administrative expenses which was less, on a percentage basis, than the growth in total revenues.

     YEARS ENDED DECEMBER 31, 1996 AND 1995


     Total Revenues. Total revenues for 1996 increased 249.5% to $8,197,974 from $2,345,697 in 1995. This increase in total revenues was primarily a result of an increase in attendance of 249.2% to 1,101,251 attendees from 315,406 attendees in 1996 and 1995, respectively. The increase in attendance occurred principally because of the addition of 39 screens during 1996 and the first full year of operation of the 13 screens added during 1995. Revenues from those theaters operated by the Company throughout 1995 and 1996 increased 15.7% from $1,541,843 to $1,783,260. This increase in same theater revenues was attributable primarily to an overall increase in attendance at two theaters and the conversion from a single-screen to a triplex at another theater location. Average ticket prices for the Company's theaters remained relatively constant during 1995 and 1996. Total concession sales increased 235.5% in 1996 to $1,861,155 from $554,671 in 1995 principally for the same reasons.

     Film Rental and Booking Fees. Film rental and booking fees increased 266.9% for 1996 to $3,022,377 from $823,791 for 1995. As a percentage of box office receipts, film rental and booking fees increased to 48.8% from 46.8% for the years ended December 31, 1996 and 1995, respectively. This increase is primarily attributable to the Company's acquisition of the six theaters acquired in May and July of 1996 (film rental and booking fees as a percentage of box office receipts are generally higher during the summer months than most of the rest of the year).

     Cost of Concession Sales. Cost of concession sales for 1996 increased 181.6% to $279,549 from $99,261 for 1995. As a percentage of concession revenues, the cost of concession sales decreased to 15.0% from 17.9% for the years ended December 31, 1996 and 1995, respectively. The Company's gross margin on concession revenues improved in 1996 when compared to 1995 as a result of obtaining volume discounts.

     Theater Operating Expenses. Theater operating expenses increased 205.8% to $3,297,825 for 1996 from $1,078,370 for 1995 primarily due to the Company's acquisitions during 1996. As a percentage of total revenues, theater operating expenses decreased to 40.2% from 46.0% for the years ended December 31, 1996 and 1995, respectively. This reduction was due to the Company's careful management of its theater labor and fringe benefit costs and the lower average per-theater fixed costs, such as occupancy costs, taxes and common area maintenance costs, of the theaters acquired in 1996 as compared to the Company's other theaters. As a percentage of box office receipts, theater labor and fringe benefit costs decreased to 20.9% from 23.2% for the years ended December 31, 1996 and 1995, respectively.

     General and Administrative Expenses. General and administrative expenses for 1996 increased 57.2% to $589,822 from $375,262 for 1995. This increase is due principally to the hiring of additional personnel and increases in salaries resulting from the transition from seven locations and 21 screens at the beginning of 1996 to 16 locations and 60 screens by the end of 1996. As a percentage of total revenues, however, general and administrative expenses decreased to 7.2% from 16.0% for the years ended December 31, 1996 and 1995, respectively. This decrease is primarily due to the Company's internal controls and management information system which allowed the Company to expand its number of screens without incurring proportionate increases in general and administrative expenses.

     Depreciation and Amortization. Depreciation and amortization expense for 1996 increased 537.4% to $635,007 from $99,632 for 1995. This increase was primarily a result of the acquisition of the nine theaters acquired in 1996, which significantly increased the Company's depreciable and amortizable assets.

     Operating Income. Operating income for 1996 increased to $373,394 from an operating loss of $130,619 for 1995. This increase in the Company's operating income was primarily due to certain improvements in operating efficiency, the lower average occupancy costs per-theater of the theaters acquired in 1996 as compared to the Company's other theaters, and an increase in general and administrative expenses which was less, on a percentage basis, than the growth in total revenues.

     Interest Expense. Interest expense for 1996 increased 590.5% to $591,722 from $85,697 for 1995. The increase was primarily attributable to the significant increase in the Company's total debt during 1996, which was primarily incurred to finance the Company's acquisitions during that year.

     Net Loss. Net loss for 1996 increased 1.0% to $218,328 from a net loss of $216,316 for 1995. The increase in net loss was primarily due to the Company's acquisitions during 1996 that resulted in a significant increase in depreciation and amortization expense, which is a non-cash expense, and a large increase in interest expense, offset by better operating efficiencies indicated above.


LIQUIDITY AND CAPITAL RESOURCES

     The Company derives substantially all of its revenues from box office receipts and concession sales and, therefore, benefits from the fact that it has, in effect, no accounts receivable and minimal inventory requirements. On the other hand, the Company's most significant operating expenses, film rental and booking fees, are typically paid to distributors 30 to 45 days following the receipt of the applicable cash ticket payments. In addition, most of the rest of the Company's operating expenses, such as theater payroll and theater rent, are paid bi-weekly or monthly, respectively. The periods between the receipt of cash from operations and use of that cash to pay the related expenses provides certain operating capital to the Company.

     Since the Company is in an industry which is capital intensive, substantially all of its assets are non-current. The Company's primary current asset is cash, while inventories are relatively insignificant throughout the fiscal year. The Company had negative working capital of $1,484,683 at March 31, 1997, $1,710,825 at December 31, 1996 and $366,841 at December 31, 1995,
respectively. The increase in negative working capital is primarily attributable to the increase in the current portion of long-term debt.

     The Company has financed its day-to-day operations principally from the cash flow generated by its operating activities. Such cash flow totaled $1,154,409 in 1996, as compared to $118,820 in 1995. The difference between the Company's net income and its cash flow from operating activities are principally due to the Company's depreciation and amortization expenses of $635,007 in 1996 and $99,632 in 1995, which are non-cash expenses, and an increase in accounts payable. The Company's cash flow generated by its operating activities was a negative $77,092 and a positive $780,455 in the first quarters of 1996 and 1997, respectively. The difference between the Company's net income and its cash flow from operating activities in the first quarters of 1997 and 1996 is primarily due to the Company's depreciation and amortization expenses of $413,011 and $35,874 in the first quarters of 1997 and 1996, respectively, which are non-cash expenses, and an increase in accounts payable.

     The Company's capital requirements in 1995 and 1996 arose principally in connection with theater acquisitions, the renovation of existing theaters, the development of new theaters and the addition of screens to an existing theater. Such capital expenditures were financed principally with bank borrowings, seller-provided financing, equity financing and internally-generated cash. Capital expenditures, exclusive of theater acquisitions, totaled approximately $318,000 in 1996 and $631,000 in 1995. During 1996, the Company funded its capital expenditures, including theater acquisitions, through approximately $4.3 million of bank borrowings, $5.0 million of seller-provided financing, $2.5 million of gross proceeds from the sale of shares of Class A Preferred Stock and $1.1 million from the issuance of shares of Common Stock to the seller of a theater. In January, 1997, the Company retired $4.4 million of that seller-provided financing with additional bank borrowings and $100,000 in cash.

     The Current Facility consists of a $300,000 revolving credit facility and two term loans (totalling approximately $8.7 million as of March 31, 1997) used primarily to finance the acquisitions consummated by the Company in 1996 and the capital expenditures of the Company in 1996 and 1997 and a third term loan used primarily to finance the repurchase of the Provident Warrants. The interest rate on all of the loans under the Current Facility equals two percent (2%) above Provident's prime rate and is currently 10.5%, other than the third term loan's interest rate which is Provident's prime rate. Interest is payable monthly in arrears. The final maturity of one of the original term loans is July 1, 2001 and the final maturity of the other original term loan is December 31, 2001. The final maturity of the third term loan is the earlier of June 30, 2002 or 90 days after the consummation of the Offering. The Company is obligated to pay the principal of the term loans on a quarterly basis pursuant to an amortization schedule set forth in the Current Facility. The loans under the Current Facility are collateralized by substantially all of the assets of the Company. See 'Certain Transactions.'

     The Company seeks to lease theaters rather than to purchase theaters with their underlying real estate or to purchase properties for development as theaters due to the significantly lower capital requirements for leasing and because it believes that its potential return on investment when leasing a theater is higher than its potential return on investment if it owns that theater and the underlying real estate.

     The Company anticipates that its capital expenditures, including for acquisitions, in 1997 will be approximately $25.0 million. Of this amount, $500,000 was used to add four screens to the Company's theater in Chester, New Jersey, $900,000 was used to convert a part of a building into a theater in Summit, New Jersey, $100,000 will be used to renovate a theater in Brooklyn, New York that the Company has signed a lease to operate, but has not yet taken possession of, and $8.65 million will be used to purchase the UA Theaters. The Company has not entered into agreements with any other parties with respect to the renovation, development or acquisition of any other theaters. The Company believes that its capital needs for the acquisition, renovation and development of additional theaters for the next 12 to 18 months will be met by means of the New Facility, from internally-generated cash flow and from the net proceeds from the Offering.


     Pursuant to the Commitment Letter, the New Facility will consist of a $1.0 million revolving credit facility, a term loan facility of up to $12.0 million to refinance the existing term loans under the Current Facility and a term loan facility of up to $17.0 million to finance capital expenditures and acquisitions. The interest rate on all loans under the New Facility will be between a half percent (0.5%) and one and a half percent (1.5%) over Provident's prime rate depending upon the ratio of the Company's senior debt to EBITDA. The amount available for borrowing under the acquisition and capital expenditure facility will be increased in an amount equal to the net proceeds of the Offering used to repay the term loans under the Current Facility or the other term loan under the New Facility. Interest is payable monthly in arrears. The final maturity of the term loans will be on the fifth anniversary of the execution of the New Facility. The Company will be obligated to pay the principal of the term loans on a quarterly basis pursuant to amortization schedules to be established pursuant to the New Facility. The loans under the New Facility will be collateralized by substantially all of the assets of the Company.

QUARTERLY RESULTS AND SEASONALITY

     Historically, the most successful films have been released during the summer and Thanksgiving through year-end holiday season. Consequently, motion picture exhibitors generally have had proportionately higher revenues during such periods, although the seasonality of motion picture exhibition revenue has become less pronounced in recent years as studios have begun to release major motion pictures more evenly throughout the year. The Company believes that its regular exhibition of art films has contributed to a moderation in the seasonality of its own revenues as compared to the seasonality of the revenues of some of its competitors. Nevertheless, the Company's revenues and income in any particular quarter will be substantially the result of the commercial success of the particular films being exhibited during such quarter.

EFFECT OF INFLATION

     Inflation has not had a significant impact on the Company's operations to date.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ('SFAS') No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,' requires that certain long-lived assets be reviewed for possible impairment and written down to fair value, if appropriate. The Company adopted this pronouncement in 1996 and adoption did not have a material effect on the Company's financial statements.

     SFAS No. 123, 'Accounting for Stock-Based Compensation,' requires companies to measure employee stock compensation plans based on a fair value method of accounting. However, the statement allows the alternative of continued use of Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees,' with pro forma disclosure of net income and earnings per share determined as if the fair value based method had been applied in measuring compensation cost. The Company adopted the pro forma disclosure provisions of this new pronouncement in 1996 and such adoption did not have a material effect on the Company's financial statements.

     SFAS No. 128, 'Earnings per Share,' was issued in February 1997, and is effective for financial statements issued for periods ending after December 15, 1997. SFAS 128 requires that earnings per share be presented more in line with earnings per share standards of other countries. The Company expects to adopt SFAS 128 for the year ending December 31, 1997. The Company has not yet determined the effect of adoption of this new pronouncement on its financial statements.

                                    BUSINESS

GENERAL


     Clearview is a regional motion picture exhibitor that operates in-town multiplex theaters primarily located in affluent suburban communities in the New York/New Jersey metropolitan area. The Company's theaters offer a mix of first-run commercial, art and family-oriented films designed to appeal primarily to sophisticated moviegoers and families with younger children. Since its inception in December, 1994, the Company has grown from four to 17 theaters and from eight to 69 screens. From 1995 to 1996, the Company's revenues increased from $2.3 million to $8.2 million and theater level cash flow increased from $344,000 to $1.6 million.


     The Company's strategy is to grow primarily through the acquisition or development of in-town multiplex theaters. The Company seeks locations in the retail centers of suburban communities that have the characteristics of the Company's target audiences. The Company intends to build upon its concentration of existing theaters and to expand into retail centers in suitable communities throughout the Middle Atlantic and New England states. The Company also will be opportunistic when evaluating theaters and locations in communities that meet many, but not necessarily all, of the Company's criteria. The Company intends to grow by operating additional theaters, adding screens to its existing theaters and developing theaters in locations not previously used for motion picture exhibition.

     The theatrical exhibition industry is fragmented. Although the fifty largest theater circuits operated approximately 76% of the screens in use at May 1, 1995, there are a substantial number of small independent exhibitors with four or fewer theaters. The large circuits that are growing most rapidly appear to have begun to concentrate on building new mega-multiplex theaters, rather than buying established theaters. The Company believes that, in the Middle Atlantic and New England states, in-town theaters serve audiences that prefer these theaters to the larger out-of-town multiplex theaters. The Company also believes that in-town theaters can offer movie selections more attuned to their local markets, better customer service and more convenience when compared to out-of-town multiplexes. Primarily for these reasons, the Company thinks that operating in-town theaters can be attractive, and the Company believes that there are a large number of potential acquisition candidates. The Company seeks to identify targets that will complement its existing theaters or provide entry into new markets.

     The Company seeks to improve the operating margins of its theaters by controlling theater level costs through centralized management, by increased efficiencies in concession purchasing and through film selection that is sensitive to the local community's tastes. The Company intends to acquire or develop clusters of theaters that will increase its flexibility by permitting the sharing of theater managers and skilled and hourly wage personnel. Clearview believes that its management information system and internal controls gives its senior management timely access to comprehensive operating data, allows the local theater managers to focus on day-to-day operations, and enables the Company to expand its theater operations without incurring proportionate increases in general and administrative expenses.

     The Company seeks theaters that will be the sole or dominant exhibitors in their geographic film licensing zones. A geographic film licensing zone or 'film zone' is a geographic area, recognized by film distributors, that generally has a three to five mile radius in metropolitan and suburban markets, in which a film is licensed for exhibition at only one theater in that film zone. Currently, 75% of the Company's theaters are the sole exhibitors in their film zones.

     Clearview's theaters are community-oriented and place a strong emphasis on patron satisfaction and customer service. The theaters provide clean and comfortable environments at convenient in-town locations and offer opportune movie show times, courtesy telephones for local calls and a large variety of specialty concession items. The Company's theaters are characterized by custom interiors and decor designed to enhance the movie-going experience. In addition, the Company provides party and special event facilities for community residents and regularly participates in community fundraising and charity functions to maintain patron loyalty.

INDUSTRY OVERVIEW

     Theatrical exhibition is the primary initial distribution channel for new motion pictures. The Company believes that the success of most films produced in the United States during their domestic theatrical exhibition remains the best indicator of their overall success. Other forms of delivery systems, such as cable television, direct satellite delivery, video cassettes and pay-per-view television, do not appear to have adversely affected the level of theater admissions in the United States or the number of films released for theatrical exhibition in the United States. This is evidenced by the relatively stable theater attendance numbers and the increase in the number of films released for theatrical exhibition in recent years. The Company believes that the proliferation of distribution channels and the growth of the overseas markets for films produced in the United States have, in fact, raised the potential revenues that successful U.S. films can generate. The Company also believes, therefore, that the film industry will continue to increase the number of films available for theatrical exhibition which will permit the U.S.-based theater industry to continue to expand.

     The National Association of Theater Owners estimates that there were approximately 360 theatrical motion picture exhibitors in the United States at the end of 1995. Of these, 235 operated four or fewer theaters. In the five-year period 1991 to 1995, the average ticket price for movies shown by publicly-traded exhibitors has increased approximately 6%; compared to the U.S. Consumer Price Index, which has increased by approximately 12%. During the same period, admission revenues for these exhibitors increased from approximately $1.37 billion to approximately $2.32 billion.

     The multiplex theater was introduced to the moviegoing public in the 1960's and multiplexing is now considered the industry standard. The advantages of a multiplex theatrical format include the following: (i) the ability to play a range of movies to fit the various tastes of the moviegoing public; (ii) the ability to accommodate the expected size of the audience for a particular movie;
(iii) the ability to run a popular movie for a longer period of time and to exhibit newer films immediately upon their release; and (iv) the ability to show a single film in two auditoriums simultaneously, thereby effectively increasing the viewing capacity for a popular film.

BUSINESS PLAN

     GROWTH STRATEGY

     The Company intends to acquire or develop primarily in-town, four to eight screen, multiplex theaters in affluent suburban communities in the New York/New Jersey metropolitan area in retail centers that are the focus of community life or are being revitalized. The Company also plans to expand its operations into other Middle Atlantic and New England states.

     o Selectively Acquire Theater Operations

     The Company believes that one of its strengths is its ability to successfully identify available theaters in appropriate locations. A significant number of theaters in the types of communities in which Clearview would want to operate a theater are closely-held businesses that often do not have sufficient capital to expand or renovate or are not managed as efficiently as possible. In addition, because many of the major movie theater circuits are focused on acquiring or developing mega-multiplex theaters, the Company believes that it can offer an attractive 'exit strategy' for small independent operators. The Company has also identified certain larger motion picture circuits with theaters that may be suitable for acquisition.

     o Add Screens to Existing Theaters

     The Company plans to add screens to existing theaters when the Company believes that this will increase revenues and cash flow. By adding screens, the Company is able to offer a larger selection of films that can attract more patrons. Dividing an auditorium into two or more smaller auditoriums, thus, can create additional revenue with only a marginal increase in expenses.

     o Develop New Theaters

     The Company believes that it can successfully identify locations in suitable communities that can be developed into theaters. Opportunities have been presented by real estate developers who wish to enhance their properties with the presence of a movie theater, which opportunities often would require limited direct investment by the Company. In addition, Clearview has been approached by the governments or community development agencies of towns in the New York/New Jersey metropolitan area that are interested in revitalizing parts of their communities and believe that a movie theater could provide impetus to such redevelopment.

     OPERATING STRATEGY

     The Company believes that there are several aspects of its operating strategy that help to differentiate it from other exhibitors.

     o Theater Facilities/Environment

     Clearview's theaters are located in towns and communities rather than in shopping malls or on highways. Each of the Company's theaters is located on a major street in its town and is easily accessible. They are generally surrounded by upscale stores and restaurants and parking is typically available at each location. An important aspect of Clearview's operating strategy is to provide a clean, comfortable and visually appealing environment, which usually includes silk flower arrangements, chandeliers and a decorative fireplace. When Clearview acquires a theater it typically refurbishes the existing seats and equips them with cup holders. In addition, Clearview will generally redecorate the lobby, upgrade the concession stand and provide a courtesy phone so that patrons can make local telephone calls. The concession stand at each theater offers high-margin snack and food items, such as fruit juices, bottled water, ice cream, cappuccino and Swiss chocolates, as well as soft drinks, popcorn and an assortment of candy items.

     o Film Selection

     The Company believes that its mix of films is unique among the larger motion picture circuits. By concurrently showing first-run commercial, art and family-oriented films, Clearview seeks to appeal to three main groups: families with younger children (10 years of age and younger), baby boomers generally and older moviegoers in affluent suburban communities. Because Clearview regularly plays art films in most of its theaters throughout the year, it has been able to establish good relationships with the distributors of those types of films. These relationships, in turn, have resulted in increased flexibility concerning the movement of prints, length of run and film rent. Clearview is sensitive to the tastes of its audience in each community and adjusts its mix of films accordingly.

     o Customer Satisfaction

     Customer satisfaction is one of Clearview's highest priorities. Clearview believes that its theaters are perceived as good neighbors and it encourages community involvement through regular participation in community fundraising and charity functions. Most of the Company's theaters accommodate birthday parties and other special events. Typically, food and beverages are provided by the theater at such events. As a service-oriented business where cleanliness, upkeep, safety and interaction with the general public are integral to success, Clearview believes that it is vital that its employees be dedicated and energetic. The Company mandates an extensive set of procedures to keep its theaters clean and to ensure proper film presentation. Adherence to employee dress and appearance codes and to specific rules of behavior is also required of all its theater employees.

     o Centralized Decision Making

     The Company has developed sophisticated internal controls and installed a computerized management information system of the type used by some of the largest movie circuits to control and account for all aspects of their day-to-day operations. Clearview believes that its internal controls and management information system enable it to expand the number of locations and screens in its circuit without a proportionate increase in general and administrative expenses. The Company can closely track and manage box office and concession revenues. The management information system has on-line capabilities to collect information concerning box office receipts, ticketing, concession sales, inventory control and booking.

     o Operating Efficiencies


     The Company seeks to acquire or develop theaters in communities that are close to the communities where the Company's existing theaters are located. This enables theaters to share skilled personnel and for the appropriate district manager to coordinate the theaters' activities. In addition, the Company has begun experimenting with advertising its theaters under a single 'umbrella' in communities where those theaters are close to each other to increase awareness and occupancy levels. Adding screens at theaters that the Company acquires the right to operate will enable it to offer a diverse selection of films, serve patrons from common support facilities, and stagger movie showing times to increase attendance and improve the utilization of seating capacity.


ACQUISITIONS

     Since its initial acquisition of the leaseholds of four theaters in December, 1994, Clearview has completed five transactions. From December 31, 1994 through the date of this Prospectus, the number of Clearview theaters has increased from four to 17 and the number of Clearview screens has increased from eight to 69. A summary of Clearview's acquisitions (both completed and pending) is set forth in the following table.


       DATE OF                                                      NO. OF     MEANS OF        YEAR LEASE
 ACQUISITION/OPENING    COMMUNITY                COUNTY, STATE      SCREENS    OWNERSHIP         EXPIRES
---------------------   -------------------      ---------------    -------    ---------    -----------------
Dec. 21, 1994           Bernardsville            Somerset, NJ           3        Lease      Dec. 31, 1999(4)
Dec. 21, 1994           Chester                  Morris, NJ             6        Lease      Jan. 31, 2008(4)
Dec. 21, 1994           Madison                  Morris, NJ             4        Lease      Dec. 31, 2000(4)
Dec. 21, 1994           Manasquan                Monmouth, NJ           1        Lease      Jan. 14, 2002
Sept. 8, 1995           Baldwin                  Nassau, NY             2        Lease      Aug. 31, 2015
Sept. 8, 1995           New Hyde Park            Nassau, NY             2        Lease      Aug. 31, 2022
Sept. 8, 1995           Port Washington          Nassau, NY             7        Lease      Jan. 31, 2010
May 29, 1996            Clifton                  Passaic, NJ            6        Lease      Jan. 14, 2007
May 29, 1996            Emerson                  Bergen, NJ             4        Lease      Dec. 31, 2006
May 29, 1996            New City                 Rockland, NY           6        Lease      Dec. 31, 2017
May 29, 1996            Washington Township      Bergen, NJ             3        Lease      Oct. 31, 2006
July 18, 1996           Bedford                  Westchester, NY        2        Lease      Dec. 31, 2011
July 18, 1996           Mount Kisco              Westchester, NY        5        Lease      Dec. 31, 2003
Dec. 13, 1996           Bergenfield              Bergen, NJ             5        Own        (5)
Dec. 13, 1996           Closter                  Bergen, NJ             4        Lease      Aug. 31, 1999(4)
Dec. 13, 1996           Tenafly                  Bergen, NJ             4        Own        (5)
July 2, 1997            Summit                   Union, NJ              5        Lease      Dec. 31, 2007(4)
Pending                 Brooklyn                 Kings, NY              4(1)     Lease      (5)
Pending                 Bayonne                  Hudson, NJ            10(2)     Lease      (5)
Pending                 Bronxville               Westchester, NY        3(3)     Own        (5)
Pending                 Larchmont                Westchester, NY        1(3)     Lease      (5)
Pending                 Mamaroneck               Westchester, NY        4(3)     Own        (5)
Pending                 New City                 Rockland, NY           2(3)     Own        (5)
Pending                 Wayne                    Passaic, NJ            4(3)     Lease      (5)
                                                                       --
                                                 Total                 97

------------------
(1) This is an existing theater that is to be leased from a party who is acquiring it from its current owner.

(2) The site for this theater is being cleared so that construction can commence.

(3) Part of the proposed acquisition of the UA Theaters.

(4) Under these leases, the Company has one or more renewal options.

(5) Not applicable because the theater is owned by the Company or the Company has not yet acquired the leasehold interest for the theater or the theater and its underlying real property.

RECENT DEVELOPMENTS


     On June 30, 1997, Clearview repurchased the Provident Warrants from Provident for $1.0 million (or $10.62 per share), plus the right to receive up to the lesser of (i) $300,000 (or $3.18 per share) or (ii) the product of (x) 89,400 and (y) the initial public offering price in the Offering minus $11.19 per share, but not less than zero. The Company believed that this repurchase of the Provident Warrants would facilitate the Offering. Based on the initial public offering price of $8.00 per share, no additional amount will be payable to Provident under this formula. At the same time, Clearview and Provident amended the Current Facility to provide a term loan to Clearview of $1.3 million, of which $1.0 million was used to pay the initial purchase price for the Provident Warrants and $300,000 was to be used to pay some of the costs already incurred or to be incurred by the Company in connection with the Offering. See 'Certain Transactions.'

     On July 21, 1997, Clearview entered into the UA Agreement with United Artists to acquire either all the UA Theaters for an aggregate purchase price of $8.65 million or one UA Theater in New City, New York for $1.4 million. The Company has paid United Artists a $75,000 non-refundable deposit for this right. The five UA Theaters have a total of 14 screens and are located in Wayne, New Jersey and Bronxville, Larchmont, Mamaroneck and New City, New York. Clearview can exercise its right to acquire either all five UA Theaters or the UA Theater in New City, New York at any time until October 20, 1997. If the Company exercises either right by that date and does not consummate the applicable acquisition by November 18, 1997, it will have the right to delay the closing for an additional 90 days upon payment of an additional $75,000 to United Artists. If Clearview does not exercise either right prior to October 20, 1997, it has no further obligation to United Artists. The Company will need to obtain additional financing either under the New Facility or otherwise in order to consummate the acquisition of all five UA Theaters. See 'Risk Factors--Expansion Plans--Need for Additional Financing.' If the Company does not exercise its right to purchase the UA Theaters, it intends to continue to implement its growth strategy by selectively acquiring theater operations.


FILM LICENSING

     The Company licenses films from distributors on a film-by-film and theater-by-theater basis. Prior to negotiating for film licenses, senior management of Clearview, working with three outside film buyers, evaluates the prospects for upcoming films using many factors, including cast, director, plot, performance of similar films, estimated film rental costs and expected Motion Picture Association of America rating. Senior management makes the final determination regarding which films to license. Clearview's success when licensing particular films depends in large part upon its knowledge of trends and the historical film preferences of the residents in the markets served by its theaters, as well as on the availability of motion pictures that the Company believes will be successful in those markets.

     A film is licensed from one of the film distributors owned by the major film production companies or from one of the independent film distributors that generally distribute films for smaller production companies for exhibition at only one theater in a particular film licensing zone. Film distributors typically recognize geographic film licensing zones with radii of three to five miles in metropolitan and suburban markets, depending primarily on population density. Of Clearview's current theaters, 75% are the sole exhibitors in their film zones, permitting the Company to choose which films it wishes to exhibit at these theaters.

     In film zones where Clearview is the sole exhibitor, a film license is generally obtained by Clearview after selecting a film from among those offered and negotiating directly with its distributor. In film zones where there are multiple exhibitors, a distributor will either require the exhibitors in the film zone to bid for a film or will allocate films among the exhibitors in the film zone. When films are licensed under the allocation process, a distributor will choose which exhibitor is to be offered a movie and then that exhibitor will have to negotiate film rental terms directly with that distributor. Over the past several years, distributors have almost exclusively used the allocation process rather than the bidding process to license their films in the New York/New Jersey metropolitan area. When films are licensed through a bidding process, exhibitors compete for licenses based upon the film rental fees to be paid. The Company currently does not bid for films in any of its film zones, although it may be required to do so in the future.

     Clearview predominantly licenses 'first run' films. If the Company believes that a film has substantial remaining potential following its first run, it may license that film for a 'second run.' Second runs enable Clearview to exhibit a variety of films during periods in which there are few new releases and to offer its target audience an opportunity to see a film that did not fit into Clearview's first run schedule. Film distributors establish second run availability on a national or market-by-market basis after a film's release from first run theaters and generally permit each theater within a market to exhibit that film.

     Each film license typically specifies that the rental fee is based on either a gross box office receipts formula or a theater admissions revenue formula depending upon which one results in the larger amount. In addition, if a distributor deems a film to be extremely promising, exhibitors may be required to pay non-refundable guarantees of film rental fees or to make refundable advance payments of film rental fees or both in order to obtain a license for that film. Under a gross box office receipts formula, the distributor receives a specified percentage of box office receipts from the licensed film, with the percentage declining over the term of the film run. First run commercial and family-oriented film rental fees typically begin at approximately 70% to 50% of box office receipts for the licensed film (depending on the type of film and its distributor) and gradually decline, over a period of four to seven weeks, to as low as 30% of box office receipts. First run art film rental fees and second run commercial and family-oriented film rental fees typically begin at 35% of box office receipts for the licensed film and often decline to 30% of box office receipts after the first week. Under a theater admissions revenue formula (commonly known as a '90/10' clause), the distributor receives a specified percentage (i.e., 90%) of the excess of box office receipts for a given film over a negotiated allowance for theater overhead expenses. Although generally not specifically contemplated by the provisions of film licenses, the terms of a film license often is adjusted or renegotiated subsequent to the initial release of the film.

     The Company's business is dependent upon the availability of marketable first run commercial, family-oriented and art motion pictures and its relationships with distributors. Many distributors provide first run movies to the motion picture exhibition industry; however, distribution has been historically dominated by a limited number of distributors (Warner Brothers, Paramount, 20th Century Fox, Universal, Disney/Touchstone, MGM/UA and Columbia/Tri-Star) which, since 1989, have typically accounted for well over 75% of domestic admission revenues and virtually every one of the top 25 grossing films in a given year. No single major distributor dominates the market. Disruption in the production of motion pictures by the major studios and/or independent producers, poor commercial success of motion pictures or poor relationships with distributors could have a material adverse effect upon the Company's business and results of operations.

     The Company licenses films from each of the major distributors and believes that its relationships with these distributors are good. The Company also licenses films from independent film distributors on a consistent basis. Because these distributors often have difficulty licensing films at theaters that are well-maintained and technologically up-to-date, these distributors have cooperated with the Company when it seeks to move prints, modify the length of a film's run or change a film's rent. From year to year, the box office revenues of the Company attributable to individual distributors will vary depending upon the films they distribute. Set forth below are the top fifteen distributors for the Company for 1995 and 1996, ranked by the number of films shown.


                DISTRIBUTORS RANKED BY NUMBER OF FILMS EXHIBITED

                           1995                                                       1996
----------------------------------------------------------   -------------------------------------------------------
NAME                                           # OF FILMS    NAME                                        # OF FILMS
--------------------------------------------   -----------   -----------------------------------------   -----------
Buena Vista                                         23       Buena Vista                                      31
Warner Brothers                                     19       Sony                                             22
20th Century Fox                                    14       Warner Brothers                                  21
Miramax                                             13       Miramax                                          20
Sony                                                13       Paramount                                        17
Paramount                                           12       20th Century Fox                                 16
MCA/Universal                                       11       MCA/Universal                                    15
MGM/UA                                               9       MGM/UA                                           13
New Line                                             6       New Line                                          9
Gramercy                                             4       Gramercy                                          6
Savoy                                                4       Fine Line                                         4
Fine Line                                            3       Orion                                             4
Columbia                                             1       Samuel Goldwyn                                    4
Samuel Goldwyn                                       1       Sony Classic                                      4
Triumph                                              1       October                                           3

     One of the three film buyers with whom the Company works is employed by Cineplex Odeon. Some of the Company's theaters, excluding any theaters for which that buyer helps acquire films, compete with theaters owned by Cineplex Odeon. The Company believes that, to date, this arrangement has been beneficial.

COMPETITION

     The motion picture exhibition industry is highly competitive, particularly with respect to licensing films, attracting patrons and acquiring or developing theaters to operate. The Company's theaters compete with theaters operated by national and regional circuits and by smaller independent exhibitors. The Company believes that the principal competitive factors with respect to film licensing include licensing terms, the seating capacity, location and reputation of an exhibitor's theaters, the quality of projection and sound equipment at an exhibitor's theaters and an exhibitor's ability and willingness to promote films. Competition for patrons is dependent upon factors such as the availability of popular films, the location of theaters, the comfort and quality of theaters and ticket prices. The Company believes that it competes favorably with respect to each of these factors.

     There were approximately 360 domestic motion picture exhibitors at the end of 1995. Motion picture exhibitors vary substantially in size, from small independent operators of single screen theaters to large national chains of multi-screen theaters. Many of the Company's larger competitors have been in existence significantly longer than the Company and may be better established in the markets where the Company's theaters are or may, in the future, be located. Certain of the Company's larger competitors have sought to increase the number of theaters and screens in operation in particular markets. Such increases may cause those markets or portions thereof to become overscreened, which could negatively impact the earnings of the Company's theaters, if any, in those markets.

     The Company analyzes the level of competition in a geographic area prior to and in the early stages of the negotiation of any development or acquisition of a theater. This analysis is crucial as many of the Company's potential theater locations are in well-established communities that have previously experienced the building of large out-of town multiplexes and the addition of screens to in-town theaters.

     The Company's theaters also face competition from a number of other motion picture delivery systems, such as cable television, direct satellite delivery, video cassettes and pay-per-view television. The impact of such delivery systems on the motion picture exhibition industry is difficult to determine precisely, and there can be no assurances that existing or future delivery systems will not have an adverse impact on attendance at movie theaters. The Company believes that the public will continue to recognize the advantages of viewing a movie on a large screen with superior audio-visual quality as a shared experience in a public forum and that alternative delivery systems do not provide an experience comparable to the out-of-home entertainment experience of attending a movie in a theater. The Company believes that movie theaters also face competition from other forms of outside-the-home entertainment that compete for the public's leisure time and disposable income. Clearview believes that movie exhibition is priced competitively relative to other out-of-home entertainment options, such as music concerts, sporting events and live theater.

EMPLOYEES

     As of July 31, 1997, the Company had 333 employees, of whom seven worked at the corporate headquarters, 62 are district managers, theater managers and projectionists and 264 are hourly employees. Clearview employs one primary manager and one or more relief managers at each of its theaters. In most of its theaters, each shift (which is five to six hours) has a manager and a projectionist or a single manager/projectionist. Generally, the theater manager serves as the projectionist if the applicable theater has four or fewer screens. In the larger theaters there are separate managers and projectionists. In addition, each of the Company's four district managers, who is also a manager of a theater in his district, has certain supervisory obligations. The Company has entered into an agreement with the International Alliance of Theatrical Stage Employees union that provides for a skilled projectionist for every shift at a substantial number of its theaters. The Company believes that its relationship with such union is good.

REGULATORY ENVIRONMENT

     The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The Company has never been a party to any of such cases or the resulting decrees, but its licensing operations are subject to those decrees. The consent decrees resulting from such cases bind certain major motion picture distributors and require the films of those distributors to be offered and licensed to exhibitors, including the Company, on a film-by-film and theater-by-theater basis. Consequently, exhibitors, such as the Company, cannot assure themselves of a supply of films by entering into long-term arrangements with major distributors, but must negotiate for licenses on a film-by-film and theater-by-theater basis.

     The Federal Americans With Disabilities Act (the 'Disabilities Act') prohibits discrimination on the basis of disability in public accommodations and employment. The Disabilities Act became effective as to public accommodations in January, 1992 and as to employment in July, 1992. The Company will have new theaters constructed to be accessible to the disabled and believes that it is otherwise in substantial compliance with all current applicable regulations relating to accommodations for the disabled. The Company intends to comply with any future regulations relating to accommodating the needs of the disabled, and the Company does not currently anticipate that such compliance will require the Company to expend substantial funds.

     The Company's theater operations are also subject to federal, state and local laws governing such matters as wages and working conditions, health and sanitation requirements and licensing. A significant portion of the Company's employees are paid just above the federal minimum wage and, accordingly, already adopted and further increases in that minimum wage could increase the Company's labor costs.

     In connection with the construction, renovation and operation of its theaters, the Company and its contractors and landlords are required to obtain proper building and operating permits and to comply with the other requirements of local zoning and other laws and regulations. The Company does not anticipate that compliance with such laws and regulations will have a material adverse effect on its business.

PROPERTIES

     The Company leases or sub-leases all of its theaters other than the two theaters in Tenafly and Bergenfield, New Jersey, which are owned by the Company. The three theaters in Nassau County are being operated under agreements under which the Company pays rent to the landlords and has the right beginning in September, 1997 to acquire the underlying leaseholds and related theater equipment upon paying the optionor an amount to be calculated based on the operating cash flow of the theaters. The option will expire in September, 2000 if not exercised, and the three theaters would then be returned to the optionor.

     When a theater is developed for Clearview or Clearview acquires a theater from a landlord, the term of the relevant lease, including all renewal options, is usually about forty years. If a lease is acquired from an exhibitor, typically the lease is assigned to Clearview and still has a substantial term. Most of Clearview's current leases have terms, including all renewal options, of at least ten years and provide for periodic rent increases. Only one theater that is leased by the Company has a lease that expires in the next five years under which the Company does not have one or more renewal options and that theater is not material to the Company's business and future operations. All of Clearview's landlords are unaffiliated third parties. The aggregate annual minimum lease payments for all the Company's theaters over the next five years are as follows: 1997: $954,878; 1998: $959,851; 1999: $943,821; 2000: $865,071;
and 2001: $777,819.

     The Company's corporate office is located in approximately 2,000 square feet of space in Madison, New Jersey, and is subject to a lease agreement, the term of which expires on February 28, 1998.

LEGAL PROCEEDINGS

     From time to time the Company is involved in litigation in the ordinary course of its business. Currently, the Company does not have pending any litigation that would have a material adverse effect upon the Company.

                            MANAGEMENT AND DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS

     Under the Company's current Amended and Restated Certificate of Incorporation and By- laws, members of the Board of Directors serve one-year terms and are elected by the holders of the Common Stock and Class A Preferred Stock voting as a single class. Under the New Certificate and New By-laws, the members of the Board of Directors will be divided into two groups, one group to be elected by the holders of the Common Stock (the 'Common Directors') and the other group to be elected by the holders of the Class A Preferred Stock (the 'Preferred Directors'). Furthermore, under those organizational documents, the Common Directors will be divided into three classes, with the classes as nearly equal in the number of directors as possible, while the Preferred Directors will not be so divided. At each annual meeting of stockholders, Common Directors will be elected for three-year terms to succeed the Common Directors of the class whose terms are expiring, while Preferred Directors will be elected for one-year terms. See 'Description of Capital Stock.'

     Set forth below is certain information as of July 31, 1997 concerning the Company's directors and executive officers.

NAME                             AGE   POSITION
------------------------------   ---   -------------------------------------------------------
A. Dale Mayo                     56    Chairman of the Board, President, Chief Executive
                                       Officer, Director
Paul Kay                         57    Vice President -- Operations
Sueanne Hall Mayo                50    Vice President -- Management Information Systems,
                                       Secretary, Director
Joan M. Romine                   46    Treasurer, Chief Financial Officer
Wayne L. Clevenger               54    Director
Robert G. Davidoff               70    Director
Brett E. Marks                   35    Director
Denis Newman                     67    Director


     A. DALE MAYO has been the Chairman of the Board, President and Chief Executive Officer and a director of the Company since its incorporation. He was the president of Clearview Cinema Corp.(1) from 1987 to 1993. Mr. Mayo is a member of the Foundation of Motion Picture Pioneers and the Motion Picture Club. He is married to Sueanne Hall Mayo. Mr. Mayo will be a Class III Common Director, with a term expiring in 2000, after the Offering.

     PAUL KAY has been the Vice President-Operations of the Company since its incorporation. He was the vice president and general manager of Clearview Cinema Corp.(1) from 1987 to 1993.

     SUEANNE HALL MAYO has been the Vice President-Management Information Systems and Secretary of the Company since 1997 and a director since its incorporation. She joined the Company upon its incorporation as its Vice President-Finance and Treasurer. Ms. Mayo was the treasurer of Clearview Cinema Corp. from 1987 to 1993.(1) She is married to A. Dale Mayo. Ms. Mayo will be a Class II Common Director, with a term expiring in 1999, after the Offering.

     JOAN M. ROMINE has been the Treasurer and Chief Financial Officer of the Company since 1997. Prior to joining the Company in 1996 as its Controller, she was the controller of Magic Cinemas, L.L.C. from 1995 through 1996 and controller, treasurer and secretary of Hanita Cutting Tools, Inc., a U.S. subsidiary of an international metal working company, from 1988 through 1995.

     WAYNE L. CLEVENGER has been a director of the Company since 1996. He has been a managing director of MidMark Advisors, Inc., the general partner of MidMark Equity Partners, L.P., since 1994 and a managing director of MidMark Associates, Inc., the general partner of MidMark Capital, L.P., since 1994. Mr. Clevenger was a managing director of MidMark Management, Inc., a private investing management company, from 1989

------------------
(1) Clearview Cinema Corp. was formed in 1987 by Mr. Mayo and two other persons to operate one theater and it acquired an additional three theaters over the next several years. It was sold in 1993, after Mr. Mayo and his then-partners were unable to agree on its future, with Mr. Mayo retaining the rights to the Clearview name and trademark and one of those theaters.

through 1994. He also serves on the board of directors of Exide Electronics Group, Inc. Mr. Clevenger will be a Preferred Director after the Offering.


     ROBERT G. DAVIDOFF has been a director of the Company since 1994. He is a managing director of Carl Marks & Co., Inc., a general partner of CMNY Capital II, L.P. and a managing director of CMCO, Inc. Mr. Davidoff also serves on the boards of directors of Marisa Christina, Inc., Rex Stores, Inc., Hubco Exploration, Inc., SIDARI Corp., Consco Enterprises, Inc., Paging Partners Corp. and Audio Network Communications, Inc. Mr. Davidoff will be a Class II Common Director, with a term expiring in 1999, after the Offering.

     BRETT E. MARKS has been a director of the Company since its incorporation and was its Vice President--Development from such date to 1997. He has been an executive vice president of First New York, a mid-sized realty brokerage firm specializing in commercial leasing and investment sales, from 1987 to the present, and the president of Marks Capital Management, a real estate management company, from 1989 to the present. Mr. Marks will be a Class I Common Director, with a term expiring in 1998, after the Offering.

     DENIS NEWMAN has been a director of the Company since 1996. He has been a managing director of MidMark Advisors, Inc., the general partner of MidMark Equity Partners, L.P., since 1994; a managing director of MidMark Associates, Inc., the general partner of MidMark Capital, L.P., since 1994; and a managing director of MidMark Management, Inc. since 1989. Mr. Newman also serves on the board of directors of First Brands Corporation. Mr. Newman will be a Preferred Director after the Offering.

DIRECTOR COMPENSATION

     The Company does not currently compensate its directors or reimburse them, as such, for their expenses incurred in connection with attendance at Board of Directors' meetings and has no current plans to change this policy after consummation of the Offering. See 'Certain Transactions.'

THE BOARD OF DIRECTORS

     The Board of Directors currently has six members. The Board of Directors has no committees at the present time. Prior to the consummation of the Offering, an audit committee will be created.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of the Company's Chairman of the Board, President and Chief Executive Officer, who was the only executive officer of the Company whose annual salary and bonus exceeded $100,000 during 1996.

        SUMMARY COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 1996

                                           ANNUAL COMPENSATION
                                       ----------------------------
NAME                                   SALARY ($)         BONUS ($)
------------------------------------   ----------         ---------
A. Dale Mayo                            $ 99,167(1)        $37,371(1)

------------------
(1) Since May 29, 1996, Mr. Mayo's compensation has been calculated pursuant to the Employment Agreement (as described below). Prior to that date, Mr. Mayo's annual compensation was equal to 2% of the first $5,000,000 in gross revenues of the Company, plus 1% of gross revenues in excess of $5,000,000.

1997 INCENTIVE PLAN

     The Clearview Cinema Group, Inc. 1997 Stock Incentive Plan (the '1997 Incentive Plan') is intended to assist the Company in attracting and retaining highly competent key employees and consultants and to act as an incentive for such individuals to achieve long-term Company objectives. The 1997 Incentive Plan will be administered by the Board of Directors.

     The 1997 Incentive Plan provides for awards of up to 200,000 shares of Common Stock. The number of shares available for issuance under the 1997 Incentive Plan will be subject to adjustment for changes in Clearview's capital structure or upon the occurrence of certain significant corporate events such as mergers. All key employees and consultants of the Company or any of its subsidiaries will be eligible to participate, including officers who are also directors of the Company. No participant can receive awards under the 1997 Incentive Plan in any calendar year in respect of more than 150,000 shares of Common Stock.

     The 1997 Incentive Plan has no fixed expiration date. The Board of Directors will establish expiration and exercise dates for awards under the 1997 Incentive Plan on an award-by-award basis. However, for the purpose of awarding incentive stock options ('incentive stock options') under Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code'), the 1997 Incentive Plan will expire ten years from its effective date. In addition, certain provisions of the 1997 Incentive Plan relating to 'performance-based' compensation under
Section 162(m) of the Code will expire five years from that effective date.

     The Board of Directors may grant incentive stock options, options that do not qualify as incentive stock options ('non-qualified stock options') or a combination thereof. The terms and conditions of any stock options granted, including the quantity, price, waiting periods and other conditions on exercise, will be determined by the Board of Directors. The exercise price for each stock option will be determined by the Board of Directors in its discretion; provided, that the exercise price per share for each stock option will be at least equal to the fair market value of one share of Common Stock on the date when that stock option is granted.

     Stock appreciation rights ('SARs') and limited SARs may be granted by the Board of Directors either separately from or in tandem with non-qualified stock options or incentive stock options. A SAR entitles its holder to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of Common Stock on its exercise date over the SAR exercise price, times
(ii) the number of shares of Common Stock with respect to which the SAR is exercised. Upon exercise of a SAR, payment will be made in cash, shares of Common Stock or a combination thereof, as determined by the Board of Directors.

     The Board of Directors may also award shares of Common Stock subject to restrictions specified by the Board of Directors in its discretion ('Restricted Shares'). Restricted Shares are subject to forfeiture if their holder does not meet certain conditions such as continued employment over a specified forfeiture period (the 'Forfeiture Period') and/or the attainment of specified performance targets over the Forfeiture Period. Any performance targets will be determined by the Board of Directors and may, but need not, include specified levels of one or more of operating income, earnings per share, return on investment, return on stockholders' equity or earnings before interest, taxes, depreciation and amortization.

     The Board of Directors may grant performance awards upon such terms and conditions as the Board of Directors deems appropriate. A performance award would entitle its recipient to receive a payment from the Company, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of Common Stock or a combination thereof, as determined by the Board of Directors. Any award periods will be established at the discretion of the Board of Directors. The performance targets will also be determined by the Board of Directors and may, but need not, include specified levels of one or more of operating income, earnings per share, return on investment, return on stockholders' equity or earnings before interest, taxes, depreciation and amortization. When circumstances occur which cause predetermined performance targets to be an inappropriate measure of achievement, the Board of Directors, in its discretion, may adjust the performance targets.

     In the event of a Change in Control (as defined in the 1997 Incentive
Plan), all stock options and SARs will immediately become exercisable, the restrictions on all Restricted Shares will immediately lapse and all performance awards will immediately become payable.


     Upon consummation of the Offering, the Company's grant to the executive officers of the Company and one consultant to the Company of options for an aggregate of 110,000 shares of Common Stock under the 1997 Incentive Plan will become effective. The Board of Directors has determined to distribute those options as follows: Mr. Mayo--an option to purchase 50,000 shares; Mr. Kay--an option to purchase 25,000 shares; Ms. Mayo--an option to purchase 15,000 shares; Ms. Romine--an option to purchase 10,000 shares; and Mr. Marks--an option to purchase 10,000 shares. Those options will generally (i) have an exercise price equal to the initial public offering price (before underwriting discounts), (ii) provide for vesting over a period of four years, subject to earlier vesting or termination in certain circumstances, (iii) be exercisable for a period of ten years, subject to earlier termination in certain circumstances, and (iv) constitute incentive stock options to the maximum extent permitted under applicable law and otherwise be non-statutory stock options.

EMPLOYMENT AGREEMENT

     Pursuant to an Employment Agreement by and between the Company and Mr. Mayo dated May 29, 1996 (the 'Employment Agreement'), Mr. Mayo has agreed to serve as Chairman of the Board, President and Chief Executive Officer of the Company. As compensation, Mr. Mayo is to receive an annual base salary of not less than $120,000, plus an annual bonus equal to one percent of the Company's gross revenues in excess of $7,000,000; provided, however, that such total compensation may not exceed $750,000 in any one year. The initial term of the Employment Agreement expires on May 29, 2003. Thereafter, the term of the Employment Agreement will be automatically extended for successive one-year periods ending on May 29, unless terminated by either party upon at least six months' advance notice. The Employment Agreement also provides that, for a period of three years after its termination, Mr. Mayo may not, directly or indirectly, engage, have a financial interest in or become interested in any other businesses similar to or in competition with the Company within a fifty-mile radius of any theater owned or operated by the Company as of the date of that termination.

                              CERTAIN TRANSACTIONS


     Pursuant to a Contribution and Exchange Agreement dated December 21, 1994, the Company issued to A. Dale Mayo ('Mayo') and Brett E. Marks ('Marks') 330,000 and 120,000 shares of Common Stock, respectively, in exchange for (i) all of the outstanding shares of capital stock of Clearview Theater Group, Inc., CCC Madison Triple Cinema Corp., CCC Chester Twin Cinema Corporation and CCC Manasquan Cinema Corporation (collectively, the 'Subsidiaries') and (ii) promissory notes of certain Subsidiaries with an aggregate principal amount of $250,000. The principal assets of the Subsidiaries were the leases for the movie theaters in Bernardsville, Chester, Madison and Manasquan, New Jersey and the related leasehold improvements and equipment. Concurrently with that contribution, pursuant to an Investment and Stockholders Agreement dated December 21, 1994, the Company sold 150,000 shares of Common Stock to CMNY for an aggregate purchase price of $500,000 in cash.

     Mayo had formed CCC Chester Twin Cinema Corporation in August, 1993 to be the lessee of the Chester Twin Theater. In September, 1993 as part of the consideration for the sale of Clearview Cinema Corp., Mayo acquired the capital stock of Clearview Theater Group, Inc. The terms of that sale were negotiated at arm's length between the owners of Clearview Cinema Corp. and the purchaser. In February, 1994, Mayo sold to Marks 49% of the capital stock of CCC Madison Triple Cinema Corp. and of CCC Chester Twin Cinema Corporation for $10,000 and $5,000, respectively. Simultaneously, Marks loaned CCC Madison Triple Cinema Corp. $125,000 and received a promissory note in exchange. In May, 1994, Mayo formed CCC Manasquan Cinema Corporation to be the lessee of the Algonquin Theater in Manasquan, New Jersey.

     No third party was retained by Clearview, Mayo, Marks or CMNY to value the interests being exchanged by Mayo and Marks for shares of Common Stock or to determine the relationship between those values and the purchase price paid by CMNY for its shares of Common Stock. The valuation to be placed on those interests and that relationship was determined by the arm's length negotiations between Mayo and Marks and a representative of CMNY. Under the Investment and Stockholders Agreement, CMNY has the right to sell its shares of Common Stock to the Company for a 30-day period commencing in 2002 at a price based upon a formula set forth therein and, if CMNY does not exercise that right, the Company has the right to purchase those shares of Common Stock from CMNY for the 90-day period commencing after the expiration of that 30-day period at a price based upon the same formula. CMNY and Clearview have agreed to terminate those rights in connection with the Offering. See 'The Concurrent Transactions.'


     As of June 1, 1997, Marks and the Company entered into a consulting and confidentiality agreement pursuant to which Marks as a consultant will assist the Company in the identification of possible locations for the development of theaters and of theaters that are potential acquisition candidates and provide other services as requested by the Company. Marks is also an executive vice president of First New York. To the extent, if any, that Marks identifies any person who is interested in leasing a site to Clearview in his capacity as an employee of First New York and Clearview determines to lease that site, First New York could be entitled to a commission from that person and Marks would then be entitled to a commission from First New York. In connection with the Company's proposed acquisition of the leasehold of a theater in Brooklyn, New York, First New York and Marks will be entitled to commissions of $66,000 and $19,800, respectively, payable by the lessor, if the transaction is consummated. In addition, in connection with the proposed acquisition of the UA Theaters, First New York and Marks will be entitled to commissions of $259,500 and $77,850, respectively, payable by United Artists, if the transaction is consummated. In order to formalize the relationships among the parties, First New York, Marks and Clearview are negotiating an agreement. In that agreement, it is proposed the First New York will acknowledge that Marks, as a consultant to Clearview, will be engaged in activities that might, under other circumstances, result in commissions being earned by First New York and Marks, but that it will be within Clearview's sole discretion to determine whether any such activity will result in commissions being payable to them.

     Robert G. Davidoff ('Davidoff'), a director of the Company, is a general partner of CMNY and a managing director of CMCO, Inc. ('CMCO'). On August 31, 1995, CMNY, CMCO and Davidoff each purchased from the Company 8% Notes with the principal amounts of $300,000, $50,000 and $50,000, respectively. Each of these 8% Notes matures on August 31, 1997, which term is to be amended in connection with the Put/Call Termination to October 31, 1997. In connection with the sale of these 8% Notes, the Company issued each purchaser two A/B Warrants to purchase in the aggregate 45,000 shares, 7,500 shares and 7,500 shares of Common Stock, respectively. See 'The Concurrent Transactions' and 'Description of Capital Stock--Warrants.'

     On October 11, 1995, Davidoff and CMCO each purchased an additional 8% Note with a principal amount of $50,000 each. Each of these 8% Notes matures on October 11, 1997, which term is to be amended in connection with the Put/Call Termination to October 31, 1997. In connection with the sale of these 8% Notes, the Company issued each purchaser two A/B Warrants to purchase in the aggregate 7,500 shares and 7,500 shares of Common Stock, respectively. See 'The Concurrent Transactions' and 'Description of Capital Stock-- Warrants.'

     On December 13, 1996, Davidoff and CMCO each purchased an additional 8% Note with a principal amount of $300,000 each. Each of these 8% Notes matures on December 13, 1998. In connection with the sale of these 8% Notes, the Company issued each purchaser two A/B Warrants to purchase in the aggregate 22,500 shares and 22,500 shares of Common Stock, respectively. See 'Description of Capital Stock--Warrants.'

     If the Company does not pay the 8% Notes that are due on August 31, 1997 and October 11, 1997 (or, after their amendment, October 31, 1997), the Company will extend the term of those 8% Notes an additional five years. If that occurs, the Company must issue to each holder of one of those 8% Notes a warrant with terms substantially similar to the A/B Warrants. Each of those holders would receive warrants exercisable for the number of shares of Common Stock set forth below:


                      AUGUST 31, 1995 8% NOTES    OCTOBER 11, 1995 8% NOTES
                      ------------------------    -------------------------

CMNY                           45,000                           --
CMCO                            7,500                        7,500
Davidoff                        7,500                        7,500


     If the Company pays the 8% Notes that are due on December 13, 1998 by December 13, 1997, then one of the A/B Warrants owned by each of Davidoff and CMCO exercisable for 11,250 shares of Common Stock each will terminate. If the Company does not pay those 8% Notes on December 13, 1998 and, instead extends their term, the Company will have an obligation to issue new warrants to Davidoff and CMCO exercisable for 22,500 shares of Common Stock each, which is similar to the obligation described in the preceding paragraph.

     The Company intends to pay all of the 8% Notes in 1997 from borrowings under the New Credit Facility.

     The terms of the 8% Notes and the A/B Warrants were negotiated at arm's length by Davidoff, for himself and as a representative of CMNY and CMCO, and the Company. In connection with the consummation of the Offering, the Company, CMNY, CMCO and Davidoff have agreed to exchange 162.5 of the A/B Warrants for an aggregate of 66,000 shares of Common Stock. See 'The Concurrent Transactions.'

     Wayne L. Clevenger and Denis Newman, each of whom is a director of the Company, are managing directors of MidMark Associates, Inc., which is the general partner of MidMark. MidMark acquired from the Company a total of 779 shares of Class A Preferred Stock and two warrants to purchase a total of 471 shares of Class A Preferred Stock in two transactions in 1996. Pursuant to the two Preferred Stock and Warrant Purchase Agreements under which MidMark acquired its shares of Class A Preferred Stock and such warrants, MidMark has the right exercisable on or after June 1, 2001 to sell to the Company all of those shares or the shares of Common Stock into which they have been converted at a purchase price determined in accordance with a formula set forth in those agreements that is based on the Company's gross revenues or six times the Company's combined income for its theater operations (excluding general and administrative expenses, interest and taxes, but including depreciation and amortization). In connection with the Offering, MidMark has agreed to terminate this right and to exchange its two warrants for one Class A Warrant exercisable for 282,600 shares of Common Stock. See 'The Concurrent Transactions,' 'Description of Capital Stock--Warrants--Class A Warrants' and 'Shares Eligible for Future Sale.' If the Company issues additional warrants in connection with the extension of the maturity of any 8% Notes, the Company would be obligated under the agreements with MidMark to issue additional shares of Class A Preferred Stock and additional Class A Warrants for no additional payment.

     Pursuant to a Consulting Agreement by and between MidMark Associates, Inc. ('MidMark Associates') and the Company dated May 23, 1997 (the 'Consulting Agreement'), MidMark Associates will provide the Company with business and organizational strategy and financial and investment management services for a fee equal to $60,000 per year. The Consulting Agreement terminates on the sixth anniversary of the consummation of the Offering unless terminated earlier because no officer of MidMark Associates is on the Board of Directors and the holders of the Class A Preferred Stock are no longer entitled to vote separately for directors.

     Pursuant to an agreement by and among the Company, Roxbury Cinema, Inc. (which owns the Cinema Ten Succasunna Theater), F&N Cinema, Inc. (which owns the Parsipanny Twelve Theater), and John Nelson, Seth Ferman and Pamela Ferman, the Company purchased a right of first refusal from each of those persons for $200,000 with respect to those two theaters. The right must be exercised, if at all, within a short period after any of the above persons delivers to Clearview a notice of his, her or its desire to transfer any rights in these theaters. The right of first refusal will expire on May 29, 1999 if not previously exercised.

     In accordance with the agreement pursuant to which Clearview consummated the acquisition of the leaseholds of four theaters in May, 1996, Mr. Nelson, Mr. Ferman and Ms. Ferman entered into a Non-Competition Agreement with the Company, in which they agreed not to, directly or indirectly, (i) engage or become interested in the operation of any movie theater within a seven and one-half mile radius of any of those theaters or (ii) disclose to anyone, or use in competition with the Company, any information with respect to any confidential or secret aspect of the operations of those theaters.

     On June 30, 1997, Clearview repurchased the Provident Warrants from Provident for $1.0 million (or $10.62 per share), plus the right to receive the lesser of (i) $300,000 (or $3.18 per share) or (ii) the product of (x) 89,400 and (y) the initial public offering price in the Offering minus $11.19 per share, but not less than zero. Under the terms of the Provident Warrants, Provident had the right to sell Provident Warrants exercisable for 89,400 shares of Common Stock to the Company immediately following the consummation of the Offering for an amount based on the highest of (i) the initial public offering price, (ii) an appraised value per share for the Common Stock or (iii) a value per share calculated based on the Company's cash flow. Following that transaction, Provident Warrants exercisable for 4,800 shares would have remained outstanding. The Company believed that this repurchase of the Provident Warrants would facilitate the Offering because it eliminated the uncertainty concerning the possible cost of purchasing those Provident Warrants upon consummation of the Offering. See 'Business--Recent Developments.'

     At that time, Clearview and Provident amended the Current Facility to provide a term loan to Clearview of $1.3 million, of which $1.0 million was used to pay the initial purchase price for the Provident Warrants and $300,000 was to be used to pay some of the costs already incurred or to be incurred by the Company in connection with the Offering. This new term loan does not begin to accrue interest until September 29, 1997 and has an interest rate equal to Provident's prime rate. If the Offering is consummated, the Company is obligated to pay this term loan within 90 days thereafter. Provident and Clearview also modified the Current Facility in other ways in connection with the Offering, the most significant of which was to provide that, if the Offering is consummated and the acquisition of the UA Theaters is consummated within 90 days thereof, Clearview's obligation to prepay all the term loans under the Current Facility with any net proceeds of the Offering will be permanently waived. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

     All of these transactions were negotiated at arm's length among the various parties thereto and the Company believes that each of these transactions has terms that would be appropriate in a transaction between unaffiliated parties and that are fair to the Company as a whole. Following consummation of the Offering, Clearview plans to have any transaction with an affiliated party reviewed and approved by the directors of the Company who have no relationship with that party or that transaction.

                             PRINCIPAL STOCKHOLDERS

     The following table (including the notes thereto) sets forth certain information as of July 31, 1997 regarding the beneficial ownership of the Common Stock as adjusted to reflect the sale of the shares of Common Stock being offered hereby by: (i) each person (or group of affiliated persons) known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all of the Company's directors and executive officers as a group. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                        SHARES OF COMMON        SHARES OF COMMON
                                       STOCK BENEFICIALLY      STOCK BENEFICIALLY
                                        OWNED BEFORE THE        OWNED AFTER THE
                                            OFFERING                OFFERING
                                      --------------------    --------------------
NAME AND ADDRESS(1)                    NUMBER      PERCENT     NUMBER      PERCENT
---------------------------------     ---------    -------    ---------    -------
A. Dale Mayo(2)                         682,800      47.88      682,800      28.14
MidMark Capital, L.P.(3)                527,400      36.98      527,400      21.74
CMNY Capital II, L.P.(4)                184,080      12.91      184,080       7.59
Emerson Cinema, Inc.(2)(5)              208,200      14.60      208,200       8.58
Wayne L. Clevenger(3)(6)                527,400      36.98      527,400      21.74
Robert Davidoff(4)(7)                   216,000      15.15      216,000       8.90
Brett E. Marks(2)(8)                    117,600       8.25      117,600       4.85
Denis Newman(3)(6)                      527,400      36.98      527,400      21.74
Paul Kay(2)                               9,600          *        9,600          *
Sueanne Hall Mayo(9)                          0          0            0          0
All directors and executive
  officers as a group(2)              1,426,200     100.00    1,426,200      58.78

------------------
 * Less than 1%

(1) The address of each person set forth above is 7 Waverly Place, Madison, New Jersey except as otherwise noted.

(2) Mr. Mayo owns directly 318,000 shares of Common Stock. The other 364,800 shares are owned by other stockholders of the Company, including Brett Marks, Emerson Cinema, Inc. and Paul Kay, subject to voting trust agreements for which Mr. Mayo is the trustee. Under those agreements, Mr. Mayo has the right to exercise all voting rights with respect to those shares for a period of twenty years or until they are sold in a public offering under the Securities Act or in accordance with Rule 144 under the Securities Act.

(3) The address for MidMark Capital, L.P. and Messrs. Clevenger and Newman is c/o MidMark Associates, Inc., 466 Southern Boulevard, Chatham, New Jersey. MidMark Capital, L.P. beneficially owns its 527,400 shares of Common Stock by means of its ownership of 779 shares of Class A Preferred Stock, which represent all of the outstanding shares of Class A Preferred Stock, and 60,000 shares of Common Stock. MidMark is a small business investment company registered with the Small Business Administration.

(4) The address for CMNY Capital II, L.P. and Mr. Davidoff is c/o Carl Marks & Co., Inc., 135 East 57th Street, New York, New York. CMNY is a small business investment company registered with the Small Business Administration.

(5) The address for Emerson Cinema, Inc. is c/o Roxbury Cinemas, Inc., Route 10, Succasunna, New Jersey.

(6) Both Mr. Clevenger and Mr. Newman disclaim beneficial ownership of the shares of Common Stock beneficially owned by MidMark.

(7) Mr. Davidoff disclaims beneficial ownership of the shares of Common Stock beneficially owned by either CMNY or CMCO.

(8) The address for Mr. Marks is c/o First New York Realty Co. Inc., 310 Madison Avenue, New York, New York.

(9) Ms. Mayo disclaims beneficial ownership of all the shares beneficially owned by Mr. Mayo.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a description of the material provisions of the New Certificate, the New By-laws, the A/B Warrants and the Class A Warrants but does not purport to be complete. Copies of the New Certificate, the New By-laws, the A/B Warrants and the Class A Warrants have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     Immediately prior to the consummation of the Offering, the authorized capital stock of the Company will consist of 10,000,000 shares of Common Stock and 2,500,000 shares of Preferred Stock.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the holders of the Common Stock and the Class A Preferred Stock and do not have cumulative voting rights. Holders of shares of Common Stock are entitled to receive dividends, if any, as declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in the net assets of the Company available after the payment of all debts and other liabilities of the Company, subject to the prior rights of outstanding shares of Preferred Stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Common Stock offered in the Offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of shares of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Class A Preferred Stock or any other series of Preferred Stock the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue shares of Preferred Stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights and the restrictions or qualifications thereof, subject to the rights of the holders of the Class A Preferred Stock discussed below. The rights, preferences, privileges and powers of each series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of shares of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock and could adversely affect the rights and powers, including voting rights, of holders of shares of Common Stock. The existence of authorized and undesignated shares of Preferred Stock may also have a depressive effect on the market price of the Common Stock. In addition, the issuance of any shares of Preferred Stock could have the effect of delaying, deferring or preventing a change of control of the Company by a third party. Upon consummation of the Offering, no shares of Preferred Stock other than the Class A Preferred Stock will be outstanding, and the Company has no current intention to issue any additional shares of Preferred Stock.

     CLASS A PREFERRED STOCK

     The holders of the Class A Preferred Stock are entitled to receive preferential dividends, when and as declared by the Board of Directors, in a per share amount equal to the product of the dividend payable per share of Common Stock and the number of shares of Common Stock into which a share of Class A Preferred Stock is then convertible. So long as any shares of Class A Preferred Stock are outstanding, unless all dividends on the Class A Preferred Stock have been paid, no dividend or other distribution may be paid or made on the Common Stock or any other capital stock of the Company ranking junior as to dividends to the Class A Preferred Stock and no such capital stock may be acquired by the Company, other than by means of a distribution or exchange of capital stock of the Company ranking junior to the Class A Preferred Stock.

     In the event of any sale of all or substantially all of the assets of the Company or any liquidation, dissolution or winding up of the Company, the holders of the Class A Preferred Stock will be entitled to receive an amount per share equal to the Liquidation Value (as defined below) plus all declared but unpaid dividends per share on the Class A Preferred Stock, prior to any distribution to holders of the Common Stock or any other capital stock of the Company ranking junior upon liquidation or dissolution to the Class A Preferred Stock. Liquidation Value is equal to $2,558.85 per share, subject to adjustment upon any changes in the Class A Preferred Stock by means of dividends of shares of Class A Preferred Stock or subdivisions or combinations of the Class A Preferred Stock.

     Generally, the holders of the Class A Preferred Stock will vote with the holders of the Common Stock on all matters submitted to a vote of the stockholders of the Company other than the election of members of the Board of Directors for so long as those holders vote separately for Preferred Directors. The holders of the Class A Preferred Stock will vote separately as a class for two Preferred Directors so long as the outstanding shares of Class A Preferred Stock represent more than 15% of the combined voting power of the outstanding capital stock of the Company or for one Preferred Director so long as the outstanding shares of Class A Preferred Stock represent at least 5% and no more than 15% of the combined voting power of the outstanding capital stock of the Company. The holders of the Class A Preferred Stock will vote separately as a class with respect to any proposed amendment to the New Certificate that would affect their rights as such holders adversely and with respect to any proposed issuance of capital stock of the Company ranking senior to the Class A Preferred Stock as to dividends or upon liquidation or dissolution. The holders of the Class A Preferred Stock will also vote separately as a class with respect to any proposed issuance of capital stock of the Company (other than Common Stock) ranking pari passu to the Class A Preferred Stock as to dividends or upon liquidation or dissolution so long as the outstanding shares of Class A Preferred Stock represent more than 5% of the combined voting power of the outstanding capital stock of the Company.

     The shares of Class A Preferred Stock are convertible at any time at the option of the holders thereof into shares of Common Stock at a conversion ratio of 600 to one as of the consummation of the Offering which is equal to the Liquidation Value divided by the Conversion Price of $4.26 as of the consummation of the Offering. Upon the occurrence of any Qualifying Liquidity Event, the shares of Class A Preferred Stock will automatically convert into shares of Common Stock. A Qualifying Liquidity Event includes a bona fide unconditional offer to purchase those shares at a price equal to the product of the conversion ratio and four times the then-current Conversion Price from the Company, a third party or an underwriter or the ability to sell the shares of Common Stock into which such shares of Class A Preferred Stock are convertible on the open market so long as certain trading price and liquidity conditions are met. The Conversion Price is subject to adjustment if the Company pays a dividend in shares of the Common Stock, subdivides or combines the Common Stock, reclassifies the Common Stock or issues or is deemed to have issued shares of Common Stock for a consideration per share less than the then-current Conversion Price.


WARRANTS

     The Company has outstanding the following warrants to acquire shares of Common Stock as of the date of this Prospectus (which includes the 162.5 A/B Warrants that will be exchanged for 66,000 shares of Common Stock in the Concurrent Transactions).


                                                                            SECURITIES ISSUABLE    NUMBER ISSUABLE
TITLE OR SERIES                       EXPIRATION DATE     EXERCISE PRICE       UPON EXERCISE        UPON EXERCISE
----------------------------------   ------------------   ---------------   --------------------   ---------------
A/B Warrants......................   August 31, 2000        $3.33/share         Common Stock            30,000
A/B Warrants......................   August 31, 2001        $3.33/share         Common Stock            30,000
A/B Warrants......................   October 11, 2000       $3.33/share         Common Stock             7,500
A/B Warrants......................   October 11, 2001       $3.33/share         Common Stock             7,500
A/B Warrants......................   December 13, 2001      $6.67/share         Common Stock            22,500
A/B Warrants......................   December 13, 2002      $6.67/share         Common Stock            22,500
Class A Warrants..................   June 1, 2006           $.01/share          Common Stock           282,600

     A/B WARRANTS

     All of the A/B Warrants are currently exercisable through their respective expiration dates except for two A/B Warrants issued on December 13, 1996 which will be cancelled if the Company pays the 8% Notes issued on that day in full no later than December 13, 1997. The exercise price of the A/B Warrants and the number of shares of Common Stock issuable upon exercise of the A/B Warrants are subject to adjustment for subdivisions of the outstanding shares of Common Stock or dividends in stock on the outstanding shares of Common Stock.

     CLASS A WARRANTS

     The Class A Warrants are not exercisable until June 1, 2001 unless, prior to that date, the Company sells all or substantially all of its assets, liquidates, dissolves or winds up or merges or consolidates with another corporation in a transaction immediately after which persons who held voting securities of the Company having more than 50% of the combined voting power of the outstanding voting securities of the Company do not hold voting securities of the surviving corporation having more than 50% of the combined voting power of the outstanding voting securities of the surviving corporation or a majority of the outstanding shares of Common Stock are acquired by a single person or group of affiliated persons (other than the Company's current stockholders). The number of shares of Common Stock for which the Class A Warrants are exercisable will be subject to reduction if any of the events described in the preceding sentence occur or if there is an underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act or if the Common Stock is listed on a national securities exchange or registered as a class under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and the Fair Market Value (as defined below) of the Common Stock is greater than the Floor Price (at the time of the closing of the Offering this will be equal to $11.37 per share). Fair Market Value for purposes of any of such transactions is equal to the consideration paid or payable or deemed paid to the holders of the Common Stock assuming the exercise of all warrants to purchase shares of Common Stock and the conversion of all securities convertible into shares of Common Stock (other than the Class A Warrants). Fair Market Value for purposes of a public offering or any such listing or registration of the Common Stock is based on the average closing sale price or last bid price for the Common Stock for any 120-day trading period following the closing of such offering or listing or registration, so long as the closing sale price or last bid price on each day in that period exceeds the Floor Price; provided, that the last day of any such period may not occur during any 'lock up' period agreed to by the holder of the Class A Warrants with respect to any public offering. The reduction in the number of shares of Common Stock purchasable upon exercise of the Class A Warrants is based upon a formula and, if the Fair Market Value is high enough ($17.06 at the time of the closing of the Offering), could result in the Class A Warrants not being exercisable for any shares. The Floor Price and the number of shares of Common Stock that the Class A Warrants are exercisable for are subject to adjustment for subdivisions or combinations of the Common Stock, the issuance of shares of Common Stock as a dividend and certain capital reorganizations and reclassifications, mergers and consolidations.


PROVISIONS OF THE NEW CERTIFICATE AND THE NEW BY-LAWS

     The New Certificate and the New By-laws contain a number of provisions relating to corporate governance and the rights of stockholders. Certain of these provisions may be deemed to have a potential 'anti-takeover' effect insofar as such provisions may delay, defer or prevent a change of control of the Company, including, but not limited, to the following provisions:

     The New Certificate provides that the holders of the Common Stock may only take action at a duly called meeting of the stockholders of the Company and may not act by written consent.

     The New By-laws contain certain notification requirements relating to nominations to the Board of Directors and to the raising of business matters at stockholder meetings. Such requirements provide that a notice of proposed stockholder business must be timely given in writing to the Secretary of the Company prior to the appropriate meeting. To be timely, notice relating to an annual meeting must be given not less than 60, nor more than 90, days in advance of such meeting; provided, that if the date of the annual meeting is changed by more than 30 days from the anniversary date of the prior annual meeting, written notice must be given no later than the fifth day after the first public disclosure of the date of the meeting. The New By-laws provide that special meetings of stockholders may be called only by certain officers of the Company or the Board of Directors.

     The New Certificate contains certain provisions permitted under the Delaware General Corporation Law (the 'DCL') regarding the liability of directors. These provisions eliminate the personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director other than for any breach of that director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived an improper personal benefit or for an unlawful payment of dividends or redemption of stock. Those provisions do not affect the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. The New By-laws provide that the Company will indemnify its directors and officers, and may indemnify any authorized representative of the Company, to the fullest extent permitted by the DCL. The Company believes that such provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

     The New By-laws provide that the number of directors constituting the entire Board of Directors will be established by the Board of Directors except as otherwise provided in the New Certificate, but will consist of not less than three Common Directors. Common Directors may be removed by the holders of the Common Stock only for cause and new Common Directors may be elected simultaneously with such removal. The New By-laws further provide that any amendment of the New By-laws to permit the removal of Common Directors without cause by the holders of the Common Stock will not apply to any incumbent director for the balance of his or her term.

     The New Certificate provides that the Common Directors will be divided into three classes serving staggered three-year terms. Each class will consist, as nearly as possible, of one-third of the whole number of Common Directors. The classification of the Common Directors and the separate voting for the Preferred Directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least three annual meetings of stockholders will generally be required to effect a change in a majority of the Board of Directors.

     The New By-laws may be amended by a majority of the Board of Directors, subject to the right of the stockholders to amend the New By-laws by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock and Class A Preferred Stock voting as a single class. The New Certificate may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Class A Preferred Stock voting as a single class, except that the affirmative vote of the holders of at least two-thirds of such shares is required to amend certain provisions, including the provisions establishing a classified board and prohibiting action by written consent.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is The Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, 1,958,800 shares of Common Stock will be outstanding (2,108,800 shares if the over-allotment option is exercised in full). Of these shares, the 1,000,000 shares of Common Stock sold in the Offering (1,150,000 shares if the over-allotment option is exercised in full) will be freely tradeable under the Securities Act, except that any shares of Common Stock purchased by affiliates of the Company ('Affiliates'), as that term is defined in Rule 144 under the Securities Act ('Rule 144'), may generally be sold only in compliance with the limitations of Rule 144 described below. The remaining 958,800 shares of Common Stock (the 'Restricted Shares') held by existing stockholders were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and may be restricted securities within the meaning of Rule 144.

     In general, under Rule 144 as currently in effect, beginning after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her Restricted Shares for at least one year from the date those Restricted Shares were acquired from the Company or an Affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed certain volume restrictions; provided, that certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed from the date any Restricted Shares were acquired from the Company or an Affiliate, a stockholder that is not an Affiliate at the time of sale and has not been an Affiliate for at least three months prior to the sale is entitled to sell those shares without compliance with the above-referenced requirements of Rule 144. An Affiliate must comply with the volume restrictions and the other requirements referred to above whenever that Affiliate sells any securities of the Company.

     Following consummation of the Offering, the Company intends to register on Form S-8 under the Securities Act 200,000 shares of Common Stock reserved for issuance under the 1997 Incentive Plan. Shares registered on Form S-8 will be available for resale in the open market subject to the limitations applicable to Affiliates as provided in Rule 144.

     The Company and its existing stockholders have agreed that they will not, directly or indirectly, without the prior written consent of the Representative, for a period of one year after the date of this Prospectus sell, contract to sell, pledge, grant any option for the sale of, or otherwise transfer or dispose of, or cause the transfer or disposition of, any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock or exercise any registration rights with respect to any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock. The Representative may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to such restrictions therefrom, although it has no present intention of doing so. See 'Underwriting.'

     Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that future sales of shares of Common Stock, including Restricted Shares, or the availability of shares of Common Stock, including Restricted Shares, for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of a substantial number of Restricted Shares in the public market following the Offering, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

     Under a registration rights agreement that will be effective following consummation of the Offering, Mayo, CMNY and MidMark will each have the right to have the Company prepare and file up to two registrations statements for him or it at any time after the first anniversary of the consummation of the Offering, subject to certain conditions. In addition those stockholders and the other stockholders who are parties to that agreement will have unlimited piggyback registration rights so long as they are not eligible to sell shares of Common Stock in accordance with Rule 144(k) and subject to customary 'cutback' provisions. This agreement contains customary provisions relating to the expenses of any such registration and the rights to indemnification among the parties and the Company.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the 'Underwriting Agreement'), the Underwriters named below, acting through Prime Charter Ltd. as the Representative, have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, an aggregate of 1,000,000 shares of Common Stock. The Underwriting Agreement provides that the Underwriters' obligations to pay for and accept delivery of those shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of those shares of Common Stock if any shares are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Underwriting Agreement.

                                                                                   NUMBER OF
UNDERWRITER                                                                         SHARES
--------------------------------------------------------------------------------   ---------
Prime Charter Ltd...............................................................     656,000
Advest, Inc.....................................................................      24,000
Allen & Company Incorporated....................................................      24,000
Dominick & Dominick Incorporated................................................      24,000
EVEREN Securities, Inc..........................................................      24,000
Furman Selz LLC.................................................................      24,000
J.J.B. Hilliard, W.L. Lyons, Inc................................................      24,000
Ladenburg Thalmann & Co. Inc....................................................      24,000
Mesirow Financial, Inc..........................................................      24,000
Roney & Co., L.L.C..............................................................      24,000
Unterberg Harris................................................................      24,000
Van Kasper & Company............................................................      24,000
BlueStone Capital Partners, L.P.................................................      16,000
Brean Murray & Co. Inc..........................................................      16,000
Chatsworth Securities LLC.......................................................      16,000
Kaufman Bros., L.P..............................................................      16,000
Laidlaw Global Securities, Inc..................................................      16,000
                                                                                   ---------
     Total......................................................................   1,000,000
                                                                                   ---------
                                                                                   ---------

     The Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the offering price set forth on the front cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $.38 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.10 per share to certain other dealers. After the Offering, the public offering price, concession and reallowance may be changed by the Underwriters.

     The Company has agreed to pay to the Representative on behalf of the Underwriters a non-accountable expense allowance equal to 2 1/2% of the gross proceeds of the Offering, $100,000 of which has already been paid by the Company to cover some of the underwriting costs and due diligence expenses related to the Offering.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock at the initial public offering price, less the underwriting discounts and commissions and a pro-rata portion of the non-accountable expense allowance. The Underwriters may exercise this option solely to cover over-allotments, if any, made in the sale of the shares of Common Stock offered hereby. To the extent that this option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the percentage of shares of Common Stock it was originally obligated to purchase pursuant to the Underwriting Agreement.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     At the request of the Company, the Underwriters have reserved up to 75,000 shares of Common Stock for sale at the initial offering price to certain directors, officers, employees and agents of the Company and its subsidiaries. The number of shares of Common Stock available to the general public will be reduced to the extent that those persons purchase reserved shares. Any reserved shares that are not so purchased by those persons at the closing of the Offering will be offered by the Underwriters to the general public on the same terms as the other shares offered by this Prospectus.

     The Company has agreed to sell to the Representative or its designees, for nominal consideration, the Underwriter Warrants to purchase an aggregate of 100,000 shares of Common Stock. The shares of Common Stock subject to the Underwriter Warrants will be in all respects identical to the shares of Common Stock offered to the public hereby. The Underwriter Warrants will be exercisable for a four-year period commencing one year after the effective date of the Registration Statement of which this Prospectus forms a part at a per share exercise price equal to 120% of the initial offering price. During the period beginning one year from the effective date of the Registration Statement and ending five years after such effective date, the Company has agreed at its expense to register once under the Securities Act the shares of Common Stock issued or issuable upon exercise of the Underwriter Warrants and, for the period beginning one year from the effective date of the Registration Statement and ending seven years after such effective date, to include such shares of Common Stock in any appropriate registration statement which is filed by the Company. The Underwriter Warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of shares that may be purchased upon the occurrence of certain events. The Underwriter Warrants may be exercised by paying the exercise price in cash, through the surrender of shares of Common Stock, through a reduction in the number of shares covered thereby, or by using a combination of such methods. The Representative has the right for five years after the Offering to send a representative to observe each meeting of the Board of Directors. At the Representative's election, in lieu of such representative, the Representative may require the Company to use its reasonable best efforts to elect one designee of the Representative to the Board of Directors for the longer of (i) two years following the consummation of the Offering or (ii) up to five years following consummation of the Offering if the Representative and its affiliates are the beneficial owners of at least 50% of the Underwriter Warrants and/or the underlying shares of Common Stock.

     The Company and its existing stockholders have agreed that they will not, directly or indirectly, without the prior written consent of the Representative, for a period of one year after the date of this Prospectus sell, offer to sell, solicit an offer to buy, contract to sell, pledge, grant any option for the sale of, or otherwise transfer or dispose of or cause the transfer or disposition of, any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock or exercise any registration rights with respect to any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock. See 'Shares Eligible for Future Sale.'

     The Common Stock has been approved for listing on the American Stock Exchange, subject to official notice of issuance.

     Prior to the Offering, there has been no public market for the Common Stock. Accordingly, the initial public offering price for the shares of Common Stock offered hereby was determined by negotiation between the Company and the Representative. In determining that price, consideration has been given to various factors, including market conditions for initial public offerings, the history of and prospects for the Company's business, the Company's past and present operations, its past and present earnings and current financial position, an assessment of the Company's management, the market for securities of companies in businesses similar to those of the Company, the general condition of the securities markets and other relevant factors. There can be no assurances, however, that the initial public offering price will correspond to the prices at which the Common Stock will trade in the public market subsequent to the Offering or that an active trading market for the Common Stock will develop and continue after the Offering.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby and certain other legal matters relating to the Offering will be passed upon for the Company by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Dewey Ballantine, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, the combined statements of income of Nelson Ferman Theaters at Emerson, New City, Allwood and Washington Township for the periods ended May 29, 1996 and December 31, 1995, the combined statements of income of Magic Cinemas at Bergenfield, Tenafly and Closter for the periods ended December 13, 1996 and December 31, 1995 and the combined financial statements of United Artists Theaters at Bronxville, Larchmont, Wayne, New City and Mamaroneck as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the reports of Wiss & Company, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     In October, 1996, the Board of Directors retained the firm of Wiss & Company, LLP to act as the Company's principal independent accountants and dismissed the firm of Dorfman, Abrams, Music & Co. as the Company's principal independent accountants.

     The reports prepared by Dorfman, Abrams, Music & Co. on the Company's financial statements as of December 31, 1994 and for the period then ended and as of December 31, 1995 and for the year then ended did not contain any adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Company and Dorfman, Abrams, Music & Co. on any matter concerning accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to that firm's satisfaction, would have caused it to make reference to the subject matter of such disagreement in connection with its report.


                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement on Form SB-2 under the Securities Act and the rules and regulations promulgated thereunder covering the shares of Common Stock offered hereby. For the purposes hereof, the term 'Registration Statement' means that original Registration Statement, any and all amendments thereto and the schedules and exhibits to such original Registration Statement or any such amendment. This Prospectus omits certain information contained in the Registration Statement and reference is made to the Registration Statement for further information with respect to the Company and the shares of Common Stock offered hereby. Each statement contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a more complete description of the matter involved. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission maintained at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed rates. The Commission also maintains a web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

     As a result of the Offering, the Company will be subject to the informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to the requirements of the Exchange Act by filing periodic reports and other information with the Commission and by distributing such information, to the extent required by the Exchange Act, to its stockholders.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES

  Independent Auditors' Report.............................................................................    F-2

  Consolidated Balance Sheets at December 31, 1996 and (unaudited) March 31, 1997..........................    F-3

  Consolidated Statements of Operations for the years ended December 31, 1995 and 1996 and the (unaudited)
     three months ended March 31, 1996 and 1997............................................................    F-4

  Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1995 and 1996
     and the (unaudited) three months ended March 31, 1997.................................................    F-5

  Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the (unaudited)
     three months ended March 31, 1996 and 1997............................................................    F-6

  Notes to Consolidated Financial Statements...............................................................    F-7

NELSON FERMAN THEATERS AT EMERSON, NEW CITY, ALLWOOD AND WASHINGTON TOWNSHIP

  Independent Auditors' Report.............................................................................   F-16

  Combined Statements of Income for the year ended December 31, 1995 and the period ended May 29, 1996.....   F-17

  Notes to Combined Statements of Income...................................................................   F-18

MAGIC CINEMAS AT BERGENFIELD, TENAFLY AND CLOSTER

  Independent Auditors' Report.............................................................................   F-19

  Combined Statements of Income for the year ended December 31, 1995 and the period ended December 13,
     1996..................................................................................................   F-20

  Notes to Combined Statements of Income...................................................................   F-21

UNITED ARTISTS THEATERS AT BRONXVILLE, LARCHMONT, WAYNE, NEW CITY AND MAMARONECK

  Independent Auditors' Report.............................................................................   F-23

  Combined Balance Sheets at December 31, 1996 and (unaudited) March 31, 1997..............................   F-24

  Combined Statements of Income and Divisional Equity for the years ended December 31, 1995 and 1996 and
     the (unaudited) three months ended March 31, 1996 and 1997............................................   F-25

  Combined Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the (unaudited)
     three months ended March 31, 1996 and 1997............................................................   F-26

  Notes to Combined Financial Statements...................................................................   F-27

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Clearview Cinema Group, Inc.

     We have audited the consolidated balance sheet of Clearview Cinema Group, Inc. and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clearview Cinema Group, Inc. and subsidiaries at December 31, 1996 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
February 10, 1997 (except as to Note 8
for which the date is August 7, 1997)

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                                                      DECEMBER 31,     MARCH 31,
                                                                                          1996           1997
                                                                                      ------------    -----------
                                                                                                      (UNAUDITED)
                                      ASSETS
CURRENT ASSETS:
  Cash.............................................................................   $    751,345    $ 1,431,782
  Inventories......................................................................         45,102         47,624
  Other current assets.............................................................         34,866        161,007
                                                                                      ------------    -----------
     Total current assets..........................................................        831,313      1,640,413
                                                                                      ------------    -----------
PROPERTY AND EQUIPMENT, LESS ACCUMULATED DEPRECIATION..............................     11,412,217     11,455,621
                                                                                      ------------    -----------
OTHER ASSETS:
  Intangible assets, less accumulated amortization.................................      2,711,518      2,673,355
  Project acquisition costs........................................................        434,326        414,602
  Escrow deposits..................................................................        294,529        294,529
  Deferred offering costs..........................................................             --         65,179
  Security deposits and other assets...............................................         76,641         86,716
                                                                                      ------------    -----------
                                                                                         3,517,014      3,534,381
                                                                                      ------------    -----------
                                                                                      $ 15,760,544    $16,630,415
                                                                                      ------------    -----------
                                                                                      ------------    -----------
                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt.............................................   $    835,650    $   966,267
  Current maturities of subordinated notes payable, related parties................        479,986        484,260
  Accounts payable and accrued expenses............................................      1,226,502      1,674,569
                                                                                      ------------    -----------
     Total current liabilities.....................................................      2,542,138      3,125,096
                                                                                      ------------    -----------
LONG-TERM LIABILITIES:
  Long-term debt, less current maturities..........................................      7,742,611      8,016,314
  Subordinated notes payable, less current maturities:
     Related parties...............................................................        593,882        596,470
     Other.........................................................................        600,000        600,000
                                                                                      ------------    -----------
                                                                                         8,936,493      9,212,784
                                                                                      ------------    -----------
COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK AT REDEMPTION PRICE.....................................      2,132,294      2,780,703
                                                                                      ------------    -----------

REDEEMABLE COMMON STOCK AT REDEMPTION PRICE........................................        357,305        357,305
                                                                                      ------------    -----------
STOCKHOLDERS' EQUITY:
  Undesignated Preferred Stock:
     Authorized 2,498,697 shares, issued and outstanding--none.....................             --             --
  Class A Preferred Stock, par value $.01, authorized 1,303 shares; outstanding 779
     shares........................................................................              8              8
  Common Stock, par value $.01, authorized 10,000,000 shares; outstanding 832,800
     shares........................................................................          8,328          8,328
  Additional paid-in capital.......................................................      4,827,096      4,827,096
  Accumulated deficit..............................................................       (553,519)      (542,897)
  Less: Redemption price of redeemable stock.......................................     (2,489,599)    (3,138,008)
                                                                                      ------------    -----------
     Total stockholders' equity....................................................      1,792,314      1,154,527
                                                                                      ------------    -----------
                                                                                      $ 15,760,544    $16,630,415
                                                                                      ------------    -----------
                                                                                      ------------    -----------

See the accompanying Notes to Consolidated Financial Statements.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,            MARCH 31,
                                                            ------------------------    ------------------------
                                                               1995          1996          1996          1997
                                                            ----------    ----------    ----------    ----------
                                                                                              (UNAUDITED)
THEATER REVENUES:
  Box office.............................................   $1,759,131    $6,195,399    $  781,073    $2,712,210
  Concession.............................................      554,671     1,861,155       226,425       743,986
  Other..................................................       31,895       141,420         5,505        49,739
                                                            ----------    ----------    ----------    ----------
                                                             2,345,697     8,197,974     1,013,003     3,505,935
                                                            ----------    ----------    ----------    ----------
OPERATING EXPENSES:
  Film rental and booking fees...........................      823,791     3,022,377       345,411     1,196,126
  Cost of concession sales...............................       99,261       279,549        33,097       108,605
  Theater operating expenses.............................    1,078,370     3,297,825       463,024     1,226,799
  General and administrative expenses....................      375,262       589,822        95,525       191,806
  Depreciation and amortization..........................       99,632       635,007        35,874       413,011
                                                            ----------    ----------    ----------    ----------
                                                             2,476,316     7,824,580       972,931     3,136,347
                                                            ----------    ----------    ----------    ----------
OPERATING INCOME (LOSS)..................................     (130,619)      373,394        40,072       369,588
INTEREST EXPENSE.........................................       85,697       591,722        54,466       358,966
                                                            ----------    ----------    ----------    ----------
NET INCOME (LOSS)........................................   $ (216,316)   $ (218,328)   $  (14,394)   $   10,622
                                                            ----------    ----------    ----------    ----------
                                                            ----------    ----------    ----------    ----------
WEIGHTED AVERAGE COMMON SHARES AND EQUIVALENTS
  OUTSTANDING............................................    1,797,000     1,797,000     1,797,000     1,797,000
                                                            ----------    ----------    ----------    ----------
                                                            ----------    ----------    ----------    ----------
NET INCOME (LOSS) PER COMMON SHARE.......................   $     (.12)   $     (.12)   $     (.01)   $      .01
                                                            ----------    ----------    ----------    ----------
                                                            ----------    ----------    ----------    ----------

See the accompanying Notes to Consolidated Financial Statements.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                              PREFERRED STOCK         COMMON STOCK        ADDITIONAL
                                             -----------------    --------------------     PAID-IN      ACCUMULATED
                                             SHARES    AMOUNT      SHARES      AMOUNT      CAPITAL        DEFICIT
                                             ------    -------    ---------    -------    ----------    -----------
BALANCES, JANUARY 1, 1995.................      --     $    --      600,000    $ 6,000    $  765,200     $ (78,875)
YEAR ENDED DECEMBER 31, 1995:
  Dividends paid..........................      --          --           --         --            --       (30,000)
  Issuance of warrants in connection with
     subordinated debt....................      --          --           --         --        19,610            --
  Net loss................................      --          --           --         --            --      (216,316)
                                             ------    -------    ---------    -------    ----------    -----------
BALANCES, DECEMBER 31, 1995...............      --          --      600,000      6,000       784,810      (325,191)
YEAR ENDED DECEMBER 31, 1996:
  Proceeds from sale of preferred stock,
     net of related costs of $154,911.....     779           8           --         --     2,345,081            --
  Dividends paid..........................      --          --           --         --            --       (10,000)
  Issuance of common stock:
     For cash.............................      --          --       12,600        126        69,874            --
     Upon conversion of debt..............      --          --       12,000        120        79,880            --
     For assets acquired..................      --          --      208,200      2,082     1,107,918            --
  Issuance of warrants in connection with:
     Subordinated debt....................      --          --           --         --        23,532            --
     Bank financing.......................      --          --           --         --       416,001            --
Net loss..................................      --          --           --         --            --      (218,328)
                                             ------    -------    ---------    -------    ----------    -----------
BALANCES, DECEMBER 31, 1996...............     779           8      832,800      8,328     4,827,096      (553,519)
THREE MONTHS ENDED MARCH 31, 1997
  (Unaudited):
  Net income..............................      --          --           --         --            --        10,622
                                             ------    -------    ---------    -------    ----------    -----------
                                               779     $     8      832,800    $ 8,328    $4,827,096     $(542,897)
                                             ------    -------    ---------    -------    ----------    -----------
                                             ------    -------    ---------    -------    ----------    -----------

See the accompanying Notes to Consolidated Financial Statements.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,             MARCH 31,
                                                              --------------------------    -----------------------
                                                                 1995           1996          1996          1997
                                                              -----------    -----------    ---------    ----------
                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................................   $  (216,316)   $  (218,328)   $ (14,394)   $   10,622
  Adjustments to reconcile net loss to net cash flows from
    operating activities:
    Depreciation and amortization..........................        99,632        635,007       35,874       413,011
    Amortization of debt discount..........................         5,320         42,715        3,805        47,493
    Changes in operating assets and liabilities:
       Inventories.........................................        (4,938)       (28,455)      (3,042)       (2,522)
       Other current assets................................       (62,014)        32,954       (2,012)     (126,141)
       Security deposits and other assets..................        (9,600)       (40,716)      (1,667)      (10,075)
       Accounts payable and accrued liabilities............       306,736        731,232      (95,656)      448,067
                                                              -----------    -----------    ---------    ----------
         Net cash flows from operating activities..........       118,820      1,154,409      (77,092)      780,455
                                                              -----------    -----------    ---------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.......................      (630,675)      (317,946)     (56,353)     (305,347)
  Purchase of property and equipment upon acquisition of
    theaters...............................................            --     (6,290,000)          --            --
  Purchase of intangible assets............................       (35,576)      (686,906)          --       (93,181)
  Project acquisition costs................................      (285,557)            --       (3,959)           --
  Escrow deposits..........................................      (287,182)        (7,347)     (50,000)           --
                                                              -----------    -----------    ---------    ----------
         Net cash flows from investing activities..........    (1,238,990)    (7,302,199)    (110,312)     (398,528)
                                                              -----------    -----------    ---------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long term debt.............................       400,000      4,317,228       32,192       625,000
  Payments on long term debt...............................       (17,448)      (136,543)      (2,337)     (261,311)
  Proceeds from subordinated notes payable,
    related parties........................................       580,000        600,000       72,000            --
  Proceeds from issuance of preferred stock................            --      2,500,000           --            --
  Proceeds from issuance of common stock...................            --         70,000           --            --
  Payments on option.......................................       (80,000)      (120,000)     (45,000)           --
  Costs related to issuance of
    preferred stock........................................            --       (154,911)          --            --
  Debt issuance costs......................................            --       (342,842)          --            --
  Deferred offering costs..................................            --             --           --       (65,179)
  Dividends paid...........................................       (30,000)       (10,000)     (10,000)           --
                                                              -----------    -----------    ---------    ----------
         Net cash flows from financing activities..........       852,552      6,722,932       46,855       298,510
                                                              -----------    -----------    ---------    ----------
NET CHANGE IN CASH.........................................      (267,618)       575,142     (140,549)      680,437
CASH, BEGINNING OF PERIOD..................................       443,821        176,203      176,203       751,345
                                                              -----------    -----------    ---------    ----------
CASH, END OF PERIOD........................................   $   176,203    $   751,345    $  35,654    $1,431,782
                                                              -----------    -----------    ---------    ----------
                                                              -----------    -----------    ---------    ----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid............................................   $    42,877    $   623,656    $  58,161    $  235,371
                                                              -----------    -----------    ---------    ----------
                                                              -----------    -----------    ---------    ----------
  Income taxes paid........................................   $     1,670    $     2,814    $   1,230    $    1,746
                                                              -----------    -----------    ---------    ----------
                                                              -----------    -----------    ---------    ----------
  Non-cash investing and financing activities:
    Conversion of subordinated note payable--related party
       into common stock...................................   $        --    $    80,000    $      --    $       --
                                                              -----------    -----------    ---------    ----------
                                                              -----------    -----------    ---------    ----------
    Project acquisition costs in exchange for option
       payable.............................................   $   200,000    $        --    $      --    $       --
                                                              -----------    -----------    ---------    ----------
                                                              -----------    -----------    ---------    ----------
    Common stock issued for purchase of assets.............   $        --    $ 1,110,000    $      --    $       --
                                                              -----------    -----------    ---------    ----------
                                                              -----------    -----------    ---------    ----------
    Acquisition of assets through issuance of note payable
       and subordinated note payable.......................   $        --    $ 5,000,000    $      --    $       --
                                                              -----------    -----------    ---------    ----------
                                                              -----------    -----------    ---------    ----------
    Fair value of warrants issued in connection with
       subordinated debt and bank financing................   $    19,610    $   439,533    $      --    $       --
                                                              -----------    -----------    ---------    ----------
                                                              -----------    -----------    ---------    ----------

See the accompanying Notes to Consolidated Financial Statements.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Information after February 10, 1997 is unaudited)

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Consolidation--The consolidated financial statements include the accounts of Clearview Cinema Group, Inc. ('Clearview') and its wholly-owned subsidiaries (collectively referred to as 'the Company'). All significant intercompany balances and transactions have been eliminated in consolidation.

     Nature of the Business--The Company is a regional motion picture exhibitor that operates in-town multiplex theaters primarily located in affluent suburban communities in the New York/New Jersey metropolitan area. The Company's theaters show a mix of first-run commercial, art and family-oriented films that is designed to appeal primarily to sophisticated moviegoers and families with younger children.

     The Company has a limited operating history. Its future success is dependent upon, among other things, its ability to secure favorable leases, develop new theaters, obtain significant financing, and continue the employment of its Chief Executive Officer. See 'Risk Factors' elsewhere in this Prospectus concerning these and other risks.

     Revenues and Film Rental Costs--The Company recognizes revenues from box office admissions and concession sales at the time of sale. Film rental costs are based on a film's box office receipts and length of a film's run.

     Seasonality--The Company's business is seasonal with a substantial portion of its revenues and profits being derived during the summer months (June through August) and the holiday season (November and December).

     Estimates and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

     Inventories--Inventories consist of concession products and are stated at the lower of cost (first-in, first-out method) or market.

     Property and Equipment--Property and equipment are stated at cost. Acquired assets are included based on an allocation of their respective aggregate purchase prices (see Note 7). Buildings and improvements, theater equipment and office furniture and equipment are depreciated using straight line and accelerated methods over the estimated useful lives of the assets. In general, the estimated useful lives used in computing depreciation and amortization are: buildings and improvements--39 years; theater equipment--5 to 7 years; office furniture and equipment--5 to 7 years. Leasehold improvements are amortized using the straight-line method over the term of the respective lease or the estimated useful life of the asset, whichever is less. Leaseholds are amortized using the straight-line method over the term of the respective leases.

     Intangible Assets--Intangible assets consist of cost in excess of fair value of businesses acquired (goodwill), organization costs, covenant not compete, and debt issuance costs. Costs are amortized on a straight line basis over the following lives: goodwill--15 years, organization costs--5 years and covenant not to compete--3 years.

     Costs related to the issuance of debt are capitalized. Debt issuance costs and debt discounts are amortized over the term of the related debt.

     Deferred Offering Costs--Offering costs have been deferred, pending the outcome of the offering contemplated herein. If the offering is successful, these costs will be charged against additional paid-in capital; otherwise, they will be charged to expense.

     Rent Expense--Certain of the Company's theaters have operating leases that contain predetermined increases in the rentals payable during the terms of such leases. For these leases, the aggregate rental expense over the lease term is recognized on a straight-line basis over the lease term. The differences between the expense charged to operations and amounts payable under such leases are recorded annually as deferred rent expense, which will ultimately reverse over the lease term.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               (Information after February 10, 1997 is unaudited)

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

     Additional rent is paid for common area maintenance and may also be charged based on a percentage of net revenue in excess of a predetermined amount.

     Financial Instruments--Financial instruments include cash, other assets, subordinated notes and accounts payable, accrued expenses and long-term debt. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information concerning financial instruments with similar characteristics available to management. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

     Concentration of Credit Risk--The Company maintains its cash balances in several financial institutions in accounts which are insured by the Federal Deposit Insurance Corporation for up to $100,000 each. At December 31, 1996, the Company had uninsured balances totaling approximately $763,000.

     Income Taxes--Deferred tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     Net Income (Loss) Per Common Share--Net income (loss) per common share is based upon the weighted average number of outstanding common shares. However, common shares, preferred shares and warrants issued after December 31, 1995 have been treated as outstanding for all reported periods due to their per share prices being significantly less than the price of the shares in the offering contemplated herein.

     Had the offering contemplated in this Prospectus been consummated as of January 1, 1997 and a portion of its proceeds used to retire the $600,000 subordinated note payable (see Note 5), earnings per share for the three months ended March 31, 1997 would remain unchanged.

     Interim Reporting--The interim financial statements included herein reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Such adjustments consist solely of normal recurring accruals. Results for interim periods are not necessarily indicative of results for a full year.

     New Accounting Pronouncements--Statement of Financial Accounting Standards ('SFAS') No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of', requires that certain long-lived assets be reviewed for possible impairment and written down to fair value, if appropriate. The Company adopted this pronouncement in 1996 and adoption did not have a material effect on the Company's financial statements.

     SFAS No. 123, 'Accounting for Stock-Based Compensation', requires companies to measure employee stock compensation plans based on a fair value method of accounting. However, the statement allows the alternative of continued use of Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees', with pro forma disclosure of net income and earnings per share determined as if the fair value based method had been applied in measuring compensation cost. The Company adopted the pro forma disclosure provisions of this new pronouncement in 1996 and such adoption did not have a material effect on the Company's financial statements.

     SFAS No. 128, 'Earnings per Share', was issued in February 1997, and is effective for financial statements issued for periods ending after December 15, 1997. SFAS 128 requires that earnings per share be presented more in line with earnings per share standards of other countries. The Company expects to adopt SFAS 128 for the year ending December 31, 1997. The Company has not yet determined the effect of adoption of this new pronouncement on its financial statements.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               (Information after February 10, 1997 is unaudited)

NOTE 2--PROPERTY AND EQUIPMENT:

     Property and equipment are summarized as follows:

                                                                  DECEMBER 31,     MARCH 31,
                                                                      1996           1997
                                                                  ------------    -----------
Land...........................................................   $    400,000    $   400,000
Buildings and improvements.....................................      1,302,098      1,302,767
Leaseholds and improvements....................................      8,095,097      8,199,530
Office furniture and equipment.................................      2,347,117      2,564,016
                                                                  ------------    -----------
                                                                    12,144,312     12,466,313
Less: Accumulated depreciation and amortization................        732,095      1,010,692
                                                                  ------------    -----------
                                                                  $ 11,412,217    $11,455,621
                                                                  ------------    -----------
                                                                  ------------    -----------

NOTE 3--INTANGIBLE ASSETS:

     Intangible assets are summarized as follows:

                                                                  DECEMBER 31,     MARCH 31,
                                                                      1996           1997
                                                                  ------------    -----------
Goodwill.......................................................   $  2,151,437    $ 2,207,361
Debt issue costs...............................................        378,264        409,649
Covenant not to compete........................................        210,000        210,000
Organization costs and other...................................         36,362         42,234
                                                                  ------------    -----------
                                                                     2,776,063      2,869,244
Less: Accumulated amortization.................................         64,545        195,889
                                                                  ------------    -----------
                                                                  $  2,711,518    $ 2,673,355
                                                                  ------------    -----------
                                                                  ------------    -----------

NOTE 4--ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses are summarized as follows:



                                                                  DECEMBER 31,     MARCH 31,
                                                                      1996           1997
                                                                  ------------    -----------
Film rental and booking fees payable...........................   $    699,444    $   916,767
Accounts payable--other........................................        243,278        366,772
Sales taxes....................................................         49,228         49,866
Accrued payroll................................................         68,632         42,394
Accrued interest...............................................         55,351         76,663
Other accrued expenses.........................................        110,569        222,107
                                                                  ------------    -----------
                                                                  $  1,226,502    $ 1,674,569
                                                                  ------------    -----------
                                                                  ------------    -----------

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               (Information after February 10, 1997 is unaudited)

NOTE 5--LONG-TERM DEBT, CREDIT AGREEMENT AND SUBORDINATED NOTE PAYABLE:

     Long-term debt--A summary of long-term debt follows:

                                                                           INTEREST     DECEMBER 31,     MARCH 31,
                              DESCRIPTION                                    RATE           1996           1997
-----------------------------------------------------------------------   -----------   ------------    -----------
Notes payable to bank, issued under a credit agreement, interest          2% above
  payable in monthly installments, principal due in quarterly             bank's
  installments through July 2002, net of unamortized debt discount of     prime rate
  $384,976 and $344,345................................................                   $3,790,024     $8,602,095
Note payable--seller, refinanced as described below....................   --               4,400,000             --
Notes payable in monthly installments of principal and interest of
  $5,029, due October 2004.............................................   11.25%             337,009        331,343
Other..................................................................                       51,228         49,143
                                                                                        ------------    -----------
                                                                                           8,578,261      8,982,581
Less: Current maturities...............................................                      835,650        966,267
                                                                                        ------------    -----------
                                                                                          $7,742,611     $8,016,314
                                                                                        ------------    -----------
                                                                                        ------------    -----------

     Long-term debt matures as follows:


           YEAR ENDING DECEMBER 31,
           -----------------------------------------

           1997.....................................   $  835,650
           1998.....................................    1,276,870
           1999.....................................    1,518,476
           2000.....................................    1,777,516
           2001.....................................    2,982,499
           2002 and thereafter......................      187,250
                                                       ----------
                                                       $8,578,261
                                                       ----------
                                                       ----------

     The notes payable to the bank are collateralized by substantially all of the assets of the Company and the related credit agreement contains various restrictive covenants, including maintenance of specified levels of net worth and debt coverage ratios. All such covenants were satisfied or waived by the Bank at December 31, 1996.


     Refinancing--In January 1997, seller-financing of $4,400,000 was paid with $100,000 from the Company's operating cash and the proceeds from a $4,300,000 bank term note, issued under the Company's credit agreement with its principal lender. The bank term note bears interest at 2% above the bank's prime rate (payable monthly), with quarterly principal payments, commencing in July 1997 and ending October 2001, with a balloon payment of $1,225,000 due in December 2001. Accordingly, the note payable at December 31, 1996 has been classified in accordance with the terms of this new bank term note.

     Under a second amendment to this credit agreement with its principal lender, the Company has additional borrowing availability of $1,250,000, of which $625,000 was drawn in March 1997.

     In accordance with this credit agreement, the Company maintains a $10,000,000 key-man life insurance policy on its President and Chief Executive Officer.

     Subordinated note payable, other--The Company has a $600,000 subordinated note payable to the seller of the Bergen County theaters (see Note 7). Interest is due monthly at rates set forth below. The principal and any

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               (Information after February 10, 1997 is unaudited)

NOTE 5--LONG-TERM DEBT, CREDIT AGREEMENT AND SUBORDINATED NOTE
PAYABLE:--(CONTINUED)

unpaid interest is due December 2001 or immediately upon the consummation of any public offering, including the offering contemplated by this Prospectus.

PERIOD:                                                                RATE
--------------------------------------------------------------------   ----
December 1996 through 1997..........................................    12%
December 1997 through 1998..........................................    14%
December 1998 through 1999..........................................    16%
December 1999 and thereafter........................................    18%

See Note 10 for subordinated notes payable to related parties.

NOTE 6--INCOME TAXES:

     Deferred income taxes reflect the net effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal temporary difference arises from the net operating loss carryforwards and results in a non-current deferred tax asset of approximately $172,000 at December 31, 1996 and $85,000 at December 31, 1995.

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on its recurring net losses since inception, that a full valuation allowance is appropriate at December 31, 1996 and 1995.

     A reconciliation of the provision (benefit) for income taxes computed at the federal statutory rate of 34% and the effective tax rate of income (loss) before income taxes is as follows:

                                                                            YEAR ENDED         THREE MONTHS ENDED
                                                                           DECEMBER 31,             MARCH 31,
                                                                       --------------------    -------------------
                                                                         1995        1996       1996        1997
                                                                       --------    --------    -------    --------
Computed expense (benefit) on net loss at federal statutory rate....   $(72,000)   $(74,000)   $(4,000)   $  4,000
State income expense (benefit), net of federal income tax effect....    (13,000)    (13,000)    (1,000)      1,000
Tax effect of net operating losses not currently usable.............     85,000      87,000      5,000          --
Recognition of tax benefit of prior year losses.....................         --          --         --      (5,000)
                                                                       --------    --------    -------    --------
Provision (benefit) for income taxes................................   $     --    $     --    $    --    $     --
                                                                       --------    --------    -------    --------
                                                                       --------    --------    -------    --------

     The Company has available at December 31, 1996 net operating loss carryforwards totaling approximately $447,000 that may be applied against future consolidated federal taxable income and the future state taxable income of the respective subsidiary companies. The loss carryforwards will expire through 2011.

     Current tax law limits the use of net operating loss carryforwards after there has been a substantial change in ownership (as defined) during a three-year period. Because of the possible future changes in common stock ownership, the use of the Company's net operating loss carryforwards may be subject to an annual limitation. To the extent amounts available under the annual limitation are not used, they may be carried forward for the remainder of 15 years from the year the losses were originally incurred.

NOTE 7--THEATER ACQUISITIONS:

     During 1996, the Company acquired the leaseholds of seven theaters and two theaters and the underlying real estate, all located in New Jersey and New York. The acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the purchase price for each transaction has been allocated at fair value to the separately identifiable assets (principally property, equipment and leaseholds) of the respective theater locations with the remaining balance allocated to goodwill. Also, the results of operations of

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               (Information after February 10, 1997 is unaudited)

NOTE 7--THEATER ACQUISITIONS:--(CONTINUED)

the acquired theaters are included in the accompanying consolidated financial statements from their respective acquisition dates. The acquisitions are described as follows:

     May 1996--The Company purchased the leaseholds of three New Jersey theaters and one New York theater in May 1996 for $5,000,000 in cash and the issuance of 208,200 shares of the Company's Common Stock. The total cost was allocated as follows: $835,000--theater equipment, $5,075,000--leasehold interests and $200,000--covenant not to compete.

     July 1996--The Company purchased the leaseholds of two New York theaters in July 1996. The total cost of $1,499,000 was paid in cash and was allocated as follows: $1,489,000--leasehold interests and $10,000-- covenant not to compete.

     December 1996--The Company purchased two theaters and the underlying real estate and the leasehold of another theater in New Jersey in December 1996. The total cost of $5,000,000 was paid with a $4,400,000 secured note and $600,000 subordinated note (see Note 5). The purchase price was allocated as follows:
$400,000--land, $1,300,000--buildings and leasehold improvements, $832,000--theater equipment, $848,000-- leasehold interests and $1,620,000--goodwill.

     The following unaudited pro forma results of operations for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1996 assume all of the Company's acquisitions occurred as of January 1, 1995 after giving effect to certain adjustments, including depreciation and increased interest expense on acquisition debt. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combinations been in effect on the dates indicated, or which may occur in the future.


                                                                              YEAR ENDED
                                                                             DECEMBER 31,            THREE MONTHS
                                                                      --------------------------        ENDING
                                                                         1995           1996        MARCH 31, 1996
                                                                      -----------    -----------    --------------
                                                                             (UNAUDITED)             (UNAUDITED)
Revenues...........................................................   $10,754,531    $13,182,481      $2,998,294
Net loss...........................................................   $(1,658,987)   $(1,268,766)     $ (453,762)
Net loss per common share..........................................   $      (.92)   $      (.71)     $     (.25)

NOTE 8--STOCKHOLDERS' EQUITY:

Stock Split--In May 1997, the Company's Board of Directors approved a 600 to 1 stock split which was subsequently effected in August 1997. Such stock split has been retroactively reflected in the accompanying consolidated financial statements.

Preferred Stock--The Company's Certificate of Incorporation authorizes the issuance of up to 2,500,000 shares of Preferred Stock. The Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more series and to establish and designate any such series and to fix the number of shares and the relative conversion rights, voting rights, terms of redemption and liquidation.

     During May and July, 1996, the Company sold a total of 779 shares of Class A Convertible Preferred Stock and preferred warrants for $2,500,000. The warrants, which expire in June 2006, entitle the holder to purchase up to 471 shares of Class A Convertible Preferred Stock at an exercise price defined in the warrants.

     The holders of the Class A Convertible Preferred Stock are entitled to receive preferential dividends, when and as declared by the Board of Directors. So long as any shares of Class A Convertible Preferred Stock are outstanding, unless all dividends on the Class A Convertible Preferred Stock have been paid, no dividend or other distribution may be paid or made on the Common Stock or any other capital stock of the Company ranking junior as to dividends to the Class A Convertible Preferred Stock. In the event of any sale of all or substantially all of the assets of the Company or any liquidation, dissolution or winding up of the Company, the holders of the Class A Convertible Preferred Stock will be entitled to receive an amount per share equal to a Liquidation Value (as defined) plus all declared but unpaid dividends per share on the Class A Convertible Preferred Stock, prior to

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               (Information after February 10, 1997 is unaudited)

NOTE 8--STOCKHOLDERS' EQUITY:--(CONTINUED)

any distribution to holders of the Common Stock or any other capital stock of the Company ranking junior upon liquidation or dissolution to the Class A Convertible Preferred Stock. The shares of Class A Convertible Preferred Stock are convertible at any time at the option of the holders thereof into shares of Common Stock at a conversion ratio of 600 to 1 as of the consummation of the offering contemplated herein. Upon the occurrence of certain events, the shares of Class A Convertible Preferred Stock will automatically convert into shares of common stock.

     The preferred warrants are not exercisable until June 1, 2001 unless, prior to that date, the Company sells all or substantially all of its assets, liquidates, dissolves or winds up or merges or consolidates with another corporation in a transaction in which certain voting rights are not maintained by the holders of the Company's voting stock. The number of shares of Class A Convertible Preferred Stock for which the preferred warrants are exercisable will be subject to reduction upon the occurrence of certain events. See 'The Concurrent Transactions' and 'Description of Capital Stock' included elsewhere in this Prospectus for additional information.

     Redemption Rights--A certain common stockholder has the right to sell its shares of Common Stock to the Company for a 30-day period commencing in 2002 at a redemption price based upon a formula. If such stockholder does not exercise that right, the Company has the right to purchase those shares of Common Stock from such stockholder for the 90-day period commencing after the expiration of that 30-day period at a price based upon the same formula. Those rights terminate upon the occurrence of certain events. Such stockholder and the Company have agreed to terminate those rights in connection with the offering contemplated herein.

     The holder of the Class A Convertible Preferred Stock has the right, exercisable on or after June 1, 2001, to sell to the Company all of those shares or the shares of Common Stock into which they have been converted at a redemption price determined in accordance with a specified formula. In connection with the offering contemplated in this Prospectus, such holder has agreed to terminate this right.

     The Company reports this redeemable stock at the current redemption value separately between liabilities and stockholders' equity, since redemption is outside of the Company's control. A corresponding reduction is made to stockholders' equity, as the equivalent of treasury stock. The per share redemption value of the Class A Convertible Preferred Stock is based on the greater of gross revenues (as defined) or six times theater operating income before general and administrative expenses, interest and taxes for the preceding twelve months divided by the number of shares of Common Stock issued and, as if converted or exercised, all convertible securities, options, warrants and similar instruments. The redemption value of the Common Stock is based on book value per share computed on a fully diluted basis.

     As described above, the Company and the respective stockholders have agreed to terminate their redemption rights in connection with the offering contemplated in this Prospectus. See 'The Concurrent Transactions' included elsewhere in this Prospectus for additional information.

     Other Warrants--In connection with the bank financing as described in Note 5 and pursuant to a May 1996 warrant agreement (amended in December 1996), the Company issued seven-year warrants in May and December 1996 to its principal lender to purchase 43,800 and 50,400 shares of the Common Stock, respectively, at an exercise price of $.01 per share. The warrants issued in connection with the bank financing and the related debt discount have been recorded based upon their estimated fair values.


NOTE 9--COMMITMENTS AND CONTINGENCIES:

     Theater Leases--Certain of the Company's subsidiaries have entered into lease arrangements for their respective theater facilities. The following is a schedule of future minimum rental payments required for all

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               (Information after February 10, 1997 is unaudited)

NOTE 9--COMMITMENTS AND CONTINGENCIES:--(CONTINUED)

non-cancellable operating leases (for theater facilities) that have initial or remaining lease terms in excess of one year at December 31, 1996:

         YEAR ENDING DECEMBER 31,
         --------------------------------------------------------------------
         1997..................................................   $   954,878
         1998..................................................       959,851
         1999..................................................       943,821
         2000..................................................       865,071
         2001..................................................       777,819
         2002 and thereafter...................................     6,868,926
                                                                  -----------
                                                                  $11,370,366
                                                                  -----------

     Rent expense for theater operating leases in 1996 and 1995 was approximately $802,000 and $290,000, respectively.

     In addition, the Company leases its administrative facilities under a lease, expiring in February 1998, which requires minimum annual payments of $22,200.

     Lease, Project Acquisition Costs and Escrow Deposits--During September 1995, the Company entered into an option agreement providing for the lease of three New York theater locations with the option to purchase certain assets relating to the three theaters. In consideration of the option granted by the agreement, the Company made an initial $200,000 payment which was financed by the potential seller. The option to purchase the assets for $1,500,000 is initially exercisable in September 1997. Until then, the Company is required to make two annual payments of at least $150,000, which it considers to be the equivalent of interest expense. An annual payment of $186,402 was made in 1996. If the Company does not exercise the option in 1997, it will be required to make three additional annual payments of at least $150,000 through the second exercisable date of September 2000. However, if, at the first exercisable date, revenues generated from the three theaters do not reach levels specified by the agreement, the Company has the right to terminate the agreement and would no longer be obligated for any remaining payments. The agreement also requires the Company to maintain an escrow deposit, which totaled approximately $294,000 at December 31, 1996 and March 31, 1997. Capitalized costs related to this project were approximately $274,000 at December 31, 1996 and March 31, 1997 and are included in project acquisition costs. It is the Company's present intention to ultimately exercise this option.

     The Company has also incurred certain costs associated with the development of an additional theater location, principally architect, legal and engineering fees. At December 31, 1996 and March 31, 1997, these project costs amounted to approximately $160,000 and $140,000, respectively.

     Employment Agreement--The Company is obligated through May 2003 to pay its President and Chief Executive Officer an annual base salary of $120,000, plus an additional amount based on gross revenue, such total not to exceed $750,000.

     Consulting Agreement--The Company has entered a consulting agreement with an affiliate of a stockholder, wherein for certain management services, the Company will pay $50,000 per year through May 1998, then at the rate of 50% of the Chief Executive Officer's base salary through May 2003 or until the shareholder should sell its shares.

                 CLEARVIEW CINEMA GROUP, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

               (Information after February 10, 1997 is unaudited)

NOTE 10--RELATED PARTY TRANSACTIONS:

     Subordinated notes payable to related parties are subordinate to the bank debt described in Note 5, are due two years from date of issuance and are summarized as follows:

                                                                        INTEREST
                             DESCRIPTION                                  RATE      DECEMBER 31, 1996    MARCH 31, 1997
---------------------------------------------------------------------   --------    -----------------    --------------
Notes payable of $400,000 to a director of the Company, $50,000 due in each of August and October 1997 and $300,000 due in December
  1998, all with interest payable quarterly, less unamortized
  discount of $12,360 and $9,341.....................................         8%       $   387,640         $  390,659
Notes payable of $400,000 to an affiliated entity of a director,
  $50,000 due in each of August and October 1997 and $300,000 due in
  December 1998, all with interest payable quarterly, less
  unamortized discount of $12,360 and $9,341.........................         8%           387,640            390,659
Note payable of $300,000 to a stockholder, due in August 1997, with interest payable quarterly, less unamortized discount of $1,412 and
  $588...............................................................         8%           298,588            299,412
                                                                                    -----------------    --------------
                                                                                         1,073,868          1,080,730
Less: Current maturities.............................................                      479,986            484,260
                                                                                    -----------------    --------------
                                                                                       $   593,882         $  596,470
                                                                                    -----------------    --------------
                                                                                    -----------------    --------------


     In connection with the issuance of this subordinated debt, the Company issued warrants to purchase a total of 75,000 shares of the Common Stock at $3.33 per share, expiring through October 2001; and warrants to purchase 45,000 shares of the Common Stock at $6.67 per share, expiring through December 2002. Of such warrants, all are currently exercisable, except for the warrants exercisable for 22,500 shares that would expire in December 2002. Those warrants will be canceled if the Company pays the related debt in full no later than December 13, 1997.

     The warrants issued in connection with these transactions and the related debt discount have been recorded based upon their estimated fair values.

     The Company has the option of converting the outstanding principal of each of the above notes on their maturity dates to new notes. The new notes will bear interest at the rate of 8% per annum with interest and principal due in 20 equal quarterly installments. Upon exercising its option, the Company would concurrently issue 5-year warrants to purchase 75,000 shares of the Company's Common Stock at an exercise price of $3.33 per share or warrants to purchase 45,000 shares of the Company's Common Stock at $6.67 per share.

     The related party subordinated notes payable mature as follows:

          YEAR ENDING DECEMBER 31,
          --------------------------------------------------

          1997..............................................   $  479,986
          1998..............................................      593,882
                                                               ----------
                                                               $1,073,868
                                                               ----------
                                                               ----------

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Clearview Cinema Group, Inc.

We have audited the combined statements of income of the Nelson Ferman Theaters at Emerson, New City, Allwood and Washington Township, movie theaters formerly owned by affiliates of Nelson Ferman, Inc., for the period of January 1, 1996 through May 29, 1996 (date of sale) and the year ended December 31, 1995. These combined financial statements are the responsibility of the management of the Nelson Ferman Theaters. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, combined financial statements referred to above present fairly, in all material respects, the results of operations of Nelson Ferman Theaters at Emerson, New City, Allwood and Washington Township, for the periods then ended in conformity with generally accepted accounting principles.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
April 1, 1997

            NELSON FERMAN THEATERS AT EMERSON, NEW CITY, ALLWOOD AND
                              WASHINGTON TOWNSHIP
                         COMBINED STATEMENTS OF INCOME

                                                                                                      PERIOD FROM
                                                                                    YEAR ENDED     JANUARY 1, THROUGH
                                                                                   DECEMBER 31,         MAY 29,
                                                                                       1995               1996
                                                                                   ------------    ------------------
THEATER REVENUES:
  Box office....................................................................    $3,679,118         $1,515,839
  Concession....................................................................       584,946            114,922
  Other.........................................................................        21,797             23,308
                                                                                   ------------    ------------------
                                                                                     4,285,861          1,654,069
                                                                                   ------------    ------------------

OPERATING EXPENSES:
  Film rental and booking fees..................................................     1,787,212            564,142
  Theater operating expenses....................................................     1,370,367            622,997
  General and administrative expenses...........................................       705,300            282,220
  Depreciation and amortization.................................................       161,563             67,317
                                                                                   ------------    ------------------
                                                                                     4,024,442          1,536,676
                                                                                   ------------    ------------------

OPERATING INCOME................................................................       261,419            117,393
INTEREST EXPENSE................................................................        20,613             35,965
                                                                                   ------------    ------------------
NET INCOME......................................................................    $  240,806         $   81,428
                                                                                   ------------    ------------------
                                                                                   ------------    ------------------

See accompanying Notes to Combined Statements of Income.

                  NELSON FERMAN THEATERS AT EMERSON, NEW CITY,
                        ALLWOOD AND WASHINGTON TOWNSHIP
                     NOTES TO COMBINED STATEMENTS OF INCOME

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Combination and Nature of the Business--The combined financial statements include the accounts of four theater affiliates of Nelson Ferman, Inc. ('Nelson Ferman'): Emerson ('Emerson'), New City ('New City'), Allwood ('Allwood') and Washington Township ('Washington'), collectively, the 'NF Theater Group'. Until May 29, 1996, these theaters were part of an independent theater circuit with locations in New Jersey and New York. All significant intercompany balances and transactions have been eliminated in combination.

     The NF Theater Group operated multi-screen first run theaters in New Jersey and New York.

     Revenue Recognition--The NF Theater Group recognizes revenue from ticket sales at the time of sale. Concessions sales are recognized as a commission from a third party, when earned.

     Estimates and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

     Property and Equipment--Property and equipment are stated at cost. Theater equipment is depreciated over a period of 5 to 7 years using straight line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the term of the related lease or the estimated useful life of the asset, whichever is less.

     Rent Expense--The NF Theater Group leased its theater facilities pursuant to various long-term leases. Additional rent was paid for common area maintenance and was also charged based on a percentage of net revenue in excess of a predetermined amount. Rent for the NF Theater Group amounted to approximately $162,000 for the period ended May 29, 1996 and $344,000 for the year ended December 31, 1995.

     Income Taxes--The members of the NF Theater Group had elected under Section 1361 of the Internal Revenue Code of 1986, as amended, to be taxed as 'S' corporations. Under those provisions, all earnings and losses of the members of the NF Theater Group were reported on the tax returns of their shareholders. Accordingly, no provisions have been made for federal income tax reporting purposes. The NF Theater Group continues to be subject to state income taxes at reduced rates.

NOTE 2--RELATED PARTY TRANSACTIONS:

     Operating Expenses and Management Fees--The NF Theater Group's operations through the date of sale were significantly controlled by Nelson Ferman. In that regard, the cash deposited in the operating accounts of each theater was transferred to Nelson Ferman, which used the funds to pay operating expenses, along with the funds from other Nelson Ferman affiliated theaters, using an integrated system.

     In addition to the normal operating expenses, the NF Theater Group was allocated a management fee from Nelson Ferman based on total corporate overhead. The management fee allocation amounted to approximately $705,000 for the year ended December 31, 1995 and $282,000 for the period ended May 29, 1996.

NOTE 3--SUBSEQUENT EVENT:

     On May 29, 1996, substantially all of the NF Theater Group's assets, including leasehold interests, equipment and various operating contracts were sold to Clearview Cinema Group, Inc. ('Clearview') for $5,000,000 in cash and 208,200 shares of common stock of Clearview.

     The theaters began operating, effective May 30, 1996, as Clearview theaters at which time the third party concession commission arrangements were discontinued and Clearview commenced operating the concession facilities. The results of operations of the NF Theater Group subsequent to the acquisition are included in Clearview's results of operations.

     See Note 7 of the Notes to Consolidated Financial Statements of Clearview Cinema Group, Inc. and Subsidiaries included elsewhere in this Prospectus for additional information.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Clearview Cinema Group, Inc.

We have audited the combined statements of income of Magic Cinemas at Bergenfield, Tenafly and Closter, movie theaters formerly owned by Magic Cinemas, LLC, for the period of January 1, 1996 through December 13, 1996 (date of sale) and the year ended December 31, 1995. These combined financial statements are the responsibility of the management of Magic Cinemas, LLC. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, combined financial statements referred to above present fairly, in all material respects, the results of operations of Magic Cinemas at Bergenfield, Tenafly and Closter, for the periods then ended in conformity with generally accepted accounting principles.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
April 10, 1997

               MAGIC CINEMAS AT BERGENFIELD, TENAFLY AND CLOSTER
                         COMBINED STATEMENTS OF INCOME

                                                                                                         PERIOD FROM
                                                                                                          JANUARY 1,
                                                                                                           THROUGH
                                                                                       YEAR ENDED        DECEMBER 13,
                                                                                   DECEMBER 31, 1995         1996
                                                                                   ------------------    ------------
THEATER REVENUES:
  Box office....................................................................       $1,772,745         $1,743,015
  Concession....................................................................          504,905            521,737
  Other.........................................................................          136,225            149,986
                                                                                   ------------------    ------------
                                                                                        2,413,875          2,414,738
                                                                                   ------------------    ------------

OPERATING EXPENSES:
  Film rental and booking fees..................................................          832,834            809,353
  Cost of concession sales......................................................           89,925             85,090
  Theater operating expenses....................................................          768,530            865,639
  General and administrative expenses...........................................          173,186            169,032
  Depreciation and amortization.................................................          255,067            168,704
                                                                                   ------------------    ------------
                                                                                        2,119,542          2,097,818
                                                                                   ------------------    ------------

OPERATING INCOME................................................................          294,333            316,920
INTEREST EXPENSE................................................................          243,290             45,408
                                                                                   ------------------    ------------
NET INCOME......................................................................       $   51,043         $  271,512
                                                                                   ------------------    ------------
                                                                                   ------------------    ------------

See accompanying Notes to Combined Statements of Income.

               MAGIC CINEMAS AT BERGENFIELD, TENAFLY AND CLOSTER
                     NOTES TO COMBINED STATEMENTS OF INCOME

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Combination and Nature of the Business--The combined financial statements include the accounts of three theater divisions of Magic Cinemas, LLC: Bergenfield ('Bergenfield'), Tenafly ('Tenafly') and Closter ('Closter'), collectively, the 'Magic Theater Group'. Until December 13, 1996, these theaters were divisions of Magic Cinemas, LLC ('Magic'), an independent theater circuit with locations in New Jersey and Pennsylvania. All significant intercompany balances and transactions have been eliminated in combination.

     The Magic Theater Group operated multi-screen first run theaters in New Jersey.

     Revenue Recognition--The Magic Theater Group recognizes revenue from ticket and concessions sales at the time of sale. Rental income is recognized in the month that it is earned.

     Estimates and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

     Property and Equipment--Property and equipment are stated at cost. Buildings and improvements, theater equipment and office furniture and equipment are depreciated using straight line and accelerated methods over the estimated useful lives of the assets. In general, the estimated useful lives used in computing depreciation and amortization are: buildings and improvements--39 years; theater equipment--5 to 7 years; office furniture and equipment--5 to 7 years. Leasehold improvements are amortized using the straight-line method over the term of the related lease or the estimated useful life of the asset, whichever is less.

     Rent Expense--The Closter facility has an operating lease which contains predetermined increases in the rental payable during the term of such lease. For this lease, the aggregate rental expense is recognized on a straight-line basis over the lease term. The differences between the expense charged to operations and amounts payable under such leases are recorded annually as deferred rent expense, which will ultimately reverse over the lease term. Additional rent is paid for common area maintenance and may also be charged based on a percentage of net revenue in excess of a predetermined amount.

     Rent expense for the Closter theater amounted to approximately $77,000 for the period ended December 13, 1996 and $50,000 for the year ended December 31, 1995.

     Theaters located in Bergenfield and Tenafly were owned by the Magic Theater Group.

     Income Taxes--For the year ended December 31, 1995, the Magic Theater Group had elected under Section 1361 of the Internal Revenue Code of 1986, as amended, to be taxed as 'S' corporations and, for the period ended December 13, 1996, Magic was treated as a partnership for Federal and New Jersey state income tax reporting purposes. Under these provisions, all earnings and losses were reported on the tax returns of the respective shareholders, partners or members. Accordingly, no provisions have been made for federal income tax reporting purposes.

NOTE 2--RELATED PARTY TRANSACTIONS:

     Operating Expenses and Management Fees--The Magic Theater Group's operations through the date of sale by Magic were significantly controlled by Magic. In that regard, the cash deposited to the Magic Theater Group's operating accounts was transferred to Magic which used the funds to pay operating expenses, along with funds from other Magic-owned theaters, on a company-wide basis using an integrated system.

     In addition to the normal operating expenses, the Magic Theater Group was allocated a management fee from the corporate division of Magic based on corporate overhead. The management fee amounted to approximately $149,000 for the year ended December 31, 1995. For the period ended December 13, 1996, an administrative charge was provided based on Magic's historical percentage of corporate overhead.

               MAGIC CINEMAS AT BERGENFIELD, TENAFLY AND CLOSTER
              NOTES TO COMBINED STATEMENTS OF INCOME--(CONTINUED)

NOTE 2--RELATED PARTY TRANSACTIONS:--(CONTINUED)
     Interest Expense--Interest expense for the period ended December 13, 1996 and the year ended December 31, 1995 was for interest paid and/or owed to related parties. On March 22, 1996, the underlying related party debt was restructured into equity.

NOTE 3--SUBSEQUENT EVENTS:

     On December 13, 1996, substantially all of the Magic Theater Group's assets, including land, building, equipment and various operating contracts and leases were sold to Clearview Cinema Group, Inc. ('Clearview') at a sale price of $5,000,000. The theaters began operating, effective December 14, 1996, as Clearview theaters and the results of operations subsequent to the acquisition are included in Clearview's results of operations.

     See Note 7 of the Notes to the Consolidated Financial Statements of Clearview Cinema Group, Inc. and Subsidiaries included elsewhere in this Prospectus for additional information.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Clearview Cinema Group, Inc.

We have audited the combined balance sheet of the United Artist Theatre Circuit, Inc. Theaters at Bronxville, Larchmont, Wayne, New City and Mamaroneck (the 'UA Theaters'), as of December 31, 1996 and the related combined statements of income and divisional equity and cash flows for each of the two years in the period ended December 31, 1996. These combined financial statements are the responsibility of the management of United Artist Theatre Circuit, Inc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the UA Theaters at December 31, 1996 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the combined financial statements, United Artist Theatre Circuit, Inc. changed its method of accounting for impairment of long-lived assets in accordance with SFAS 121 in 1996.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
June 4, 1997

            UNITED ARTISTS THEATRES AT BRONXVILLE, LARCHMONT, WAYNE,
                            NEW CITY AND MAMARONECK
                            COMBINED BALANCE SHEETS

                                                                                        DECEMBER 31,    MARCH 31,
                                                                                            1996          1997
                                                                                        ------------    ----------
                                                                                                        (UNAUDITED)
                                       ASSETS
CURRENT ASSETS:
  Cash...............................................................................    $   61,716     $   65,666
  Inventories........................................................................        22,122         22,930
  Other current assets...............................................................        19,366         43,799
                                                                                        ------------    ----------
     Total current assets............................................................       103,204        132,395
                                                                                        ------------    ----------
PROPERTY AND EQUIPMENT, LESS ACCUMULATED DEPRECIATION................................     4,846,814      4,827,793
                                                                                        ------------    ----------
OTHER ASSETS:
  Due from parent and affiliate......................................................     2,955,667      3,247,520
  Security deposits..................................................................         2,000          2,000
                                                                                        ------------    ----------
                                                                                          2,957,667      3,249,520
                                                                                        ------------    ----------
                                                                                         $7,907,685     $8,209,708
                                                                                        ------------    ----------
                                                                                        ------------    ----------
                          LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses..............................................    $  731,595     $  932,282

DIVISIONAL EQUITY....................................................................     7,176,090      7,277,426
                                                                                        ------------    ----------
                                                                                         $7,907,685     $8,209,708
                                                                                        ------------    ----------
                                                                                        ------------    ----------

See accompanying notes to combined financial statements.

            UNITED ARTISTS THEATRES AT BRONXVILLE, LARCHMONT, WAYNE,
                            NEW CITY AND MAMARONECK
              COMBINED STATEMENTS OF INCOME AND DIVISIONAL EQUITY


                                                                                   THREE MONTHS ENDED MARCH
                                                   YEAR ENDED DECEMBER 31,                   31,
                                                  --------------------------      --------------------------
                                                     1995            1996            1996            1997
                                                  ----------      ----------      ----------      ----------
                                                                                         (UNAUDITED)
THEATER REVENUES:
  Box office.................................     $3,503,949      $3,578,346      $  864,313      $  961,187
  Concession.................................      1,004,651       1,048,292         239,725         278,823
  Other......................................        147,248         174,334          35,051          39,238
                                                  ----------      ----------      ----------      ----------
                                                   4,655,848       4,800,972       1,139,089       1,279,248
                                                  ----------      ----------      ----------      ----------
OPERATING EXPENSES:
  Film rental and booking fees...............      1,556,970       1,603,729         362,806         482,578
  Cost of concession sales...................        171,003         176,031          42,005          43,294
  Theater operating expenses.................      1,734,320       1,828,092         444,099         470,704
  General and administrative.................         71,634          71,366          16,933          19,890
  Depreciation and amortization..............        224,947         216,154          56,033          49,142
  Impairment of long-lived assets............             --         224,908              --              --
                                                  ----------      ----------      ----------      ----------
                                                   3,758,874       4,120,280         921,876       1,065,608
                                                  ----------      ----------      ----------      ----------
OPERATING INCOME.............................        896,974         680,692         217,213         213,640
INTEREST EXPENSE.............................        588,577         444,534         111,000         112,304
                                                  ----------      ----------      ----------      ----------
NET INCOME...................................        308,397         236,158         106,213         101,336

DIVISIONAL EQUITY:
  Beginning of period........................      6,631,535       6,939,932       6,939,932       7,176,090
                                                  ----------      ----------      ----------      ----------
  End of period..............................     $6,939,932      $7,176,090      $7,046,145      $7,277,426
                                                  ----------      ----------      ----------      ----------
                                                  ----------      ----------      ----------      ----------


See accompanying notes to combined financial statements.

            UNITED ARTISTS THEATRES AT BRONXVILLE, LARCHMONT, WAYNE,
                            NEW CITY AND MAMARONECK
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER       THREE MONTHS ENDED
                                                                            31,                   MARCH 31,
                                                                   ----------------------    --------------------
                                                                     1995         1996         1996        1997
                                                                   --------    ----------    --------    --------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................................   $308,397    $  236,158    $106,213    $101,336
  Adjustments to reconcile net income (loss) to net cash flows from operating activities:
     Depreciation and amortization..............................    224,947       216,154      56,033      49,142
     Loss in impairment of long-lived asset.....................         --       224,908          --          --
     Changes in operating assets and liabilities:
       Inventories..............................................        299        (1,442)     (1,073)       (808)
       Other current assets.....................................        471        19,510      14,586     (24,433)
       Security deposits........................................         --        (2,000)     (2,000)         --
       Accounts payable and accrued expenses....................    (73,043)      274,470      51,129     200,687
                                                                   --------    ----------    --------    --------
          Net cash flows from operating activities..............    461,071       967,758     224,888     325,924
                                                                   --------    ----------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment............................   (180,994)      (46,942)    (28,277)    (30,121)
  Advances to parent and affiliate..............................   (250,028)   (1,004,461)   (289,193)   (291,853)
                                                                   --------    ----------    --------    --------
          Net cash flows from investing activities..............   (431,022)   (1,051,403)   (317,470)   (321,974)
                                                                   --------    ----------    --------    --------
NET CHANGE IN CASH..............................................     30,049       (83,645)    (92,582)      3,950
CASH, BEGINNING OF PERIOD.......................................    115,312       145,361     145,361      61,716
                                                                   --------    ----------    --------    --------
CASH, END OF PERIOD.............................................   $145,361    $   61,716    $ 52,779    $ 65,666
                                                                   --------    ----------    --------    --------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.................................................   $     --    $       --    $     --    $     --
                                                                   --------    ----------    --------    --------
  Income taxes paid.............................................   $     --    $       --    $     --    $     --
                                                                   --------    ----------    --------    --------

See accompanying notes to combined financial statements.

                UNITED ARTISTS THEATRE CIRCUIT, INC. CINEMAS AT
             BRONXVILLE, LARCHMONT, WAYNE, NEW CITY AND MAMARONECK
                     NOTES TO COMBINED FINANCIAL STATEMENTS
            (Data relating to March 31, 1997 and 1996 are unaudited)

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Principles of Combination--The combined financial statements include the accounts of the United Artist Theatre Circuit, Inc. theaters at Bronxville, Larchmont, Wayne, New City and Mamaroneck (the 'UA Theaters'). All significant inter-location balances and transactions have been eliminated in combination.

     Nature of the Business--The UA Theaters are regional motion picture houses located in suburban communities in the New York/New Jersey metropolitan area.

     Revenues and Film Rental Costs--The UA Theaters recognize revenues from box office admissions and concession sales at the time of sale. Film rental costs are based a film's box office receipts and length of a film's run.

     Seasonality--The UA Theaters' business is seasonal with a large portion of their revenues and profits being derived during the summer months (June through August) and the holiday season (November and December).

     Estimates and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

     Inventories--Inventories consist of concession products and are stated at the lower of cost (first-in, first-out method) or market.

     Property and Equipment--Property and equipment are stated at cost. Buildings and improvements, theater equipment and office furniture and equipment are depreciated using straight line and accelerated methods over the estimated useful lives of the assets. In general, the estimated useful lives used in computing depreciation and amortization are: buildings and improvements--39 years; theater equipment--5 to 10 years; office furniture and equipment--5 to 10 years. Leasehold improvements are amortized using the straight-line method over the term of the related lease or the estimated useful life of the asset, whichever is less.

     Rent Expense--The Wayne theater included in the combined financial statements is operated under a lease that contains predetermined increases in the rent payable during the term of such lease. For this lease, the aggregate rental expense over the lease term is recognized on a straight-line basis over the lease term. The differences between the expense charged to operations and the amount payable under that lease are recorded annually as deferred rent expense, which will ultimately reverse over the lease term.

     Additional rent is paid for common area maintenance and may also be charged based on a percentage of net revenue in excess of a predetermined amount.

     Financial Instruments--Financial instruments include cash, security deposits, accounts payable and accrued expenses The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information concerning financial instruments with similar characteristics available to management.

     Impairment of Long-Lived Assets--In 1996, the United Artists Theatre Circuit, Inc. ('UA') adopted Statement of Financial Accounting Standards ('SFAS') No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of' (See Note 4). SFAS No. 121 prescribes that an impairment loss is recognized in the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable.

     Interim Reporting--The interim financial statements included herein reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Such adjustments consist solely of normal recurring accruals. Results for interim periods are not necessarily indicative of results for a full year.

                UNITED ARTISTS THEATRE CIRCUIT, INC. CINEMAS AT
             BRONXVILLE, LARCHMONT, WAYNE, NEW CITY AND MAMARONECK
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


            (Data relating to March 31, 1997 and 1996 are unaudited)

NOTE 2--PROPERTY AND EQUIPMENT:

     Property and equipment are summarized as follows:

                                                                    DECEMBER 31,    MARCH 31,
                                                                        1996           1997
                                                                    ------------    ----------
Land.............................................................    $1,520,650     $1,520,650
Buildings and improvements.......................................     1,584,363      1,584,363
Leasehold improvements...........................................     1,922,135      1,928,550
Office furniture and equipment...................................       874,058        897,702
                                                                    ------------    ----------
                                                                      5,901,206      5,931,265
Less: Accumulated depreciation and amortization..................     1,054,392      1,103,472
                                                                    ------------    ----------
                                                                     $4,846,814     $4,827,793
                                                                    ------------    ----------
                                                                    ------------    ----------


NOTE 3--COMMITMENTS AND CONTINGENCIES:

     Theater Leases--Certain of the UA Theaters are operated under lease arrangements. The following is a schedule of future minimum rental payments required for all non-cancellable operating leases (for theater facilities) that have initial or remaining lease terms in excess of one year at December 31, 1996:



       YEAR ENDING DECEMBER 31,
       -----------------------------------------------------
       1997................................................. $  121,293
       1998.................................................    121,293
       1999.................................................    121,293
       2000.................................................    121,293
       2001.................................................    122,439
       2002 and thereafter..................................    961,689
                                                             ----------
                                                             $1,569,300
                                                             ----------
                                                             ----------
     Rent expense for theater operating leases in 1995 and 1996 was approximately $108,000 and $151,000, respectively.

NOTE 4--IMPAIRMENT OF LONG-LIVED ASSETS:

     In the third quarter of 1996, UA recorded a $224,908 charge for the difference between the fair value and the carrying value of the New City theater location. The fair value was determined based on an offer received by UA to sell such location for approximately $1,300,000, reduced further for estimated sales costs.

NOTE 5--RELATED PARTY TRANSACTIONS:

     Operating Expenses, Management Fees and Interest Expense--The UA Theaters' operations through the date of sale were significantly controlled by UA. In that regard, the cash deposited to the UA Theaters' operating accounts was transferred to UA which used the funds to pay operating expenses, along with the funds from other UA affiliated theaters, on a company-wide basis using an integrated system.

     Interest expense represents an allocation of interest costs incurred by UA and is charged to the UA Theaters based on each theater's respective net assets.

NOTE 6--SUBSEQUENT EVENTS (UNAUDITED):


     In July, 1997, UA entered into an agreement to sell substantially all of the assets, including leasehold interests, equipment and various operating contracts, of the UA Theaters to Clearview Cinema Group, Inc. for $8,650,000.

================================================================================

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR REPRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN RESPECT OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS. HOWEVER, IN THE EVENT OF A MATERIAL CHANGE, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED ACCORDINGLY.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     3
Risk Factors...................................     8
The Concurrent Transactions....................    12
Use of Proceeds................................    13
Dividend Policy................................    13
Capitalization.................................    14
Dilution.......................................    15
Pro Forma Consolidated Financial Data..........    16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    23
Business.......................................    28
Management and Directors.......................    36
Certain Transactions...........................    39
Principal Stockholders.........................    42
Description of Capital Stock...................    43
Shares Eligible For Future Sale................    46
Underwriting...................................    47
Legal Matters..................................    49
Experts........................................    49
Additional Information.........................    49
Index to Financial Statements..................   F-1


UNTIL SEPTEMBER 12, 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

                                1,000,000 SHARES


                     [LOGO CLEARVIEW CINEMA GROUP, INC.]

                                  COMMON STOCK

                               ------------------
                                   PROSPECTUS
                              -------------------

                              PRIME CHARTER LTD.


                                August 18, 1997


================================================================================